    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2000



                                            REGISTRATION STATEMENT NO. 333-94339


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         GLOBAL TELESYSTEMS EUROPE B.V.
             (Exact name of Registrant as specified in its charter)

        THE NETHERLANDS                      4813                            NONE
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)

                             ---------------------
                               WORLD TRADE CENTER
                               STRAWINSKYLAAN 425
                               1077 XX AMSTERDAM
                                THE NETHERLANDS
                                 31-20-575-2160
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                               NEW YORK, NY 10011
                                 (212) 894-8700
 (Name, address, including zip code, and telephone number, including area code, of agent for process)
                             ---------------------

                                 with copies to


                           CHRISTOPHER C. PACI, ESQ.

                              SHEARMAN & STERLING

                              599 LEXINGTON AVENUE


                               NEW YORK, NY 10022


                                  212-848-4000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED            PER UNIT        OFFERING PRICE(1)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
10 1/2% Senior Notes due 2006...  Euro 225,000,000           100%             $231,615,000         $61,146(2)
------------------------------------------------------------------------------------------------------------------
11% Senior Notes due 2009.......  Euro 275,000,000           100%             $283,085,000         $74,734(2)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Calculated based on the euro noon buying rate on January 7, 2000 of $1.0294 per Euro 1.00.

(2) The registration fee was calculated pursuant to Rule 457(f)(2) under the Securities Act based on the euro noon buying rate on January 7, 2000 of $1.0294 per Euro 1.00.

     THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     [GLOBAL TELESYSTEMS EUROPE B.V. LOGO]

                         GLOBAL TELESYSTEMS EUROPE B.V.

                               OFFER TO EXCHANGE
                            ANY AND ALL OUTSTANDING

                         10 1/2% SENIOR NOTES DUE 2006
             (E225,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         10 1/2% SENIOR NOTES DUE 2006

                                      AND

                           11% SENIOR NOTES DUE 2009
             (E275,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                           11% SENIOR NOTES DUE 2009
                                       OF

                         GLOBAL TELESYSTEMS EUROPE B.V.

                            TERMS OF EXCHANGE OFFER


- Expires 5:00 p.m., London time on March 7, 2000, unless extended


- Not subject to any other condition other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

- Tenders of outstanding notes may be withdrawn by you any time prior to 5:00 p.m., London time, on the date of the expiration of the Exchange Offer

- The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes

- We will not receive any proceeds from the Exchange Offer

- The terms of the exchange notes to be issued are substantially similar to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes

- We intend to list the exchange notes on the Luxembourg Stock Exchange

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this prospectus is February 7, 2000.

     The Exchange Offer is not being made to, nor will we accept surrenders of or exchange from, holders of outstanding notes in any jurisdiction in which the Exchange Offer or the acceptance of outstanding notes would not be in compliance with the securities or blue sky laws of such jurisdiction.

     No dealer, salesperson or other individual has been authorized to give any information or make any representation not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus, nor any distribution of securities made using this prospectus shall under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

     The securities may not be offered or sold in or into the United Kingdom except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulation 1995. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to securities in, from or otherwise involving the United Kingdom.

     Exchange Notes may not be offered in the Netherlands or elsewhere to the account of any person or entity other than to persons or entities who or which trade or invest in notes in the conduct of a profession or business within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995) and its implementing regulations (which includes banks, investment banks, brokers, dealers, pension funds, insurance companies, securities firms, investment institutions, other institutional investors, and other parties including inter alia treasuries and finance companies of large enterprises which regularly, as an ancillary activity, trade or invest in securities).

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Where You Can Find More Information.........................   iii
Incorporation of Certain Documents by Reference.............    iv
Service of Process and Enforceability of Civil
  Liabilities...............................................     v
Disclosure Regarding Forward-Looking Statements.............     v
Certain Definitions and Presentation of Information.........    vi
Name Change.................................................    vi
Summary.....................................................     1
Risk Factors................................................    13
Use of Proceeds.............................................    27
The Exchange Offer..........................................    28
Capitalization..............................................    34
Selected Consolidated Financial Data........................    35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    36
Business....................................................    43
Licenses and Regulatory Issues..............................    57
Management..................................................    62
Security Ownership of Principal Shareholders and
  Management................................................    70
Certain Relationships and Related Transactions..............    71
Description of Other Indebtedness...........................    73
Description of the Exchange Notes...........................    75
Certain Tax Considerations..................................   109
Plan of Distribution........................................   113
Legal Matters...............................................   113
Experts.....................................................   114
General Listing Information.................................   114
Glossary....................................................   116
Index to Financial Statements...............................   F-1


                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. Copies of documents we file can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This website contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the Commission.

     This prospectus constitutes a part of a registration statement filed by us with the Commission under the Securities Act of 1933, as amended. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. Therefore, we make in this prospectus reference to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete, and in each instance you should refer to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The indentures governing the outstanding notes provide that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Securities Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Securities Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Securities Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Securities Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Securities Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Securities Exchange Act, we will then provide promptly upon written request, and at our cost, copies of such reports to prospective purchasers of the notes.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the Commission (File No. 333-37719):

          (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999.

          (b) our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1999, filed with the Commission on May 17, 1999, the quarter ended June 30, 1999, filed with the Commission on August 13, 1999, and the quarter ended September 30, 1999, filed with the Commission on November 3, 1999.

          (c) our Current Report on Form 8-K filed on November 23, 1999.

          (d) all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the registration statement of which this prospectus is part and prior to the effectiveness thereof or after the date of this prospectus and prior to the termination of the offering made hereby.

     As noted above, any statement contained in this prospectus, or in any documents incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM US AT OUR PRINCIPAL EXECUTIVE OFFICES LOCATED AT WORLD TRADE CENTER, STRAWINSKYLAAN 425, 1077 XX AMSTERDAM, THE NETHERLANDS, TELEPHONE NUMBER (011) (31-20) 575-2160. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

                             SERVICE OF PROCESS AND
                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of the Netherlands and substantially all of our assets are located outside the United States. In addition, certain members of our management board and supervisory board are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or GTS Europe judgments of courts of the United States based upon civil liabilities under the United States federal securities laws. We have been advised by our Netherlands counsel, Allen & Overy, Amsterdam office, that since there is no treaty between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgments, United States judgments are not enforceable in the Netherlands. However, assuming submission by GTS Europe to the jurisdiction of the United States courts, a final judgment for the payment of money obtained in a United States court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a United States court, without substantive re-examination of the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of the Netherlands. Notwithstanding the foregoing, there can be no assurance that United States investors will be able to enforce against GTS Europe, or members of the management board or the supervisory board, or certain experts named in this prospectus who are residents of the Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on GTS Europe or on the members of the management board or the supervisory board in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands against GTS Europe or such members.

     We are organized in the Netherlands as a besloten vennootschap and we currently maintain our registered offices at World Trade Center, Strawinskylaan 425, 1077 XX Amsterdam, The Netherlands, and our telephone number is 31-20-575-2160. We have been incorporated since July 6, 1993 under the laws of the Netherlands.
                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements as to how we may perform in the future. We have based these forward-looking statements on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     - Risk of delay in implementing our business plan;

     - Risks relating to our network;

     - Anticipated trends and conditions in our industry;

     - Heightened competition; and

     - Our need for additional, substantial financing.

     These forward-looking statements are principally contained in the following sections of the prospectus:

     - Risk Factors;

     - Management's Discussion and Analysis of Financial Condition and Results of Operations; and

     - Business.

     In addition, in those and other portions of this prospectus, the words and phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook" are intended to identify forward-looking statements. These statements should be viewed with caution.

     These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1998. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

              CERTAIN DEFINITIONS AND PRESENTATION OF INFORMATION

     As used in this prospectus, "GTS Europe" or the "Company" means Global TeleSystems Europe B.V., formerly known as Hermes Europe Railtel B.V., a Netherlands corporation. Unless the context otherwise requires, the terms "we", "us", "our" and similar terms used in this prospectus refer to GTS Europe. References to "BF" are to Belgian Francs and references to "dollars," "U.S. dollars," "U.S.$" or "$" are to United States dollars. References to "Euro" or "E" are to the currency of the European Communities ("EC") introduced at the start of the third stage of European economic and monetary union on January 1, 1999, pursuant to the Treaty on European Union.

     Solely for the convenience of the reader, this prospectus contains translations of certain Euro amounts into dollars and certain dollar amounts into Euros. These translations should not be construed as representations that the Euro amounts actually represent such dollar amounts or vice versa, or could have been or will be converted into dollars or Euros at the rate indicated or at all. Unless otherwise indicated, the translations of dollars into Euros have been made at $1.041 per Euro, the noon buying rate in The City of New York for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York on November 17, 1999.

     Technical terms used in our business are explained in the "Glossary" at the end of this prospectus.

                                  NAME CHANGE

     A notarial deed amending our Articles of Association to change our name from Hermes Europe Railtel B.V. to Global TeleSystems Europe B.V. was executed on October 22, 1999. The change in our legal name became effective on November 8, 1999.
                             ---------------------

     THIS EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE OF OUTSTANDING NOTES WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                    SUMMARY

     This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the offer fully and for a more complete description of the legal terms of the offer, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page iii. We encourage you to read this entire document and the documents incorporated by reference in this document.

The Exchange Offer

     On November 24, 1999, we completed a private offering consisting of:

     - E225,000,000 10 1/2% Senior Notes due 2006

       and

     - E275,000,000 11% Senior Notes due 2009.

     On the same day, we entered into a registration rights agreement relating to the 10 1/2% Senior Notes due 2006 and the 11% Senior Notes due 2009 with the initial purchasers in the private offering of these securities in which we agreed, among other things, to deliver to you this prospectus and to complete this exchange offer within 180 days of the issuance of the 10 1/2% Senior Notes due 2006 and the 11% Senior Notes due 2009. The 10 1/2% Senior Notes due 2006 and the 11% Senior Notes due 2009 can now be tendered for exchange. You should read the discussion under the heading "Summary Description of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

     We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

Our Company

     We are one of the leading European providers of managed bandwidth and related telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers. We operate the largest centrally managed fiber optic network in Europe over which we offer a broad and sophisticated range of services. In addition, we operate a Tier-1 Internet backbone that connects European Internet service providers to the Internet. We believe our early entry into the market, supported by the reach of our high capacity network, a low-cost position and our focus on building strategic relationships with our customers, has allowed us to create sustainable advantages in a large and growing market.

     For the three-month and nine-month periods ended September 30, 1999, we had revenues of $90.1 million and $213.0 million, respectively, and EBITDA of $49.5 million and $112.2 million, respectively. At September 30, 1999, we had 156 customers under contract for service on our network, which represents an increase from 133 and 137 customers at the end of the first two quarters of 1999, respectively. At September 30, 1999, our customers were contractually obligated to pay us an aggregate of $548.2 million for future services, provided we perform in accordance with contractual specifications. This amount increased from $450.3 million and $498.7 million at March 31, 1999 and June 30, 1999, respectively.

     We primarily provide large capacity cross-border European and transatlantic services over an integrated, managed network. Our network, based on dense wavelength division multiplexing and synchronous digital hierarchy technology, provides digital transmission capability upon which a broad range of advanced applications may be built. Our network offers network availability, flexibility, reliability and bandwidth speeds not widely available for transport of telecommunications traffic across national borders in western Europe. Our network is designed to provide customers with a wide variety of bandwidth speeds, ranging from a data transmission rate of 2 megabits per second to a data transmission rate of 2.5 gigabits per second. Access to our network allows our customers to rapidly enter the markets they are targeting while benefitting from low unit cost that our network provides.

     Tailored to meet the diverse requirements of several customer segments, our services include three classes of outsourcing levels. First, our unprotected ring services provide diversely routed paths on which customers deploy their own termination equipment and perform protection schemes themselves. Second, our protected services provide self-healing point-to-point links managed end-to-end by us. Finally, we offer turn-key network solutions where we perform all network management functions on infrastructure that is fully dedicated to our customer. Depending on the customer's bandwidth and application requirements, these three classes of bandwidth services run on two underlying technologies: either synchronous digital hierarchy technology over dense wavelength division multiplexing (for speeds ranging from 2 megabits per second to 155 megabits per second) or directly on dense wavelength division multiplexing (for speeds ranging from 155 megabits per second to 2.5 gigabits per second).

     In addition to providing sophisticated and flexible value-added services, we intend to quickly and efficiently deploy our network presence wherever our current and future customers need to originate and/or terminate traffic. This has led to the rapid expansion of our network throughout Europe, as well as to our purchase of transatlantic transmission capacity.

     The current and future growth in the Internet has a significant impact on the carrier business. In addition to increasing the amount of data that is being transported across borders, the Internet influences the transport technologies, the traffic patterns and the segments that require carrier-like services.

     We offer, through our GTS Ebone brand name, Internet service providers, value added network service providers, multimedia providers and Web-hosting companies, a carriers'-grade Internet access service.

     We began providing services to our customers in November 1996. We believe that our early entry into the European carriers' carrier market has provided us with several competitive advantages over other providers of telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers. We believe we are a pioneer in Europe in fiber optic network deployment and service development. We have established long-term contracts with telecommunications carriers, Internet service providers and other bandwidth-intensive customers, in many instances capturing customers in some of the most rapidly growing new market segments. In many cases, by providing mission-critical value-added solutions to our customers, we seek to establish ourselves as their strategic partner. This degree of integration in our customers' operations has often provided us with the opportunity to introduce and implement additional products and services with the customer, thereby enabling us to further penetrate our customer base. As a result of our strong position in the European telecommunications market, we have been able to attract and retain a talented, multi-cultural, highly skilled workforce specialized in our leading-edge technological industry.

     Our customers include:

     - European incumbent telecommunications
       operators

     - alternative carriers

     - voice resellers

     - international carriers

     - national Internet service providers

     - multinational Internet service providers

     - value added network service providers

     - Web-centric and media-centric companies


     Our network, which covers approximately 17,000 kilometers connecting 29 cities in 12 European countries, reaches a substantial portion of our targeted customer base. We expect our network to extend approximately 25,000 kilometers with points of presence in approximately 20 European countries by the end of 2000. Thereafter, additional points of presence will be added to our network as warranted by customer demand. We also provide services that connect Europe to the United States in order to address a significant portion of the market growth which is Internet and Internet protocol related. This service is currently provided through capacity leased from third parties. We intend to purchase a dedicated fiber pair on the FLAG

Atlantic-1 transatlantic fiber optic link using part of the proceeds of this offering. We expect to begin offering unprotected services in the first quarter of 2001 and fully protected services in the second quarter of 2001 over this fiber pair. By owning this fiber pair, we will acquire capacity of 70 gigabits per second, upgradeable to a maximum capacity of 400 gigabits per second of fully protected capacity connecting the New York City area to our European network. In order to meet and support the continuous increase in bandwidth requirements of our current and future customers, we are upgrading our transmission equipment used on our fiber optic network to increase our network's transmission capacity. In addition, we intend to develop an additional ring on our network connecting the core cities of London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels with cable duct that will accommodate up to 144 fibers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of existing routes in our network to expand our transmission capacity on those routes.


OUR STRATEGY

     Our goals are to reinforce our position as Europe's leading independent provider of managed bandwidth and related telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers, and, taking advantage of our leadership position, to capture additional revenues by extending our network closer to our customers and providing new and enhanced services. The key elements of our strategy for achieving these goals are to:

     - Maintain our leadership position by delivering services which leverage our low cost position

     - Build on our experience as a first mover in the European carriers' carrier market to further penetrate our existing customer base and expand our service portfolio

     - Capitalize on the experience of our management and workforce

     - Focus on bandwidth-intensive customers

     - Continue to invest in the reach and capacity of our network

     - Extend our network closer to our customers and offer new and enhanced services by:

          - developing intra-city fiber networks

          - expanding and enhancing the transatlantic capacity of our network

          - capitalizing on demand for Web-based products and services

     We were formed on July 6, 1993. We are a 98.7% owned subsidiary of Global TeleSystems Group, Inc. (NYSE: GTS), a leading independent provider of telecommunications services to businesses, other high-usage customers and telecommunications providers in Europe.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to E225,000,000 aggregate principal amount of the outstanding 10 1/2% Senior Notes due 2006 and up to E275,000,000 aggregate principal amount of the outstanding 11% Senior Notes due 2009 for an equal aggregate principal amount of exchange notes. The exchange notes will be our obligations and are entitled to the benefits of the indentures relating to the outstanding notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act of 1933, and therefore contain no restrictive legends. Nor are the exchange notes entitled to the benefits of the registration rights granted under the registration rights agreement, executed as a part of the offering of the outstanding notes, dated as of November 24, 1999, among GTS Europe and the initial purchasers.

Registration Rights........  In November 1999, we and the initial purchasers agreed that you, as a holder of the outstanding notes, would be entitled to exchange your notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer.........  We are offering to exchange:

                             - E1,000 principal amount of 10 1/2% Senior Notes
                               due 2006 which have been registered under the Securities Act of 1933 for each E1,000 principal amount of our 10 1/2% Senior Notes due 2006, and

                             - E1,000 principal amount of 11% Senior Notes due
                               2009 which have been registered under the Securities Act of 1933 for each E1,000 principal amount of our 11% Senior Notes due 2009 which were issued on November 24, 1999 in a private offering.

                             In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

                             As of this date, there are E225 million in aggregate principal amount of outstanding 10 1/2% Senior Notes due 2006 and E275 million in aggregate principal amount of outstanding 11% Senior Notes due 2009.

                             We will issue the exchange notes to you on or promptly after the expiration of the exchange offer.

Resale of the Exchange
Notes......................  Based on an interpretation by the staff of the
                             Securities and Exchange Commission set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available October 11, 1991), we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

                             - you are acquiring the notes issued in the
                               exchange offer in the ordinary course of business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer;

                             - you are not a broker-dealer who purchased the
                               outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933; and

                             - you are not an "affiliate" of ours.

                             If our belief is inaccurate and you transfer any
                             note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against such liability, but we do not believe that any such liability should exist.

                             Each broker-dealer that is issued notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, in connection with any resale of the notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. A broker-dealer may use this prospectus for an offer to resell or otherwise retransfer of the notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. We do not believe that any registered holder of the outstanding notes is an affiliate (as such term is defined in Rule 405 of Securities Act of 1933) of ours.

                             The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


Expiration of Exchange
Offer......................  The exchange offer will expire at 5:00 p.m., London time, for the outstanding notes, on March 7, 2000, unless we decide to extend the expiration date.


Accrued Interest on the
  Exchange Notes and the
  Outstanding Notes........  The exchange notes will bear interest from November
                             24, 1999. Holders of outstanding notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such outstanding notes accrued from November 24, 1999 to the date of the issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on June 1, 2000 (the first interest payment date with respect to the outstanding notes and the exchange notes) that they would have received had they not accepted the exchange offer.

Termination of the Exchange
  Offer....................  We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding notes will have certain rights against our company under the registration rights agreement executed as part of the offering of the outstanding notes should we fail to consummate the exchange offer.

Procedures for Tendering
  Outstanding Notes........  If you are a holder of an outstanding note and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to Deutsche Bank AG, London branch, as exchange agent for the notes, on or prior to the expiration date:


                             - a computer-generated message transmitted in
                               accordance with Euroclear's or Clearstream
                               Banking, societe anonyme, as the case may be, standard operating procedures for electronic tenders and received by Euroclear or Clearstream Banking, societe anonyme and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal which accompanies this prospectus; and



                             - a timely confirmation of book-entry transfer of
                               your outstanding euro notes to either Euroclear or Clearstream Banking, societe anonyme, as the case may be, pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange
                               Offer -- Procedure for Tendering," must be received by the exchange agent in London on or prior to the expiration date.


                             By agreeing to the terms of the letter of transmittal which accompanies this prospectus, each holder will represent to us that, among other things, (i) the notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes whether or not such person is the holder,
                             (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution or such exchange notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, of ours.

Special Procedures for
Beneficial Owners..........  If you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the exchange offer, you should contact such person whose name your notes or registered notes are registered promptly and instruct such person to tender on your behalf. If you, as such beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery
Procedures for Outstanding
  Notes....................  If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your outstanding notes pursuant to the procedures described in this prospectus under the heading "The Exchange Offer Guaranteed Delivery Procedure for Outstanding Notes."


Withdrawal Rights..........  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., London time, on March 7, 2000, the business day prior to the expiration date, unless your notes were previously accepted for exchange.


Acceptance of Outstanding
Notes and Delivery of
  Exchange Notes...........  Subject to the conditions summarized above in
                             "Termination of the Exchange Offer" and described more fully under the "The Exchange
                             Offer -- Termination", we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., London time, on the expiration date. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Certain U.S. Federal Income
Tax Consequences...........  The exchange of the notes will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Use of Proceeds............  We will not receive any proceeds from the issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.


Exchange Agents for
Outstanding Notes..........  Deutsche Bank AG, London branch, is serving as principal exchange agent in connection with the outstanding notes. The principal exchange agent for the outstanding notes can be reached at Winchester House, 1 Great Winchester Street, London, EC2N 2DB United Kingdom. Deutsche Bank Luxembourg S.A. is serving as Luxembourg exchange agent in connection with the outstanding notes. The Luxembourg exchange agent for the outstanding notes can be reached at 2 Boulevard Konrad, Adenauer, L-1115 Luxembourg. For more information with respect to the exchange of outstanding notes, the telephone number of the principal exchange agent in London is (44
                             20)7545-8000 and the facsimile number is (44
                             20)7547-0271.

                       DESCRIPTION OF THE EXCHANGE NOTES

Securities Offered..................     E225,000,000 aggregate principal amount
                                         of 10 1/2% Senior Notes due 2006 and
                                         E275,000,000 aggregate principal amount
                                         of 11% Senior Notes due 2009.

Maturity............................     The exchange notes due 2006: December
                                         1, 2006.
                                         The exchange notes due 2009: December
                                         1, 2009.

Interest Payment Dates..............     December 1 and June 1, commencing June
                                         1, 2000.


Ranking.............................     The exchange notes will be general
                                         unsecured obligations and will rank
                                         senior to all our future subordinated
                                         indebtedness. The exchange notes will
                                         rank equally with all our existing and
                                         future unsecured senior indebtedness,
                                         including the exchange notes, the
                                         11 1/2% senior notes due 2007, the
                                         10 3/8% senior notes due 2006 and the
                                         10 3/8% senior notes due 2009. The
                                         exchange notes will effectively rank
                                         junior to our secured liabilities to
                                         the extent of the assets securing such
                                         liabilities. In addition, the exchange
                                         notes will effectively rank junior to
                                         all liabilities (including a new senior
                                         credit facility with one or more
                                         institutional lenders in an aggregate
                                         amount of up to E500.0 million that one
                                         of our subsidiaries may enter into) of
                                         our subsidiaries.


                                         As of September 30, 1999, on a pro
                                         forma basis, we would have had total
                                         long-term debt (including long-term
                                         portion of capital leases) of $1,264.2
                                         million (including the exchange notes,
                                         the 11 1/2% senior notes due 2007, the
                                         10 3/8% senior notes due 2009 and the
                                         10 3/8% senior notes due 2006), and our
                                         subsidiaries would have had $454.3
                                         million of total liabilities reflected
                                         on our balance sheet.

Optional Redemption.................     We may redeem the exchange notes due
                                         2009, in whole or in part, at any time
                                         on or after December 1, 2004 at the
                                         redemption prices set forth in this
                                         prospectus.

                                         The exchange notes due 2006 are not
                                         subject to redemption, except as set
                                         forth in this prospectus.

Public Equity Offering Option
Redemption..........................     Before December 1, 2002, we may redeem
                                         up to 35% of the principal amount of
                                         the exchange notes due 2009 at a price
                                         equal to 111% of the principal amount
                                         thereof, plus accrued and unpaid
                                         interest to the date of redemption,
                                         with the net cash proceeds of one or
                                         more public equity offerings or
                                         strategic equity investments; provided,
                                         however, that at least 65% of the
                                         principal amount of the exchange notes
                                         due 2009 originally issued remains
                                         outstanding after each such redemption.

Optional Redemption for Changes in
Withholding Taxes...................     We may redeem the exchange notes at a
                                         price equal to 100% of the principal
                                         amount thereof, plus accrued and unpaid
                                         interest to the date of redemption, if
                                         we have to pay any additional amounts
                                         as a result of change in law or in the
                                         interpretation or administration
                                         thereof, if such change is announced
                                         and becomes effective on or after
                                         November 24, 1999.

Change of Control...................     Following the occurrence of a change of
                                         control event, each holder of exchange
                                         notes will have the right to require us
                                         to purchase all or any portion of such
                                         holder's exchange notes at a price in
                                         cash equal to 101% of the principal
                                         amount thereof, plus accrued and unpaid
                                         interest to the date of purchase. There
                                         can be no assurance that we will have
                                         the financial resources necessary to
                                         purchase the exchange notes upon a
                                         Change of Control. See "Description of
                                         the Exchange Notes -- Change of
                                         Control."

Certain Covenants...................     The indentures under which the exchange
                                         notes will be issued will contain
                                         certain covenants that limit our
                                         ability and the ability of our
                                         restricted subsidiaries to, among other
                                         things:

                                         - incur additional indebtedness,

                                         - make certain restricted payments,

                                         - create certain liens,

                                         - sell certain assets,

                                         - enter into certain transactions with
                                           affiliates,

                                         - merge or consolidate with any other
                                           person or transfer all or
                                           substantially all of their assets, or

                                         - sell or issue capital stock of
                                           restricted subsidiaries.

                                         These covenants are subject to a number
                                         of important exceptions and
                                         qualifications. See "Description of the
                                         Exchange Notes -- Certain Covenants."

Withholding Tax.....................     Unless required by law, all payments
                                         with respect to the exchange notes will
                                         be made without withholding or
                                         deduction for any present or future
                                         taxes or governmental charges of
                                         whatever nature imposed or levied by
                                         any tax authority within the
                                         Netherlands or within any other
                                         jurisdiction. We will pay such
                                         additional amounts so that the net
                                         amounts receivable by the holders after
                                         any payment, withholding or deduction
                                         in respect of such tax or liability
                                         shall equal the respective amounts
                                         which would have been receivable in
                                         respect of the exchange notes in the
                                         absence of such payments, withholding
                                         or deduction. See "Description of the
                                         Exchange Notes -- Additional Amounts."

Trustee, New York Paying Agent and
Registrar...........................     United States Trust Company of New
                                         York.

London Paying and Transfer Agent....     Deutsche Bank AG, London branch.

Luxembourg Paying and Transfer
Agents..............................     Banque Internationale a Luxembourg S.A.
                                         and Bankers Trust Luxembourg S.A.

Listing.............................     The Notes are listed on the Luxembourg
                                         Stock Exchange.

Consequences of   Failure to
Exchange............................     Untendered outstanding notes will
                                         remain restricted securities and will
                                         continue to be subject to the following
                                         restrictions on transfer:

                                              (i) outstanding notes may be
                                         resold only if registered pursuant to
                                         the Securities Act of 1933, if an
                                         exemption from registration is
                                         available, or if neither such
                                         registration nor such exemption is
                                         required by law,

                                              (ii) outstanding notes shall bear
                                         a legend restricting transfer in the
                                         absence of registration or an exemption
                                         therefrom, and

                                              (iii) a holder of outstanding
                                         notes who desires to sell or otherwise
                                         dispose of all or any part of its
                                         outstanding notes under an exemption
                                         from registration under the Securities
                                         Act of 1933, if requested by us, must
                                         deliver to us an opinion of independent
                                         counsel experienced in Securities Act
                                         matters, reasonably satisfactory in
                                         form and substance to us, that such
                                         exemption is available. See "Risk
                                         Factors -- Consequences of Failure to
                                         Exchange Your Notes for Exchange
                                         Notes."

Risk Factors........................     See "Risk Factors" on page 12 for a
                                         discussion of factors you should
                                         carefully consider before investing in
                                         the exchange notes.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data for the years ended December 31, 1995, 1996, 1997 and 1998 are derived from our audited consolidated financial statements. The following unaudited summary historical consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are derived from our unaudited consolidated financial statements. The summary historical consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

                                                                                NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                   -----------------------------------------   -------------------
                                    1995       1996       1997        1998       1998       1999
                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues.......................  $    --   $     48   $   5,373   $ 85,251   $ 42,933   $213,012
  Operating costs and expenses:
     Telecommunication
       services..................       --      4,694       6,842     41,848     22,259     64,913
     Selling, general and
       administrative............    6,626      9,894      17,868     28,273     16,747     35,940
     Depreciation and
       amortization..............      560      1,266       5,229     28,638     18,642     45,152
  (Loss) income from
     operations..................   (7,186)   (15,806)    (24,566)   (13,508)   (14,715)    67,007
  Other income (expense).........      135       (771)     (6,597)   (33,084)   (21,406)   (40,296)
  Net (loss) income..............   (7,051)   (16,577)    (31,163)   (48,935)   (37,940)    22,062
OTHER DATA:
  EBITDA(1)......................  $(6,626)  $(14,540)  $ (19,337)  $ 15,130   $  3,927   $112,159
  Net cash (used in) provided by
     operating activities........   (2,655)   (11,540)     (4,417)    44,957     20,527     19,227
  Net cash used in investing
     activities..................   (4,405)   (20,781)   (107,466)   (92,758)   (34,541)   (96,805)
  Net cash provided by (used in)
     financing activities........   11,644     28,924     317,500    (21,463)       493    245,853
  Ratio of earnings to fixed
     charges(2)..................       --         --          --         --         --       1.3x

                                                                         AS OF
                                                                  SEPTEMBER 30, 1999
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(3)
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Total current assets......................................  $  476,173     $1,031,242
  Property and equipment, net...............................     528,487        528,487
  Total assets..............................................   1,142,803      1,713,303
  Total current liabilities.................................     176,808        176,808
  Total debt, including capital leases......................     764,011      1,284,511
  Total liabilities.........................................   1,022,798      1,543,298
  Total shareholders' equity................................     120,005        170,005

------------------------------

(1) EBITDA is earnings (loss) from operations before foreign currency gains (losses), interest, taxes, depreciation and amortization. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with generally accepted accounting principles ("GAAP") as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.
(2) Earnings consist of income before income taxes, plus fixed charges, except where capitalized. Fixed charges consist of interest charges and amortization of debt issuance costs, in each case whether expensed or capitalized, and the portion of rent expense under operating leases representing interest. Earnings were insufficient to cover fixed charges in 1995 by $7.1 million, in 1996 by $16.6 million, in 1997 by $31.2 million, in 1998 by $51.3 million and for the nine months ended September 30, 1998 by $38.5 million.
(3) Adjusted to reflect the offering of the outstanding notes and the application of net proceeds from that offering and a capital contribution from our parent GTS as described in "Use of Proceeds."

         SUPPLEMENTAL HISTORICAL CONSOLIDATED QUARTERLY FINANCIAL DATA

     The following supplemental historical consolidated quarterly financial and operating data as of and for the three months ended December 31, 1998 and March 31, June 30, and September 30, 1999 are derived from our unaudited consolidated financial statements and our operating records. It is intended to supplement the aforementioned summary historical consolidated financial data.

     The supplemental historical consolidated quarterly financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

                                                                   THREE MONTHS ENDED,
                                                   ---------------------------------------------------
                                                   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                       1998         1999        1999         1999
                                                   ------------   ---------   --------   -------------
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Revenues.......................................    $  42.3       $  55.7    $  67.1       $  90.1
  Gross margin...................................       22.7          36.4       47.7          64.0
  Net income (loss)..............................      (11.0)         (1.9)       7.5          16.4
OTHER DATA:
  EBITDA(1)......................................       11.2       $  25.3    $  37.4       $  49.5
  Cities on network (at end of period)...........         17            19         23            24
  Kilometers operational (at end of period)......      9,662        12,067     14,163        15,395
  Number of contracted customers.................        126           133        137           156
  Backlog (at end of period).....................    $ 418.0       $ 450.3    $ 498.7       $ 548.2

------------------------------

(1) EBITDA is earnings (loss) from operations before foreign currency gains (losses), interest, taxes, depreciation and amortization. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

                                  RISK FACTORS

     Prospective participants in the Exchange Offer should consider carefully the following factors in evaluating our Company and our business in addition to the other information contained in this prospectus.

                          RISKS RELATING TO THE NOTES

WE MAY BE UNABLE TO MEET OUR SUBSTANTIAL DEBT OBLIGATIONS

     We have incurred substantial debt and may incur substantial additional debt to implement our business plans.

     The following chart shows certain important credit statistics as of September 30, 1999 and as adjusted.

                                                      AS OF SEPTEMBER 30, 1999
                                                      -------------------------
                                                       ACTUAL    AS ADJUSTED(1)
                                                      --------   --------------
                                                           (IN THOUSANDS)
Total debt, including capital leases................  $764,011     $1,284,511
Shareholder's equity................................  $120,005     $  170,005
Debt to equity ratio................................       6.4x           7.6x

---------------

(1) Gives effect to the offering of the outstanding notes and the $50.0 million capital contribution from our parent GTS as if they occurred on September 30, 1999.


     We are currently evaluating entering into, through one of our subsidiaries, a new senior credit facility with one or more institutional lenders in an aggregate amount of up to E500.0 million. If we enter into this new credit facility, debt incurred under it would be structurally senior to the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries (including lenders under our new credit facility) will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.


     Our ability to make principal and interest payments on our debt, including the Notes, will depend upon, among other things, our future operating performance. Our future operating performance depends on a variety of factors, many of which are beyond our control. Because of this uncertainty, we cannot assure you that we will generate sufficient cash flow to make payments on our debt. Insufficient future cash flow could impair our ability to raise additional equity or debt financing, to expand the reach and capacity of our network, and to construct our intracity fiber networks and data- and Web-hosting centers. Our cash flow could also be insufficient to make principal and interest payments on our debt, including the principal and interest owed to you as a holder of the Notes. If this happens, we may be required to renegotiate the terms of, or to refinance, our long-term debt. We cannot assure you that we would be able to refinance or renegotiate the terms of our debt when required.

     As a result of our current high level of debt, we:

     - will need significant cash to service our debt, which will reduce funds available for operations, future business opportunities and investments in new or developing technologies and make us more vulnerable to adverse economic conditions;

     - may increase our vulnerability to general adverse economic and industry conditions;

     - may find it more difficult to make interest and principal payments on our other debt, which could be a default under the indentures relating to the outstanding notes, the exchange notes, our 11 1/2% senior notes due 2007, our 10 3/8% senior notes due 2006 and our 10 3/8% senior notes due 2009;

     - may not be able to refinance our existing debt or raise additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

     - may be less flexible in planning for, or reacting to, changes in our business and in the telecommunications industry that affect how we implement our financing, construction or operating plans; and

     - will have more debt than some of our competitors, which may place us at a competitive disadvantage with respect to such competitors.

     If we fail to make the required payments or to comply with our debt covenants, we will default on our debt. A default would permit our debtholders to accelerate the maturity of the debt, which in turn could cause defaults under our other debt.

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR OPERATIONS

     The covenants in our currently outstanding debt may materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. Among other things, these covenants limit our ability to:

     -  incur additional debt;

     -  pay dividends or make certain other restricted payments;

     -  limit our ability to use our assets as collateral for loans;

     -  dispose of our assets;

     -  enter into transactions with affiliates; or

     - consolidate, merge or sell all or substantially all of our assets and the assets of our subsidiaries.

WE WILL DEPEND ON THE CASH FLOW OR OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS UNDER THE NOTES

     We are a holding company with limited assets. Accordingly, we rely entirely upon distributions from our subsidiaries for the funds necessary to meet our obligations, including payments on the Notes. You should be aware that our subsidiaries are separate and distinct legal entities. Because they are separate and distinct our subsidiaries have no obligation to make any payments on the Notes or to make any funds available for such payment. Therefore, our operating cash flow and ability to meet our debt obligations, including payment on your Notes, will depend on the cash flow provided by our subsidiaries. Cash flow from our subsidiaries comes to us in the form of loans, dividends or other payments to us as a shareholder of our subsidiaries. The ability of our subsidiaries to make payments to us (in any form) will depend on their earnings, tax considerations and legal restrictions. We also expect that the new credit facility we are contemplating, if entered into, would limit the ability of our subsidiaries to make payments or otherwise transfer assets to us.

ALTHOUGH YOUR NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY WILL BE EFFECTIVELY SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES

     The Notes will be general unsecured obligations of GTS Europe. This means that the Notes will rank senior in right of payment to all of our future indebtedness that is expressly junior in right of payment to the Notes. Otherwise, the Notes will rank equally in right of payment with all of our existing and future unsecured debt. See "Capitalization".

     We and our subsidiaries may incur other debt in the future, including secured debt. We expect that we may incur future indebtedness that will be secured. As a result, any claims against us by you, as a holder of the Notes, will be effectively subordinated to those who have claims secured by mortgages or other security interests or liens on the assets of GTS Europe or our subsidiaries. All or substantially all of our fixed assets could become security for our debt. The value of much of these fixed assets is derived from employing them in a telecommunications business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that the secured creditors seek to realize their claim on our assets, they would likely seek to sell the business as a going concern in order to maximize the proceeds realized by any such sale. The price obtained upon any such sale might be less due to the necessity to obtain approval of the sale or permits from the applicable regulatory authorities and to comply with other applicable governmental regulations. Because of this, there may not be sufficient assets left to pay our debt obligations, including those payments owed to you as a holder of the Notes.

     In the event of the insolvency, liquidation, dissolution or reorganization of any of our subsidiaries, the creditors of each subsidiary would be entitled to payment in full from such subsidiary's assets. After paying their own creditors, our subsidiaries may not have any remaining assets for distribution to us as shareholder and, consequently, there may not be any assets available for payment to you, as a holder of the Notes. The Notes, therefore, are effectively subordinated to the obligations of our subsidiaries.

                         RISKS RELATING TO OUR BUSINESS

COMPETITORS WITH GREATER RESOURCES MAY ADVERSELY AFFECT OUR REVENUES

     We compete with various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN Qwest B.V., COLT Telecom Group plc, Level 3 Communications, Inc., Carrier1 International S.A., Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc. Some of these entities have announced plans to construct, have begun to construct or are operating high bandwidth fiber optic networks across various European countries and in several European metropolitan markets and in some cases, providing transatlantic connectivity, which do or will compete with our network and our planned intracity fiber networks. In addition, a number of telecommunications companies and Internet service providers have begun offering or announced their intentions to offer data- and Web-hosting services in key European cities.

     We compete primarily on the basis of the range and quality of services offered, customer service and price. Competitors may force us to lower our prices or modify our service offerings to remain competitive. We cannot assure you that we will be able to effectively market our expanded service offerings, keep prices at a profitable level or attract and retain customers. Many competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources.

     The ongoing liberalization of the European telecommunications market has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant incumbent telecommunications operators as well as an increasing number of new market entrants. In addition, these carriers own and operate fully built networks and infrastructure which provide them with significant cost advantages. Since we utilize these networks in part to provide many of our services, our failure to gain economical access to these networks could have a material adverse effect on our business, results of operations and financial condition.

WE ANTICIPATE THAT PRICES FOR FIBER ASSETS AND BANDWIDTH SERVICES WILL CONTINUE TO DECLINE

     We anticipate that prices for network transmission capacity will continue to decline over the next several years due primarily to the following:

     - price competition as various network providers complete construction of networks that might compete with our network;

     - installation by us and our competitors of excess fiber capacity; and

     - recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber optic networks.

These and other factors could create pressure on us to reduce our prices. If we do not continue to introduce product and service enhancements or if there are no increases in volume and reductions in cost in the services we now provide to offset these lower prices, our future gross margins will decrease.

OUR COMPETITIVE POSITION MAY BE COMPROMISED BY OUR DEPENDENCE ON LOCAL ACCESS PROVIDERS

     We need to enter into agreements with local access providers operating in our target markets. We may also need to enter into agreements which permit us to place our equipment at the facilities of such local access providers and/or lease telecommunications transport capacity from such local access providers. We cannot assure you that we will be able to enter into these agreements on satisfactory terms.

EUROPEAN USE OF THE INTERNET, ELECTRONIC COMMERCE, DATA TRANSMISSION SERVICES, MULTIMEDIA AND OTHER BANDWIDTH INTENSIVE APPLICATIONS MAY NOT INCREASE AS WE EXPECT

     Our business plan assumes that European use of the Internet, electronic commerce, data transmission services, multimedia and other bandwidth-intensive applications will increase substantially in the next few years, in a manner similar to the increased use in the United States market in the past few years. If the use of data transmission services, multimedia and bandwidth-intensive applications in Europe does not increase as we anticipate, demand for many of our value added products and services, including managed bandwidth services, Internet protocol transit services and data- and Web-hosting services, will be lower than we currently anticipate. Reduced demand for our services will have a negative effect on our pricing power and our financial condition, including our ability to make payments to you, as a holder of the Notes.

WE MAY EXPERIENCE A POTENTIAL LACK OF CUSTOMER DEMAND

     Although we have been delivering services to a number of customers and have experienced demand for services in the past, we cannot assure you that customer demand for services over our network will continue to grow. Further, we cannot assure you that there will be enough customer demand to realize the anticipated cash flow, operating efficiencies and cost benefits of our network.

SUBSTANTIAL ADDITIONAL CAPITAL IS REQUIRED TO EXPAND OUR NETWORK

     We will require significant amounts of capital to develop and expand our network. We expect to incur between $750.0 million to $850.0 million through 2000 in additional capital expenditures, including capital lease obligations, to expand the reach and capacity of our network, construct intracity fiber networks and data-and Web-hosting centers in our target metropolitan markets and purchase a dedicated fiber pair on the FLAG Atlantic-1 transatlantic cable system and related equipment to upgrade its capacity. We believe that the net proceeds that we received from the offering of the Notes, combined with existing cash balances, the $50.0 million capital contribution from GTS and projected internally generated funds, will be sufficient to fund our future capital expenditures through at least December 31, 2000, as well as payments on the long-term fiber lease arrangements. However, the actual amount and timing of our future capital requirements may differ from our estimates. Thus, additional financing may be needed to expand the reach and capacity of our network, to construct our intracity fiber networks and data- and Web-hosting centers and purchase the dedicated fiber pair on FLAG Atlantic-1 and related equipment. We cannot assure you that such additional financing will be available on terms acceptable to us or at all. If we fail to obtain this financing, we might have to delay or abandon our plans for expanding the reach and capacity of our network, constructing our intracity fiber networks and data- and Web-hosting centers and purchasing the dedicated fiber pair on FLAG Atlantic-1 and related equipment. Delaying or abandoning these plans could have a negative effect on our financial condition.

OUR ACTUAL COSTS AND REVENUES MAY VARY FROM WHAT WE EXPECT THEM TO BE

     Our revenues and the costs of expanding the reach and capacity of our network, constructing our intracity fiber networks and data- and Web-hosting centers and operating our business depend upon a variety of factors, including our ability to:

     - efficiently manage the enhancement of our network and operations;

     - negotiate favorable contracts with suppliers;

     - obtain additional licenses, regulatory approvals, rights-of-way and infrastructure contracts;

     - access markets and attract a sufficient number of customers; and

     - provide and develop services to which our customers will subscribe.

Our revenues and costs are also dependent upon factors that are not within our control, including:

     - regulatory changes;

     - changes in technology;

     - increased competition;

     - strikes;

     - weather; and

     - performance by third-parties, including our vendors, infrastructure providers and customers, in connection with the enhancement of our network.

Due to the uncertainty of these factors, our actual costs and revenues may vary from what we expect them to be and our future capital requirements might increase. Accordingly, we cannot assure you that the amount of funds required to enhance our network and construct our intracity fiber networks and data- and Web-hosting centers will not be greater than anticipated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY ENCOUNTER DELAYS IN IMPLEMENTING KEY ELEMENTS OF OUR BUSINESS STRATEGY

     Our ability to achieve our strategic objectives will depend in large part on the successful, timely and cost-effective realization of numerous elements of our business plan, including:

     - our plan to develop and offer seamless connectivity between Europe and the United States;

     - our plan to construct intracity fiber networks in fourteen major European cities by year-end 2001;

     -  our plan to offer data- and Web-hosting centers;

     - the execution of agreements with various parties regarding, among other things, rights-of-way, lease of dark fiber and development and maintenance of infrastructure and equipment;

     - the timely performance by third parties of their contractual obligations to engineer, design and construct the infrastructure underlying our intracity fiber networks, the extension of our network and the planned additional transatlantic capacity that we intend to purchase from the FLAG Atlantic-1 joint venture; and

     - activation of full capacity on the FLAG Atlantic-1 transatlantic cable could be delayed or prevented if the FLAG Atlantic-1 joint venture fails to comply with interest coverage and other financial ratios in the credit facility it has entered into to finance construction of the cable.

We cannot assure you that we will execute such actions. In addition, any delays in concluding such agreements would materially and adversely affect the timely or successful realization of our business plan.

     We believe that our cost estimates and the build-out schedule are reasonable with respect to these projects. However, the actual construction costs or time required to complete the plans could substantially exceed current estimates. Any significant delay or increase in the costs to develop such plans could have a material adverse effect on our operations.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE SUSTAINED SUBSTANTIAL NET LOSSES

     We have a limited operating history and have historically sustained substantial operating and net losses. We cannot assure you that our operations will sustain profitability or positive cash flow in the future. For the following periods, we reported net losses of:

PERIOD                                                            NET LOSS
------                                                          -------------
Year ended December 31, 1996................................    $16.6 million
Year ended December 31, 1997................................    $31.2 million
Year ended December 31, 1998................................    $48.9 million
Inception through September 30, 1999........................    $82.1 million

     Our operations, infrastructure and customer base have grown significantly in the last three years as we have expanded into new European markets. In addition, we intend to enter additional European markets and offer new telecommunications services. You should evaluate our prospects in light of the risks, costs and time constraints that we face in establishing operations and introducing new telecommunications services in newly liberalizing markets.

WE ARE DEPENDENT ON THIRD PARTIES FOR CONSTRUCTING OUR INTRACITY FIBER NETWORKS AND EXTENDING OUR NETWORK

     Our ability to achieve our strategic objectives will depend in part on our successful, timely and cost-effective construction of our intracity fiber networks and extension of our network. The development of our intracity fiber networks and extension of our network may be adversely affected by a variety of factors. Many of these factors, such as the regulatory environment, strikes, natural disasters and other casualties, are beyond our control. In addition, we will need to negotiate and conclude agreements with various parties. These agreements are necessary to establish rights-of-way and to develop and maintain our infrastructure and equipment.

     For development of the intracity fiber networks and extension of our network to be successful we need to obtain and maintain a number of agreements, including:

     - additional long-term leases of dark fiber;

     - rights-of-way and other permits from railroads, utilities, governmental authorities, transit authorities and private landowners to install fiber optic cable; and.

     - rights of access to buildings, such as Internet protocol exchange points, that we intend to link to our intracity fiber networks.

     We cannot assure you that we will be able to maintain all of our existing agreements, rights and permits or that we will be able to obtain and maintain the additional agreements, rights and permits needed to extend our network and build our intracity fiber networks on acceptable terms. In addition, we may not be able to conclude such agreements, rights or permits on time. Any delay in concluding or failure to conclude or maintain these agreements could adversely affect the operation and/or expansion of our network. This, in turn, could have a negative effect on our financial condition, including our ability to make payments to you on the Notes.

     The successful and timely completion of our intracity fiber networks and extension of our network will also depend on, among other things:

     - the timely performance of independent contractors hired to engineer, design and construct portions of our intracity fiber networks and core network; and

     - our ability to obtain and maintain applicable government approvals to build and operate our intracity fiber networks and extend our network.

     Development of our intracity fiber networks and extension of our network might cost more or take longer than our current estimates. Although we believe that our cost estimates and schedule are reasonable, we cannot assure you that the actual construction costs or time required to construct our intracity networks and extend our network will not be greater than we currently expect. Delays or increased costs in developing the intracity networks or extending our network could have a negative effect on our financial condition.

WE MAY EXPERIENCE ADDITIONAL RISKS AS A RESULT OF EXPANDING OUR NETWORK INTO THE UNITED STATES

     Our strategy includes expanding our network into select cities in the United States. The following are particular risks we may experience as a result of expanding our network into the United States:

     - we may not be able to obtain leases on intercity and intracity dark fiber in our target markets in the United States on favorable terms, if at all;

     - we may not be able to successfully compete with U.S. service providers;

     - complying with applicable U.S. laws and regulations, including tax laws and industry related regulations, could be burdensome or expensive; and

     - if there are delays in the commencement of services on the FLAG Atlantic-1 transatlantic fiber optic link, we may incur additional costs as a result of having to lease additional transatlantic capacity from third party providers.

     We cannot assure you that we will be successful in overcoming these risks or any other problems arising because of our expansion into the United States.

WE MAY BECOME DEPENDENT ON A SMALL NUMBER OF SIGNIFICANT CUSTOMERS

     Our customers are, and a significant portion will continue to be, telecommunications companies. For that reason, we may become dependent on a small number of significant customers. In 1998, we had two major customers, representing $9.5 million and $9.3 million or 11.1% and 10.9% of revenues, respectively. The loss of a significant customer could significantly decrease our revenues and, hence, adversely affect our financial condition.

WE MAY NOT BE ABLE TO UPGRADE OR EXPAND THE REACH AND CAPACITY OF OUR NETWORK TO MEET THE EVOLVING DEMANDS OF OUR CUSTOMERS OR THE TECHNOLOGICAL ADVANCES BY COMPETITORS

     We anticipate that future expansions and adaptions of our network's infrastructure, including the electronic and software components used in the infrastructure, may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data, changes in our customers' service requirements and technological advances by competitors. Our ability to expand the reach and capacity of our network may depend on our continued ability to lease dark fiber or bandwidth at a cost which allows us to offer bandwidth at attractive prices for our customers. The expansion and adaptation of our network will require substantial financial, operational and managerial resources. We cannot assure you that we will be able to expand or adapt our network to meet the evolving standards, demands and requirements of our customers or advances of our competitors on a timely basis, at a commercially reasonable cost, if at all. We also cannot assure you that we will be able to deploy successfully an expanded and adapted network infrastructure or that we will have access to capital to realize these goals. Any failure to expand or adapt our network to the needs of our customers could have a material adverse effect on our financial condition and results of operations, including our ability to make payments on the Notes.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN OTHER QUALIFIED PERSONNEL

     Our operations are managed by a small number of key executive officers. The loss of any of these officers could have a negative effect on our business. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede our financial plans, network development, marketing and other objectives. Although we have designed incentive and compensation programs to retain key employees and have entered into employment agreements with certain executive officers, we cannot assure you as to the continued availability of qualified key executive officers. See "Management."

     We believe that our growth and future success will depend in large part on our continued ability to attract and retain highly skilled and qualified management, marketing, technical and sales executives and other personnel who are in high demand and often have multiple employment options. The competition for qualified management, marketing, technical and sales executives and other personnel in the telecommunications industry is intense. We may lose key employees or be forced to increase their compensation. We cannot assure you that we will be able to hire or retain necessary personnel.

WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COSTS IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS

     We are significantly dependent on the technology and equipment which we acquire from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Without this equipment, we would face delays, operational disruption and higher expenses. Our main equipment suppliers are Alcatel, CIENA, Cisco Systems and Nortel Networks. While we could obtain equipment of comparable quality from several alternative suppliers, we may be unable to acquire compatible equipment from such alternative sources on a timely and cost-efficient basis.

WE MAY FACE DIFFICULTIES IN INTEGRATING, MANAGING AND OPERATING NEW TECHNOLOGY

     Our operations depend on our ability to successfully integrate new and emerging technologies and equipment. These include the technology and equipment required for dense wavelength division multiplexing and Internet protocol transmission using dense wavelength division multiplexing technology. Integrating these new technologies could increase the risk of system failure. Additionally, any damage to our network management center could harm our ability to monitor and manage the network operations.

THE TECHNOLOGY OF OUR NETWORK COULD BECOME OBSOLETE

     The telecommunications industry is subject to rapid and significant changes in technology and such technological advances may reduce the relative effectiveness of existing technology and equipment. The cost of implementation of emerging and future technologies could be significant.

     Development and operation of our network are also subject to certain technological risks. Our network has been designed to utilize dense wavelength division multiplexing and synchronous digital hierarchy technology. While the current operational network segment has performed at or above design specifications since November 1996, there can be no assurance that our network will achieve the technical specifications for which we designed it or that we will be able to upgrade our network as technological improvements in telecommunications equipment are introduced.

IF WE EXPERIENCE SYSTEM FAILURE OR SHUTDOWN, WE MAY NOT BE ABLE TO DELIVER SERVICES

     Our success depends on our ability to deliver uninterrupted high quality network services and reliable, high-speed access to the Internet. Our network and our Internet backbone network are, and our intracity networks and data- and Web-hosting centers will be, vulnerable to damage or cessation of operations from:

     - fire;

     - earthquakes;

     - severe storms;

     - power loss;

     - natural disasters;

     - damage from human error and tampering;

     - software defects;

     - capacity limitations;

     - breaches of security;

     - physical break-ins;

     - intentional acts of vandalism;

     - telecommunications failures; and

     - other factors that can cause interruptions in service or reduced capacity for our customers.

We have designed our network to minimize the risk of such system failure but we cannot assure that we will not experience failures or shutdowns relating to individual points of presence or even catastrophic failure of the entire network. Such significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

ALTHOUGH WE HAVE IMPLEMENTED NETWORK SECURITY MEASURES, OUR NETWORK MAY BE SUSCEPTIBLE TO VIRUSES, BREAK-INS OR DISRUPTIONS

     We have implemented many network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins or other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

OUR INFRASTRUCTURE MAY NOT KEEP PACE WITH OUR RAPID GROWTH

     Our operating and financial control systems and infrastructure may not be adequate to maintain and effectively manage future growth. If we fail to continuously upgrade our administrative, operating and financial control systems or unexpected expansion difficulties arise resulting from our rapid growth, our business, results of operations and financial condition could suffer a material adverse effect. We must also purchase additional telecommunications facilities and expand, train and manage the employee base. Inaccuracies in our forecasts of market demand could result in insufficient or excessive telecommunications facilities and fixed expenses that are not in line with our operations. As we proceed with our development and expansion, there will be additional demands on our customer support, sales and marketing and administrative resources and network infrastructure.

FAILURE OF OUR COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD DISRUPT OUR BUSINESS AND OPERATIONS

     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     We have undertaken a comprehensive program to address the Year 2000 issue with respect to the following:

     -  our information technology systems;

     -  our non-information technology systems;

     -  our business partners;

     -  the systems of our telecommunications, hardware and software vendors;
        and

     -  our customers.

     Our Year 2000 program involved four phases:

     (1)  a wide ranging assessment of Year 2000 problems that might affect us;

     (2) the development and implementation of remedies to address discovered problems;

     (3)  preventing future Year 2000 problems from arising; and

     (4)  the testing of our system.

     We completed the first phase at the end of the fourth quarter of 1998. We began the last three phases of this program during the first quarter of 1999. All important upgrades were performed on our systems by the end of the second quarter. The remaining actions include some upgrades on non-critical systems and the installation of the latest year 2000 patches on certain systems. These were completed by the end of the third quarter. Testing was performed through the fourth quarter of 1999.

     We also have taken steps to determine whether third parties significant to our business will be Year 2000 compliant and are also working towards Year 2000 compliance. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


     We spent approximately $0.8 million for our Year 2000 compliance through December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


DELAYS IN LIBERALIZATION OF THE EU TELECOMMUNICATIONS MARKET MAY ADVERSELY AFFECT EXECUTION OF OUR BUSINESS STRATEGY

     A substantial portion of our strategy depends on the timely implementation of regulatory liberalization of the EU telecommunications market. We may implement our business plan and make capital expenditures in a given country in anticipation of regulatory liberalization which may not occur. This liberalization is occurring in accordance with existing European Commission directives. Even if an EU member state promptly adopts liberalization measures in a timely fashion, established national or regional telecommunications operators, regulators, trade unions and other sources may resist implementing such measures. Further, our provision of services in Europe and the implementation of our business plan may be materially adversely affected if any EU member state imposes greater restrictions on international services between the EU member state and non-EU countries.

DELAYS IN OBTAINING REGULATORY LICENSES AND APPROVALS COULD ADVERSELY AFFECT OUR PLANS TO OFFER SERVICES IN OUR TARGETED MARKETS

     Because we plan to provide an expanded array of telecommunications services in Europe, we will become subject to significant additional regulation at the EU, national and local levels. In particular, we must obtain additional agreements for the long-term lease of dark fiber, rights-of-way and other permits to install fiber optic cable from railroads, utilities and governmental authorities to expand the geographic reach of the network. We must also apply for permits and other regulatory approval from government and local authorities to construct our intracity fiber networks. In addition, we are dependent on FLAG Atlantic Limited applying for and obtaining the permits and other regulatory approvals required to build and operate the FLAG Atlantic-1 transatlantic cable link. We cannot assure you that we or (as to FLAG Atlantic-1) FLAG Atlantic Limited will be able to obtain or maintain the necessary lease agreements, regulatory approvals, rights and permits on a timely basis or that we will not be adversely affected by regulatory developments, which could have a material adverse effect on these planned businesses. Delays in receiving regulatory approvals, or the enactment of adverse regulations or regulatory requirements, may delay or prevent us from expanding the geographic reach of our network or building out our intracity fiber networks in our targeted markets.

WE MAY BE LIABLE FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK

     The law relating to the regulation and liability of Internet service providers in relation to information carried or disseminated is developing.

     The EU Commission has prepared a proposal for a directive on certain legal aspects of electronic commerce, which, if adopted by the European Parliament and Council, would require member states to make certain changes to national laws. The proposed directive would apply to us and other service providers established in the EU and aims to establish a consistent legal framework for electronic commerce within the EU.

     The proposed directive includes provisions which would limit the liability (other than for prohibitory injunctions) of "intermediaries" (such as Internet service providers and carriers that transmit or host information provided by third party users of the service) in respect of certain access, caching and hosting services provided by them, subject to compliance with certain conditions. The limitations potentially limit civil and criminal liability for all types of illegal activities initiated by third parties on-line (e.g. copyright piracy, unfair competition practices, misleading advertising, copyright infringements, defamation, trademark infringements). If an intermediary fails to qualify for such limitations, the nature and scope of his liability will be established on the basis of member states' existing legislation which may not provide us with the same protections from liability.

     The proposed directive is still under review with member states and it is impossible to predict whether it will eventually be adopted and, if so, in what form. Decisions, laws, regulations and other activities regarding regulation and content liability may adversely affect the development and profitability of companies offering Internet access services, including us.

     The imposition upon Internet and Web-hosting service providers of potential liability for material carried on or disseminated through their systems could require us to implement measures to reduce our exposure to liability. Such measures may require that we spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

THERE MAY BE RESTRICTIONS ON OUR ABILITY TO CARRY CERTAIN TRAFFIC THROUGH OUR NETWORK

     In October 1999, the EU adopted a directive on data protection which establishes minimum levels of protection for personal information and imposes limits on the collection, processing, storage and dissemination of such data without the subject's consent. The directive is being implemented in EU member states in various stages. Certain functions typically carried out by telecommunications carriers, including GTS Europe and its carrier customers (e.g. storage of routing and billing information) are subject to the directive. The directive forbids the transfer of personal information collected in the EU to countries that lack "adequate" privacy protection. At the moment, the United States is not judged to have "adequate" privacy protection. The EU and U.S. authorities are currently holding discussions aimed at resolving this issue and enabling the free circulation of personal information between the EU and the United States. However, if these discussions are not successful, there is a possibility that the movement of certain types of telecommunications traffic from the EU to the United States could be disrupted, with consequent impact on our revenues.

OUR RELATIONSHIP WITH OUR MAJORITY SHAREHOLDER COULD RESULT IN CONFLICTS OF INTEREST

     As of the date hereof, our parent, GTS, directly and through its wholly owned subsidiary GTS Carrier Services, Inc., beneficially owns 98.5% of our company. GTS therefore has the ability to strongly influence and/or control our affairs and our business. Circumstances may occur in which the interests of GTS could be in conflict with our interests. In addition, GTS may have an interest in pursuing transactions that may involve risks to our company. We cannot assure you that any such conflicts of interest will be resolved in our favor. We expect to enter into capacity arrangements on an arms' length basis with other subsidiaries of GTS.

     GTS plans to offer a broad range of integrated telecommunications services to businesses and other high usage customers in certain European metropolitan markets. These services could compete with the services we offer to customers as an independent carriers' carrier. The offerings of competing services by GTS could affect the perception that we are an independent operator and could negatively impact our ability to attract and retain customers.

WE MAY BE SUBJECT TO RISKS BASED ON FLUCTUATIONS IN THE VALUE OF FOREIGN
CURRENCY

     As of January 1, 1999, our functional currency is the Euro. Our reporting currency is the U.S. dollar. Still, we conduct, and will continue to conduct, business transactions in currencies other than our functional and reporting currencies; for this reason, appreciation or depreciation in the value of other currencies as compared to our functional or reporting currency could result in a material transaction or translation gain or loss to us.

     We have entered into hedging transactions to limit our exposure to foreign currency fluctuations; however, we find it impractical to protect ourselves against all of this exposure and as a result we will continue to experience foreign currency gains and losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ENFORCING JUDGMENTS AGAINST US COULD BE DIFFICULT

     Substantially all of our assets are located outside the United States. As a result, it will be necessary for investors to comply with foreign laws in order to enforce judgments obtained in a U.S. court against our assets, including in order to foreclose upon such assets. In addition, it may not be possible for investors to: (i) effect service of process within the United States upon us or
(ii) enforce U.S. court judgements against such persons obtained in such courts predicated upon U.S. federal securities laws. See "Service of Process and Enforceability of Civil Liabilities."

DUTCH INSOLVENCY LAWS MAY ADVERSELY AFFECT A RECOVERY BY THE HOLDERS OF THE
NOTES

     We are organized under the laws of the Netherlands. Dutch insolvency laws differ significantly from insolvency proceedings in the United States and may make it more difficult for holders of the Notes to effect a restructuring of our company or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in the United States. There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling), is intended to facilitate the reorganization of a debtor's debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

     Upon commencement of moratorium of payment proceedings, the court will grant a provisional moratorium. The definitive moratorium will generally be granted upon the approval of a qualified majority of the unsecured creditors. In both cases, certain creditors will be precluded from attempting to recover their claims from the assets of the debtor. This moratorium is subject to exceptions, the most important of which excludes certain secured and certain preferential creditors (such as tax and social security authorities) from the protection of the moratorium. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, certain secured creditors may proceed against the assets that secure their claims to satisfy their claims. A recovery under Dutch law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Dutch insolvency laws could preclude or inhibit the ability of the holders of the Notes to effect a restructuring of our Company and could reduce the recovery in a Dutch insolvency proceeding.

     In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor's creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the Notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Generally, claims of holders of Notes which were not due and payable by their terms on the date of a bankruptcy of our company will be accelerated and become due and payable as of that date. Each of these claims will have to be submitted to the receiver of our company to be verified by the receiver. "Verification" under Dutch law means that the receiver determines the value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. The valuation of claims that otherwise would not have been payable at the time of the bankruptcy proceedings may be based on a net present value analysis. Creditors that wish to dispute the valuation of their claims by the receiver will need to commence a court proceeding. These verification procedures could cause holders of Notes to recover less than the principal amount of their Notes or less than they could recover in a U.S. liquidation. Such verification procedures could also cause payments to the holders of Notes to be delayed compared with holders of undisputed claims.

POSSIBLE INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a change of control event, each holder of Notes will be entitled to require us to purchase any or all of the Notes held by such holder at the prices stated herein. However, our ability to purchase the Notes upon a change of control event may be limited by the terms of our and our subsidiaries' then existing contractual obligations. In addition, we may not have adequate financial resources to effect such a purchase, and we cannot assure you that we would be able to obtain such resources through a refinancing of the Notes to be purchased or otherwise. If we fail to purchase all of the Notes tendered for purchase upon the occurrence of a change of control event, such failure will constitute an Event of Default under the Indentures.

     With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

     The Change of Control provision may not necessarily afford the holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect the holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of the Notes -- Change of Control," the Indentures do not contain provisions that permit the holders of the Notes to require us to purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

A LIQUID TRADING MARKET FOR THE NOTES MAY NOT DEVELOP

     There is no established trading market for the notes. The initial purchasers in the private offering informed us that they intended to make a market in the outstanding notes and, if issued, these exchange notes. However, the initial purchasers are under no obligation to do so and may discontinue making a market at any time without notice.

     The outstanding notes are listed, and the exchange notes are expected to be listed, on the Luxembourg Stock Exchange. Nonetheless, the liquidity of any market for the notes will depend upon the following:

     - the number of holders of the notes;

     - our performance;

     - the market for similar securities; and

     - the prospects for our industry generally.

Also, the market for non-investment grade debt like the notes has been subject to substantial price swings. Therefore, it is not certain that an active trading market will develop or, if a market develops, what the liquidity of that market will be.

CONSEQUENCES OF FAILURE TO EXCHANGE YOUR NOTES FOR EXCHANGE NOTES

     If you do not tender your outstanding notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your outstanding notes:

     - may be resold only if registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

     - shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

     In addition, a holder of outstanding notes who desires to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

RISK OF ERROR IN FORWARD LOOKING STATEMENTS

     All statements in this prospectus that are not clearly historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the following areas of our business are examples of forward looking statements:

     - operations;

     - prospects;

     - markets;

     - technical capabilities;

     - funding needs;

     - financing sources;

     - spending;

     - commercial operations schedule; and

     - future regulatory approvals.

     Information concerning expected characteristics of competing systems and expected actions of third parties, such as equipment suppliers and partners, are also examples of forward looking statements. These forward looking statements are inherently speculative. Therefore, we cannot assure you that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. You, as prospective investors, should carefully review the other risk factors set forth in this section to see which factors could result in incorrect forward looking statements.

     Moreover, we do not intend to publish updates or revisions of any forward-looking statements included herein to reflect events or circumstances after the date hereof or to reflect subsequent market analysis.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes due 2006 (the "Exchange Notes due 2006") or the exchange notes due 2009 (the "Exchange Notes due 2009" and together with the Exchange Notes due 2006, the "Exchange Notes") offered hereby. In consideration for issuing the Exchange Notes contemplated by this prospectus, we will receive in exchange Outstanding Notes (as defined below) in like principal amount. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness.

     The net proceeds from the November 24, 1999 private offering (the "Offering") of E225,000,000 10 1/2% Senior Notes due 2006 (the "Outstanding Notes due 2006") and E275,000,000 11% Senior Notes due 2009 (the "Outstanding Notes due 2009" and together with the Outstanding Notes due 2006, the "Outstanding Notes"), after deducting the underwriting discounts and commissions and estimated expenses, were approximately $505.1 million. Such net proceeds, together with the proceeds of a $50.0 million capital contribution from GTS, our parent, and existing cash balances, will be used to purchase a dedicated fiber pair on the FLAG Atlantic-1 transatlantic cable system and related equipment to upgrade its transmission capacity, build our intracity networks and our data- and Web-hosting centers, expand the reach and capacity of our network, pursue business development opportunities and for other general corporate purposes. Until such time as the net proceeds of the offering are used for such purposes, we will invest such proceeds in short term investment grade instruments.

                               THE EXCHANGE OFFER

GENERAL

     In connection with the Offering, we entered into a registration rights agreement with Donaldson, Lufkin & Jenrette International, Merrill Lynch International, Lehman Brothers International (Europe), Deutsche Bank AG London and Dresdner Bank AG London Branch (the "Initial Purchasers") relating to the Outstanding Notes (the "Registration Rights Agreement"). Under the Registration Rights Agreement, we agreed to file within 90 days of the date of the original issuance of the Outstanding Notes a registration statement (the "Exchange Offer Registration Statement") of which this prospectus is a part with respect to a registered offer to exchange the Outstanding Notes for the Exchange Notes with terms identical in all material respects to the Outstanding Notes (the "Exchange Offer"). We further agreed to use our reasonable best efforts to (i) cause the Exchange Offer Registration Statement to become effective and commence the Exchange Offer on or prior to the 150th day after the Issue Date, (ii) keep the Exchange Offer open for 30 days (or longer if required by applicable law) (the last day of such period, the "Expiration Date") and (iii) exchange Exchange Notes for all Notes validly tendered and not withdrawn pursuant to the Exchange Offer on or prior to the fifth day following the Expiration Date.


     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Outstanding Notes validly tendered prior to 5:00 p.m., London time on March 7, 2000 (the "Expiration Date"). We will issue E1,000 principal amount of Exchange Notes in exchange for each E1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer in denominations of E1,000, and integral multiples thereof.


     Based on no-action letters issued by the staff of the Commission to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating and does not intend to participate, and has no arrangements or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Outstanding Notes wishing to accept the Exchange Offer must represent to us that such conditions have been met.

     Each broker-dealer that receives Exchange Notes in exchange for Outstanding Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."


     As of the date of this prospectus, E225 million aggregate principal amount of the Outstanding Notes due 2006 and E275 million aggregate principal amount of the Outstanding Notes due 2009 are outstanding. In connection with the issuance of the Outstanding Notes, we arranged for the Outstanding Notes initially purchased by Qualified Institutional Buyers and certain eligible persons in "offshore transactions" (within the meaning of Regulation S under the Securities
Act) pursuant to Regulation S under the Securities Act of 1933 to be issued and transferable in book-entry form through the facilities of Euroclear or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), acting as depositary for the Outstanding Notes. The Exchange Notes will also be issuable and transferable in book-entry form through Euroclear or Clearstream, Luxembourg, as the case may be.

     This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders as of January 15, 2000 (the "Record Date").


     We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice thereof to the relevant Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purpose of receiving Exchange Notes from us and delivering Exchange Notes to such holders.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Outstanding Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Outstanding Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean March 7, 2000 unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


     In order to extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., London time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

     We reserve the right (i) to delay acceptance of any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Outstanding Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Outstanding Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Outstanding Notes of such amendment.

     Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from November 24, 1999, payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2000, at the rate of 10 1/2% per annum, in the case of the Exchange Notes due 2006, and 11% per annum, in the case of the Exchange Notes due 2009. Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Outstanding Notes accrued from November 24, 1999 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Outstanding Notes for Exchange Notes will receive the same interest payment on June 1, 2000 (the first interest payment date with respect to the Outstanding Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING


     To tender Outstanding Notes in the Exchange Offer, a holder must effect such tender pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, for book-entry transfers, prior to 5:00 p.m., London time, on the Expiration Date.



     Any financial institution that is a participant in the Euroclear or Clearstream, Luxembourg system, as the case may be, may make book-entry delivery of the Outstanding Notes to Euroclear or Clearstream, Luxembourg in accordance with Euroclear's or Clearstream, Luxembourg's standard procedures for such transfer. In lieu of delivering a letter of transmittal to the Exchange Agent, a computer-generated message, in which the holder of the Outstanding Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted and received or confirmed by Euroclear or Clearstream, Luxembourg, as the case may be, prior to 5:00 p.m., London time, on the Expiration Date.


     The tender by a holder of Outstanding Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Outstanding Notes and all other required documents, to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or Outstanding Notes should be sent to us.


     Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Outstanding Notes are registered on our books or the books of any other person who has obtained a properly completed bond power from the registered holder, or any person whose Outstanding Notes are held of record by Euroclear or Clearstream, Luxembourg, who desires to deliver such Outstanding Notes by book-entry transfer at Euroclear or Clearstream, Luxembourg, as the case may be.


     Any beneficial holder whose Outstanding Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" (an "Eligible Institution") within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution.

     If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Notes.

     If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not validly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as we will determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Outstanding Notes unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Outstanding Notes will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that neither the holder nor any such other person is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURES FOR OUTSTANDING NOTES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:


          (a) the tender is made through an Eligible Institution or pursuant to Euroclear's or Clearstream, Luxembourg's standard operating procedures;



          (b) prior to the Expiration Date (i) the Exchange Agent receives from such Eligible Institution a properly completed and duly executed "notice of guaranteed delivery" in the form accompanying this prospectus (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Outstanding Notes, the certificate number or numbers of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, or
     (ii) Euroclear or Clearstream, Luxembourg receives an electronic transmission which contains the character by which the participant acknowledges its receipt of and agrees to be bound by the guaranteed delivery procedures set forth herein; and



          (c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or to Euroclear or Clearstream, Luxembourg, as the case may be, of Outstanding Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., London time on the Expiration Date unless previously accepted for exchange.


     To withdraw a tender of Outstanding Notes in the Exchange Offer, a notice of withdrawal must be transmitted to Euroclear and Clearstream, Luxembourg, as the case may be, in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, prior to 5:00 p.m., London time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any written or facsimile notice of withdrawal for Outstanding Dollar Notes must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"),
(ii) identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the Outstanding Notes to register the transfer of such Outstanding Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly tendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be tendered by following the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.


TERMINATION

     Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or Exchange Notes for, any Outstanding Notes not therefore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer.

     If we determine that we may terminate the Exchange Offer, as set forth above, we may (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes, or
(iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of Outstanding Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Outstanding Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENTS



     Deutsche Bank AG, London branch, has been appointed as Principal Exchange Agent for the exchange of the Outstanding Notes. Questions and requests for assistance relating to the exchange of the Outstanding Notes should be directed to the Exchange Agent in London addressed as follows:



By Mail or Hand Delivery:                         Deutsche Bank AG, London branch
                                                  Winchester House
                                                  1 Great Winchester Street
                                                  EC2N 2DB London
                                                  United Kingdom
                                                  Attention:
                                                  Corporate Trust and Agency Services
          Facsimile Transmission:                 (44 20) 7547-0271
          Confirm by Telephone:                   (44 20) 7545-8000



     Deutsche Bank Luxembourg S.A. has been appointed as Luxembourg Exchange Agent for the exchange of the Outstanding Notes.


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees.

     We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1999 (i) our historical capitalization and (ii) our capitalization as adjusted to reflect the consummation of the private offering of the Notes, and the $50.0 million capital contribution from our parent GTS. This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus. There has been no material change in our capitalization since September 30, 1999.

                                                                       AS OF
                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                                (DOLLARS)IN THOUSANDS
Cash and cash equivalents...................................  $309,590    $  864,659(1)
                                                              ========    ==========

Debt:
  11 1/2% Senior Notes due 2007.............................  $265,000    $  265,000
  10 3/8% Senior Notes due 2009.............................   200,000       200,000
  10 3/8% Senior Notes due 2006.............................    90,508        90,508
  Senior Notes offered hereby...............................        --       520,500(1)
  Capital lease obligations (including current
     maturities)............................................   208,231       208,231
  Other.....................................................       272           272
                                                              --------    ----------
          Total debt (including current maturities).........   764,011     1,284,511(1)
                                                              --------    ----------
Shareholders' Equity:
  Common stock, 1,000 Dutch guilders par value (297,000
     shares authorized and 199,683 shares issued and
     outstanding)...........................................   101,518       101,518
  Additional paid-in capital................................   104,180       154,180
  Accumulated other comprehensive loss......................    (3,559)       (3,559)
  Accumulated deficit.......................................   (82,134)      (82,134)
                                                              --------    ----------
          Total shareholders' equity........................   120,005       170,005
                                                              --------    ----------
Total capitalization........................................  $884,016    $1,454,516(1)
                                                              ========    ==========

---------------

(1) Assumes conversion of proceeds of the issuance of the Notes at a Euro conversion rate of 1.0410.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below under the captions Statement of Operations Data for the years ended December 31, 1995, 1996, 1997 and 1998 and Balance Sheet Data as of December 31, 1995, 1996, 1997 and 1998 have been derived from our consolidated financial statements audited by Ernst & Young Reviseurs d'Entreprises S.C.C. The selected consolidated financial data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the nine months ended September 30, 1998 and 1999 are not necessarily indicative of results for the full fiscal year. We did not declare or pay any cash dividends during the periods indicated. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                   NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                     ------------------------------------------   -------------------
                                                      1995       1996       1997        1998        1998       1999
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $    --   $     48   $   5,373   $  85,251   $ 42,933   $213,012
Operating costs and expenses:
  Telecommunication services.......................       --      4,694       6,842      41,848     22,259     64,913
  Selling, general and administrative..............    6,626      9,894      17,868      28,273     16,747     35,940
  Depreciation and amortization....................      560      1,266       5,229      28,638     18,642     45,152
(Loss) income from operations......................   (7,186)   (15,806)    (24,566)    (13,508)   (14,715)    67,007
Other income/(expense):
  Interest expense.................................       (9)      (153)    (12,826)    (30,852)   (23,419)   (54,181)
  Foreign currency gains (losses)..................       19     (1,126)       (367)    (11,308)    (5,227)    (1,183)
  Other, net.......................................      125        508       6,596       9,076      7,240     15,068
Net (loss) income..................................   (7,051)   (16,577)    (31,163)    (48,935)   (37,940)    22,062
OTHER DATA (IN THOUSANDS):
EBITDA(1)..........................................  $(6,626)  $(14,540)  $ (19,337)  $  15,130   $  3,927   $112,159
Net cash (used in) provided by operating
  activities.......................................   (2,655)   (11,540)     (4,417)     44,957     20,527     19,227
Net cash used in investing activities..............   (4,405)   (20,781)   (107,466)    (92,758)   (34,541)   (96,805)
Net cash provided by (used in) financing
  activities.......................................   11,644     28,924     317,500     (21,463)       493    245,853
Ratio of earnings to fixed charges(2)..............       --         --          --          --         --       1.3x

                                                 AS OF DECEMBER 31,             AS OF SEPTEMBER 30, 1999
                                          --------------------------------    ----------------------------
                                            1996        1997        1998        ACTUAL      AS ADJUSTED(3)
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Total current assets....................  $  7,528    $249,325    $240,151    $  476,173      $1,031,242
Property and equipment, net.............    20,303     204,944     438,984       528,487         528,487
Total assets............................    29,466     504,668     744,110     1,142,803       1,713,303
Total current liabilities...............    11,915      61,744     169,413       176,808         176,808
Capital leases, including current
  portion...............................        --     139,185     227,513       208,231         208,231
Other debt, including current portion...       562     265,383     265,353       555,780       1,076,280
Total liabilities.......................    12,414     445,008     688,403     1,022,798       1,543,298
Shareholders' equity(4).................    17,052      59,660      27,948       120,005         170,005

------------------------------

(1) EBITDA is earnings (loss) from operations before foreign currency gains (losses), interest, taxes, depreciation and amortization. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to net income (loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

(2) Earnings consist of income before income taxes, plus fixed charges, except where capitalized. Fixed charges consist of interest charges and amortization of debt issuance costs, in each case whether expensed or capitalized, and the portion of rent expense under operating leases representing interest. Earnings were insufficient to cover fixed charges in 1995 by $7.1 million, in 1996 by $16.6 million, in 1997 by $31.2 million, in 1998 by $51.3 million and for the nine months ended September 30, 1998 by $38.5 million.

(3) Adjusted to reflect the offering of the Notes and the application of net proceeds as described in "Use of Proceeds."

(4) Includes shareholders' loans and shareholders' equity of $34.9 million and $(17.8) million for 1996, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of our financial condition and results of operations as of September 30, 1999 and 1998, December 31, 1998, 1997 and 1996 and for the three and nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. The following discussion should be read in conjunction with the audited consolidated financial statements, the notes related thereto and the other financial data included elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" including, without limitation, those concerning (i) projected traffic volume, (ii) future revenues and costs and (iii) changes in our competitive environment, contain forward-looking statements concerning our operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

     In addition, any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this prospectus. Among the key factors that have a direct bearing on our results of operations are the potential risk of delay in implementing our business plan; the political, economic and legal aspects of the markets in which we operate; competition and our need for additional substantial financing. These and other factors are discussed herein under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

     The factors described in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors may emerge from time to time, and it is not possible for management to predict all of such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Factors that could cause such differences include, but are not limited to those discussed under "Risk Factors."

OVERVIEW

     We are one of the leading European providers of managed bandwidth services and related telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers. As of September 30, 1999, we operated a centrally managed fiber optic network in Europe over approximately 15,300 kilometers connecting 24 cities in 10 European countries, with service to the United States provided through capacity leased on transatlantic cables. On June 24, 1998, we acquired a 75% interest in Ebone A/S ("Ebone"). Ebone operates a Tier-1 Internet backone network that connects European service providers to the Internet. We purchased the remaining 25% interest on May 25, 1999. The results of Ebone have been included in the accompanying consolidated financial statements from the date of acquisition.

RESULTS OF OPERATIONS

  THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenue. Our consolidated revenues for the three and nine months ended September 30, 1999 were $90.1 million and $213.0 million, respectively, as compared to $27.0 million and $42.9 million for the comparable periods in 1998. The growth in revenue is attributable to the continued deployment of our network.

     Telecommunications Services. Our telecommunications services costs for the three and nine months ended September 30, 1999 were $26.1 million and $64.9 million, respectively, as compared to $13.2 million and $22.3 million for the comparable periods in 1998. The increase in telecommunications services costs for the three and nine months ended September 30, 1999 was primarily due to increased costs related to operating and maintaining the network as it continues to be deployed, as well as the increase in local access costs resulting from increased volume of traffic.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three and nine months ended September 30, 1999 were $14.5 million and $35.9 million, respectively, as compared to $6.7 million and $16.7 million for the same periods in 1998. The increase in selling, general and administrative expenses is reflective of the growth of our business operations and support personnel. At September 30, 1999 we had 380 employees as compared to 208 employees at September 30, 1998.

     Depreciation and Amortization. Depreciation and amortization expense for the three and nine months ended September 30, 1999 was $18.8 million and $45.2 million, respectively, as compared to $8.7 million and $18.6 million for the comparable periods in 1998. The increase in depreciation and amortization expense is attributable to depreciation of additional network assets due to the continued build-out of our network.

     Interest. Interest expense for the three and nine months ended September 30, 1999 was $20.2 million and $54.2 million, respectively, as compared to $7.9 million and $23.4 million for the comparable periods in 1998. The increase was primarily attributable to the interest and related costs associated with the issuance in January 1999 of $200 million aggregate principal amount of 10 3/8% senior notes due 2009 ("Senior Notes due 2009") and E85 million aggregate principal amount of 10 3/8% senior notes due 2006 ("Senior Notes due 2006").

     Interest income for the three and nine months ended September 30, 1999 was $7.5 million and $15.5 million, respectively, as compared to $1.9 million and $7.8 million in the comparable periods in 1998. The increase is due to the interest earned through our short-term investments that have increased as a result of the investment of the proceeds from the issuance of the Senior Notes due 2009 and the Senior Notes due 2006.

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1998 VS. DECEMBER 31, 1997

     Revenue. Our consolidated revenue for the year ended December 31, 1998 was $85.3 million as compared to $5.4 million for the comparable period in 1997. The growth in revenue is attributable to the continued deployment of our network as well as the inclusion of Ebone, whose revenue was $17.7 million for the period from the date of acquisition through December 31, 1998.

     Telecommunication Services. Our telecommunication services costs for the year ended December 31, 1998 were $41.8 million compared to $6.8 million for the comparable period in 1997. The increase in cost of revenue for the year ended December 31, 1998 was primarily due to increased costs related to operating and maintaining the network as it is continued to be deployed, as well as the increase in local access costs.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 1998 were $28.3 million as compared to $17.9 million for the comparable period in 1997. The increase in selling, general and administrative expenses is reflective of the growth of our business operations and support personnel as the number of employees grew to 265 at December 31, 1998 from 130 at December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1998 was $28.6 million as compared to $5.2 million in 1997. The increase in depreciation and amortization expense is attributable to depreciation of additional network assets due to the continued build-out of our network.

     Interest. Interest expense for the year ended December 31, 1998 was $30.9 million as compared to $12.8 million for the comparable period in 1997. The increase was primarily the result of incurring a full year of interest and related costs associated with our issuance in August 1997 of $265.0 million aggregate principal amount of 11 1/2% Senior Notes due 2007 (the "Senior Notes due 2007") in 1998 as compared to only five months of interest and costs in 1997.

     Interest income for the year ended December 31, 1998 was $10.0 million as compared to $6.6 million for the comparable period in 1997. The increase in interest income was the result of investing the excess cash generated from the issuance of the Senior Notes due 2007 in various highly liquid investments.

     Foreign Currency Losses. Foreign currency losses were $11.3 million for the year ended December 31, 1998 as compared to $0.4 million for the comparable period in 1997. The losses in 1998 were primarily the result of foreign exposure from the issuance of the Senior Notes due 2007 in U.S. dollars and other U.S. dollar cash and payables balances, the weakening of the dollar versus European currencies in the third and fourth quarter and losses on several forward exchange contracts.

  YEAR ENDED DECEMBER 31, 1997 VS. DECEMBER 31, 1996

     Revenue. Our consolidated revenue for the year ended December 31, 1997 was $5.4 million. The revenues for the year ended December 31, 1996 were minimal. Our first route, Brussels-Amsterdam, began to generate revenues in the fourth quarter of 1996 and in the fourth quarter of 1997, the Amsterdam-London-Paris routes came into operation and began to generate revenues.

     Telecommunication Services. Our telecommunication services costs for the years ended December 31, 1997 and 1996 were $6.8 million and $4.7 million, respectively. The increase in cost of revenues in 1997 as compared with 1996 was associated with the costs related to operating and maintaining the network routes and local access costs.

     Selling, General and Administrative. Selling, general and administrative expenses for the years ended December 31, 1997 and 1996, were $17.9 million and $9.9 million, respectively. The increase in operating expenses was reflective of the growth of our business operations and support personnel. We had 130 employees as of December 31, 1997 as compared to 101 employees as of December 31, 1996.

     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1997 was $5.2 million as compared to $1.3 million in 1996. The increase in depreciation and amortization expense is attributable to an increase in depreciation on network assets due to the continued deployment of our network.

     Interest. Interest expense for the years ended December 31, 1997 and 1996 was $12.8 million and $0.2 million, respectively. The increase in interest expense in 1997 is attributable to the interest and related costs associated with the Senior Notes due 2007.

     Interest income for the years ended December 31, 1997 and 1996 was $6.6 million and $0.5 million, respectively. The increase in 1997 was the result of investing the excess cash generated from the issuance of the Senior Notes due 2007 in various highly liquid investments.

LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of our funding through September 30, 1999, have been net proceeds of $251.3 million from the issuance in 1997 of the $265.0 million aggregate principal amount of the Senior Notes due 2007, net proceeds of $289.3 million from the issuance in January 1999 of the Senior Notes due 2009 and Senior Notes due 2006 and cash equity contributions of $103.2 million in 1997. The Senior Notes due 2009 and the Senior Notes due 2006 are general unsecured obligations and have substantially the same terms of the Senior Notes due 2007.

     In November 1999, we conducted an offering in which we issued E500 million of general unsecured senior notes (the "Notes"). In addition, we are currently evaluating entering into, through a wholly owned subsidiary, a new credit facility (the "New Credit Facility") with one or more institutional lenders in an aggregate amount of between $400.0 million to $750.0 million. Borrowings under the New Credit Facility would be structurally senior to the Senior Notes due 2007, the Senior Notes due 2006, the Senior Notes due 2009 and the Notes.

     Development of our fiber optic network has been capital intensive. We currently expect that we will incur, in the fourth quarter of 1999 through December 31, 2000, between $750.0 million to $850.0 million in capital expenditures, including capital lease obligations, to expand the reach and capacity of our network, construct intracity fiber networks and data- and Web-hosting centers in our target metropolitan markets and purchase a dedicated fiber pair on the FLAG Atlantic-1 transatlantic cable system and related equipment to upgrade its capacity. We believe that the net proceeds from the issuance of the Notes, combined with existing cash balances, the $50.0 million capital contribution from GTS and our projected internally generated funds, should be sufficient to fund our currently identified capital expenditures, at least through December 31, 2000, including payments on the long-term fiber lease arrangements. However, the actual amount and timing of our future requirements may differ materially from our estimates. Any failure to obtain necessary financing may require that we delay or abandon our plans for expanding the reach and capacity of our network, constructing our planned intracity fiber networks and data- and Web-hosting centers and purchasing a dedicated fiber pair on the FLAG Atlantic-1 transatlantic cable system and related equipment to upgrade its capacity and could jeopardize our viability.

     We had a positive working capital of $299.4 million and $70.7 million as of September 30, 1999 and December 31, 1998, respectively. We had cash and cash equivalents of $309.6 million and $130.1 million at September 30, 1999 and December 31, 1998, respectively. We did not have restricted cash at September 30, 1999. We had $30.1 million of restricted cash at December 31, 1998. The restricted cash at December 31, 1998 primarily represents our obligation to place into escrow the first four scheduled semi-annual interest payments on the Senior Notes due 2007.

     During the three and nine months ended September 30, 1999, operating activities provided $19.0 million and $19.2 million, respectively, and provided cash of $33.5 million and $20.5 million for the comparable periods in 1998. Investing activities used cash of $33.2 million and $96.8 million for the three and nine months ended September 30, 1999 as compared to using cash of $30.7 million and $34.5 million for the comparable periods in 1998.

     We have developed risk management policies that establish guidelines for managing foreign exchange risk. We continuously evaluate the materiality of foreign exchange exposures in different countries and the financial instruments available to mitigate this exposure. We have designed reporting processes to monitor the potential exposure on an ongoing basis. We have limited our foreign currency exposure by entering into a foreign currency swap agreement. We find it impractical to hedge all foreign currency exposure and as a result, will continue to experience foreign currency gains and losses.

YEAR 2000 COMPLIANCE

     The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year (the "Year 2000 Issue"). Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or engage in similar normal business activities.

     Issues Posed by the Year 2000 Issue. We are exposed to the Year 2000 Issue in a number of ways. Among other things, the Year 2000 Issue might affect our:
(i) computer hardware and software; (ii) telecommunications equipment and other systems with embedded logic (among other things, this includes our fire detection, access control systems, heating, ventilation and air conditioning, and uninterruptible power supply; (iii) operating partners and organizations upon which we are dependent; (iv) local access connections, upon which we are dependent; and (v) supply chain.

     Year 2000 Compliance Program. We have substantially completed a Year 2000 compliance program to address the aforementioned risks which the Year 2000 Issue poses and to avoid any material loss or impact to us or our customers due to these risks (the "Year 2000 Compliance Program"). The object of the Year 2000 Compliance Program is to ensure that neither the performance nor functionality of our operations is affected by dates, prior to, during and after 2000. The scope of the Year 2000 Compliance Program includes all of the business functions, locations and resources that are essential. The resources that are within the scope of the Year 2000 Compliance Program are, among other things, our computer systems, software, vendor supplied software, telecommunications equipment, third party telecommunications partners and other network service suppliers, environmental and building control systems, internal communications systems and other interfaces with third party services. As explained below, our efforts to assess systems as well as non-system areas related to Year 2000 compliance involve (i) a wide-ranging assessment of the Year 2000 problems that may affect us, (ii) the development of remedies to address the problems discovered in the assessment phase and (iii) testing of the remedies.

     Assessment Phase. The assessment phase includes internal and third party review of potential risks associated with the availability, integrity and reliability of operational systems necessary to conduct business. During the assessment phase we have identified substantially all of our major hardware and software platforms, applications, telecommunications equipment and other non-IT resources that support the business functions. The assessment phase of the Year 2000 Compliance Program further identified the internal and external technical interfaces, third party business relationships and internally developed systems that might be materially impacted by Year 2000 issues. Our observations from the assessment phase during the third and fourth quarters of 1998 is that most of our telecommunications equipment and software has been purchased within the last three years and the majority is already compliant or can be made compliant with minor upgrades. We completed the assessment phase of our Year 2000 readiness in the fourth quarter of 1998.

     Remediation, Prevention and Testing Phase. Based on those resources identified in the assessment phase, we developed a detailed plan in the fourth quarter of 1998, that was followed by an upgrade, a remediation, a prevention and a testing phase in early 1999. All important upgrades were performed on our systems by the end of the second quarter. The remaining actions, including some upgrades on non-critical systems and the installation of the latest Year 2000 patches on certain systems, were completed by the end of the third quarter 1999. Testing will continue through the fourth quarter of 1999.

     Assessment of Third Party Compliance. As noted above, we have also undertaken our Year 2000 Compliance Program to assess and monitor the progress of third party vendors in resolving Year 2000 issues. To ensure the compliance of vendors of hardware and software applications used by us, we are obtaining confirmations from its primary telecommunications vendors, business partners and hardware and software vendors as to what plans, if any, are being developed or are already in place to address their ability to process transactions in the Year 2000. We have received responses from approximately 84% of our vendors, including all critical ones. We have not received any responses that indicate material problems that would require our follow-up.

     Worst Case Scenario for the Company. Our worst case scenario would be the failure of our telecommunications equipment, power providers and/or interfaces with other telecommunication vendors. These cases would create business interruption of our operations and would adversely affect our revenues. However, we have operations that are geographically diversified; therefore, it is not anticipated that the worst case scenario would affect all operations at the same time. Additionally, if power failures occur, we currently have diesel generators at almost all of our sites and expect to install diesel generators in the remaining sites in 1999. Based on our assessment during the third and fourth quarters of 1998, we do not foresee a material loss due to these conditions and we are hopeful that our remediation and testing efforts will ensure that we have addressed our Year 2000 readiness. However, there can be no assurance that Year 2000 non-compliance by our systems or the systems of vendors, customers, partners or others will not result in a material adverse effect.

     Contingency Plans. We have developed a contingency plan to address our worst case scenario; however, certain of the initiatives are subject to execution risk. This risk would include the ability to have access to diesel fuel should power failures occur, the ability to quickly replace telecommunications equipment and the ability to contract with alternative telecommunications providers at reasonable terms.

     Costs related to the Year 2000 Issue. We expect that we will incur approximately $0.8 million to complete the assessment, detailed planning, remediation prevention and testing phases, including costs to be incurred at our Crisis Command Center, of which approximately $0.6 million has been incurred for the nine months ended September 30, 1999. These costs will be funded from operating cash flows and expensed as incurred. In addition, the preceding cost estimate does not include amounts associated with the accelerated acquisition of replacement systems as none were included in the initial assessment during the third and fourth quarters of 1998. We do not expect that the costs of addressing our Year 2000 readiness will have a material effect on our financial condition or results of operations. However, there can be no assurance that Year 2000 non-compliance by our systems or the systems of vendors, customers, partners or others will not result in a material adverse effect.

     Crisis Command Center. We expect to operate a twenty-four hour Crisis Command Center beginning December 30, 1999 to assist in the detection of problems and to facilitate internal and external communication. It is anticipated that the Crisis Command Center will remain open until at least January 7, 2000.

     Risks Related to the Year 2000 Issue. Although our efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on our business and operations, the actual effects of the issue will not be known until 2000. Difficulties in implementing the remediation or prevention phases or our failure to fully implement the planning or remediation phases or the failure of our major vendors, third party network service providers, and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner would have a material adverse effect on our business, results of operations, and financial condition.

INTRODUCTION OF THE EURO

     On January 1, 1999, eleven of the fifteen member countries of the European Union, including Belgium, The Netherlands, Ireland, France, Germany, Italy and Spain, where we have our headquarters and the majority of our subsidiaries and operations, established fixed conversion rate between their existing sovereign currencies and a new currency called the "Euro." These countries adopted the Euro as their common legal currency on that date. The Euro trades on currency exchanges and is available for non-cash transactions. Hereafter and until January 1, 2002, the existing sovereign currencies will remain legal tender in these countries. On January 1, 2002, the Euro is scheduled to replace the sovereign legal currencies of these countries.

     We have significant operations within the European Union including many of the countries that have adopted the Euro. We continue to evaluate the impact the Euro will have on our continuing business operations and no assurances can be given that the Euro will not have material adverse affect on our business, financial condition and results of operations. However, we do not expect the Euro to have a material effect on our competitive position as a result of price transparency within the European Union as we have always operated as a pan-European business with transparent pricing in ECU for the majority of our customers. Moreover, we have evaluated our ability to update our information systems to accommodate the adoption of the Euro and we do not expect to incur material costs in the updating of such systems. In addition, we cannot accurately predict the impact the Euro will have on currency exchange rates or on our currency exchange risk.

     We adopted the Euro as our functional currency on January 1, 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK AND TREASURY AND CURRENCY EXPOSURE MANAGEMENT

     Our treasury function manages our funding, liquidity, and exposure to interest rate and foreign exchange rate risks. Our treasury operations are conducted within a framework of policies and guidelines authorized by our Board of Directors. In accordance with our policy, we do not enter into any transactions of a speculative nature.

     We are exposed to market risk from changes in interest rates on long-term obligations and as a global company, we also face exposure to adverse movements in foreign currency exchange rates. A portion of our debt obligations are denominated in currencies which expose us to risks associated with changes in foreign exchange rates. We have developed risk management policies that establish guidelines for managing foreign exchange risk and periodically evaluate the materiality of foreign exchange exposures and the financial instruments available to mitigate this exposure.

     We have entered into a foreign currency swap agreement in order to mitigate our exposure on U.S. dollar denominated debt. We also attempt to mitigate this and other exposures from debt obligations denominated in exposed currencies by maintaining assets in the exposed currency wherever possible. We find it impractical to hedge all foreign currency exposure and as a result will continue to experience foreign currency gains and losses. The introduction of the Euro as a common currency for members of the European Union occurred on January 1, 1999. We have not determined what impact, if any, the Euro will have on our foreign exchange exposure.

     The following table provides information about our debt obligations that are sensitive to changes in interest rates.

                                                                                                             FAIR VALUE
                                                  1999   2000   2001   2002   2003   THEREAFTER    TOTAL      12/31/98
                                                  ----   ----   ----   ----   ----   ----------   --------   ----------
                                                                             (IN THOUSANDS)
LONG-TERM DEBT, INCLUDING CURRENT PORTION:
Fixed rate......................................    --   --..     --     --     --    $265,000    $265,000    $285,538
Avg. interest rate..............................    --     --     --     --     --        11.5%         --          --

     The following tables provide information about our derivative financial instruments and other financial instruments by functional currency and where applicable, presents such information in U.S. dollar equivalents. The tables summarize information on instruments that are sensitive to foreign currency exchange rates, including a foreign currency swap agreement and foreign currency denominated debt obligations.

                                                                                                                 FAIR VALUE
                                      1999      2000      2001       2002       2003     THEREAFTER    TOTAL      12/31/98
                                     -------   -------   -------   --------   --------   ----------   --------   ----------
                                                                         (IN THOUSANDS)
LONG-TERM DEBT, INCLUDING CURRENT
PORTION:
U.S. Dollars
  Fixed rate.......................       --        --        --         --         --    $265,000    $265,000    $285,538
  Avg. interest rate...............       --        --        --         --         --        11.5%         --          --
CURRENCY SWAP AGREEMENTS RELATED TO
  LONG-TERM DEBT:
Receipt of USD
  Notional amount..................       --   $30,475   $30,475   $295,475         --          --    $356,425    $330,689
  Avg. contract rate...............               1.82      1.82       1.82
Receipt of DEM
  Notional amount..................  $22,000        --        --         --         --          --    $ 22,000    $ 23,882
  Avg. contract rate...............     0.55

     The only significant change since December 31, 1998 is the issuance in January 1999 of the Senior Notes due 2006 which exposes us to changes in interest rates and the Senior Notes due 2009 which exposes us to changes in interest and foreign exchange rates.

     The Notes will also expose us to changes in interest and foreign exchange rates.

OVERVIEW                            BUSINESS

     We are one of the leading European providers of managed bandwidth and related telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers. We operate the largest centrally managed fiber optic network in Europe over which we offer a broad and sophisticated range of services. In addition, we operate a Tier-1 Internet backbone network that connects European Internet service providers to the Internet. We believe our early entry into the market, supported by the reach of our high capacity network, a low cost position and our focus on building strategic relationships with our customers, has allowed us to create sustainable advantages in a large and growing market.

     For the three-month and nine-month periods ended September 30, 1999, we had revenues of $90.1 million and $213.0 million, respectively, and EBITDA of $49.5 million and $112.2 million, respectively. At September 30, 1999, we had 156 customers under contract for service on our network, which represents an increase from 133 and 137 customers at the end of the first two quarters of 1999, respectively. At September 30, 1999, our customers were contractually obligated to pay us an aggregate of $548.2 million for future services, provided we perform in accordance with contractual specifications. This amount increased from $450.3 million and $498.7 million at March 30, 1999 and June 30, 1999, respectively.


     Our network, which covers approximately 17,000 kilometers connecting 29 cities in 12 European countries, reaches a substantial portion of our targeted customer base. We expect our network to extend approximately 25,000 kilometers with points of presence in approximately 20 European countries by the end of 2000. Thereafter, additional points of presence will be added to our network as warranted by customer demand. We also provide services that connect Europe to the United States in order to address a significant portion of the market growth which is Internet and Internet protocol related. This service is currently provided through capacity leased from third parties. We intend to purchase a dedicated fiber pair on the FLAG Atlantic-1 transatlantic fiber optic link using part of the proceeds of this offering. We expect to begin offering unprotected services in the first quarter of 2001 and fully protected services in the second quarter of 2001 over this fiber pair. By owning this fiber pair, we will acquire capacity of 70 gigabits per second, upgradeable to a maximum capacity of 400 gigabits per second of fully protected capacity connecting the New York City area to our European network. In order to meet and support the continuous increase in bandwidth requirements of our current and future customers, we are upgrading transmission equipment on our fiber optic network that uses dense wavelength division multiplexing technology to substantially increase our network's transmission capacity. In addition, we intend to develop an additional ring on our network connecting the core cities of London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels with cable duct that will accommodate up to 144 fibers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of routes in our network to expand the transmission capacity of those routes.


     Dense wavelength division multiplexing, or DWDM, is a technology that allows transmission of multiple waves of light over a single fiber optic strand, thereby increasing network capacity. By using current dense wavelength division multiplexing technology, we are currently able to derive up to 40 wavelengths per fiber optic pair, each wavelength with a capacity of 2.5 gigabits per second, for a total capacity of 100 gigabits per second over a single fiber optic strand. By year-end 2000, we expect to be able to derive up to 96 wavelengths per fiber optic pair, each wavelength with a capacity of 10 gigabits per second, for a total capacity of 960 gigabits per second over a single fiber optic strand, or nearly 1 terabit (or 1 trillion bits) per second.

     We began providing services to our customers in November 1996. We believe that our early entry into the European carriers' carrier market has provided us with several competitive advantages over other providers of telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers. We believe we are a pioneer in Europe in fiber optic network deployment and service development. We have established long-term contracts with telecommunications carriers, Internet service providers and other bandwidth-intensive customers in some instances capturing some of the new customers in some of the most rapidly growing market segments. In many cases, by providing mission-critical value-added solutions to our customers we seek to establish ourselves as their strategic partner. This degree of integration in our customers' operations has often provided us with the opportunity to introduce and implement additional products and services with the customer, thereby enabling us to further penetrate our customer base. As a result of our strong position in the European telecommunications market, we have been able to attract and retain a talented, multi-cultural, highly skilled workforce specialized in our leading-edge technological industry.

     Our customers include:

     - European incumbent telecommunications
       operators

     - alternative carriers

     - voice resellers

     - international carriers

     - national Internet service providers

     - multinational Internet service providers

     - value added network service providers

     - Web-centric and media-centric companies

     We believe that cross-border transmission capacity will increasingly be used to transport data as the volume of data traffic will substantially exceed voice traffic. This trend is being driven by the rapid growth of the Internet and other data-intensive applications, such as electronic commerce, application hosting, video-conferencing and multimedia applications, that require high-quality and cost-effective transmission capacity.

     We intend to continue to participate in this rapidly growing market by providing comprehensive telecommunications transport services to established and emerging telecommunications carriers, Internet service providers and other bandwidth-intensive customers. Since we are providing for a significant amount of redundancy in the construction of our network, we expect to be able to satisfy increasing capacity demands from our customers by placing into service additional fiber pairs as well as implementing dense wavelength division multiplexing upgrades on our network. We believe that our customers will increasingly demand Internet or Internet protocol based services such as Internet access, Web-hosting and data management services in order to participate in the expected growth of data communication and the Internet. In order to reinforce our leadership position, we will continue to add new services on our network and sell our services in additional markets throughout Europe. We also intend to invest in additional infrastructure that can further lower our costs.

OUR STRATEGY

     Our goals are to reinforce our position as Europe's leading independent provider of managed bandwidth and related telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers and, taking advantage of our leadership position, capture additional revenues by extending our network closer to our customers and providing new and enhanced services. The key elements of our strategy for achieving these goals are to:

     - Maintain our leadership position by delivering services which leverage our low cost position. We intend to continue to leverage our position as a low-cost provider of flexible and high capacity products and services. We have planned and implemented our network development to ensure that we have a supply of capacity adequate to meet our customers' demands and have reduced our cost basis by investing in new technologies. We have priced our capacity to capture market share and to fulfill an increasing demand for bandwidth. We believe that by making available increased supplies of capacity at appropriate prices, we can sustain attractive margins over an expanding capacity base even as more competitors enter the market.

     - Build on our experience as a first mover in the European carriers' carrier market to further penetrate our existing customer base and expand our service portfolio. We are the first European company to operate a centrally managed pan-European fiber optic network. In the 36 months since we began offering service on our network, we have developed a significant customer base encompassing over 150 telecommunications carriers, Internet service providers and other bandwidth-intensive customers. As a result of being first in the market, we have gained significant experience in how to tailor our service offering to meet our customers' rapidly evolving needs and have developed service innovations. By providing mission-critical value added solutions to our customers, we seek to establish ourselves as their strategic partner. We will seek to further penetrate our customer base and strengthen our customer relationships by continuing to develop service innovations that enable us to deliver the lowest cost and highest quality transport service for our customers. Our managed gigabit network is a service that we recently introduced that we believe shows our commitment to being at the forefront of innovations among European providers of bandwidth services.

     - Capitalizing on the experience of our management and workforce. We have assembled and will continue to build a management team and highly skilled workforce with significant expertise in the design, engineering, construction, operation, maintenance and enhancement of fiber optic network. Due to our early entry in the European bandwidth services market, our workforce has gained extensive experience in marketing, selling, configuring and providing customer support for the tailored solutions that we offer our customers. We intend to build on this experience and expertise in order to develop new and enhanced products and services that enable us to strengthen our customer relationships and generate additional revenues.

     - Focus on bandwidth-intensive customers. We intend to continue to focus on providing high-quality telecommunications services to carriers, Internet service providers and other bandwidth-intensive customers to enable these operators to more successfully meet the needs of their own end-user customers. We believe this should enable us to provide superior customer service while avoiding investments in billing and related systems and general administrative costs associated with retail operations. In addition, we intend to continue to focus on emerging data-centric companies that require large amounts of bandwidth to service their end-user customers. These types of customers include broadband multimedia providers such as UPC's chello broadband, content providers such as motion picture studios and broadcasters, Internet applications providers such as portals and electronic commerce companies, and emerging data transmission providers such as wireless operators. The Internet and the general acceptance of Internet protocol as a worldwide transmission standard are fostering the emergence of these new market segments.


     - Continue to invest in the reach and capacity of our network. We will continue to invest in our network to expand its geographic reach and capacity in order to ensure that we can accommodate our customers' future capacity requirements. We are continuing to build our network by extending its coverage to include approximately 25,000 kilometers across Europe by the end of 2000. We are continuing to deploy dense wavelength division multiplexing technology that will permit significant enhancement of our network's transmission capacity and will allow us to upgrade the capacity, reliability and efficiency of the network in the future. The capacity of our network is currently 40 wavelengths per fiber optic pair, each wavelength with a capacity of 2.5 gigabits per second, or a total capacity of 100 gigabits per second on the majority of our routes. We intend to install additional upgrades to further increase our network's capacity in 2000. When introduced, these upgrades are expected to increase the capacity of a single fiber pair to 96 wavelengths per fiber optic pair, each wavelength with a capacity of 10 gigabits per second, or a total capacity of 960 gigabits per second. In addition, we intend to develop an additional ring on our network connecting the core cities of London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels with cable duct that will accommodate up to 144 fibers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of routes in our network to expand the transmission capacity of those routes.


     - Extend our network closer to our customers and offer new and enhanced services.

          - Develop City Enterprise Networks. In order to offer true end-to-end transmission services to our carrier and other bandwidth intensive customers, we intend to build intracity fiber networks, called City Enterprise Networks, in major European cities. Through us and other subsidiaries, our parent GTS currently operates five such networks, in Paris, Budapest, Prague, Berlin and Geneva. We expect to have deployed intracity fiber networks in six additional cities by mid-year 2000. Each City Enterprise Network will be designed to connect, within a city, the major telecommunications transmission centers, including points of presence on our network, points of presence of our affiliates in such city, telehouses, Internet protocol exchange points and, where economically feasible our existing customers' points of presence in that city. This will allow us to reach our customers without relying on third-party local access providers. We expect an increase in service quality and higher margins as traffic will be managed on-net end-to-end, leading to an enhanced competitiveness of our service portfolio.

        - Expand and enhance the transatlantic capacity of our network. We believe that a large portion of our market growth will come in the form of Internet protocol-based data and voice services. We currently lease transatlantic capacity from third parties. Because a majority of Internet protocol traffic originates in the United States, we are investing in our own transatlantic capacity infrastructure through the acquisition of a dedicated fiber pair on the FLAG Atlantic-1 transatlantic fiber optic link. By owning this fiber pair, we will acquire capacity of 70 gigabits per second upgradeable up to a maximum of 400 gigabits per second of fully protected capacity from the New York City area directly to our European network. We believe that owning a large volume of transatlantic capacity to and from the United States will enhance our competitive low cost position in Europe while extending our network to the United States at favorable prices. In addition, in order to maintain and reinforce our strong market position in the increasingly global carriers' carrier market and data-centric market, we are planning to enter into arrangements to obtain network capacity connecting several key U.S. markets by the end of 2000.


        - Capitalize on demand for Web-based services and products. We intend to capitalize on the trend of companies seeking to outsource their critical business applications and integrate Web-based services and products into their marketing efforts by aggressively developing data- and Web-hosting centers in key cities in Europe. We intend to open data- and Web-hosting centers in 13 major European cities by year-end 2001. By mid-2000, we expect to establish data- and Web-hosting capability in London, Amsterdam, Frankfurt and Paris. These centers are a natural extension of our strategy to meet the end-to-end needs of the Web- and media-centric content and application providers who are leading the rapid growth of the Internet- and multimedia-related segments of our target markets in Europe. In addition to carrying these customers' international traffic on our network, we will be able to host and distribute their applications, support their electronic commerce activities and provide peering arrangements.


OUR SERVICES

     We offer our customers high-quality transmission services and extended network capabilities at competitive prices. The diverse services we offer reflect the complex and dynamic nature of the carrier market and the rapidly evolving Web-centric market. We have developed a broad range of services that vary in technology (synchronous digital hierarchy, dense wavelength division multiplexing, Internet protocol), configuration (point-to-point, ring, virtual network services), quality requirements and geographical reach (domestic, pan-European, transatlantic services). Service innovation and the ability to package and price services flexibly have allowed us to serve the needs of our customers effectively.

     Our service offering has the following competitive advantages:

     - Tailored solutions. We have significant experience in tailoring highly customized contract terms and volume discounts that allow our customers to select varying capacity, access, guaranteed availability and contract terms.

     - High capacity cross-border network facilities. Our dense wavelength division multiplexing network provides high capacity cross-border network facilities without requiring customers to invest in network infrastructure or to be constrained by a narrow range of capacity offerings.

     - Diverse routing. The fiber optic network's diverse, redundant routes are designed to allow us to provide strong performance commitments. On most routes the fiber optic network performed at over 99.9% availability.

     - Cost reduction through advanced technology. We have substantially reduced our unit cost by increasing the available capacity on a fiber pair and deploying advanced dense wavelength division multiplexing technology on the majority of our routes.

     - Uniform network architecture. The uniform technology of our international managed transmission network allows us to provide a better quality and reliability of service as well as uniformity of features throughout our fiber optic network.

     In addition to providing sophisticated and flexible value-added services, we intend to quickly and efficiently deploy our network presence wherever our current and future customers need to originate and/or terminate traffic. This has led to the rapid expansion of our network throughout Europe, as well as to our purchase of transatlantic transmission capacity.

     We continue to focus on maintaining a low-cost position for our evolving services in our network deployment efforts. Through the increase in available capacity on a fiber pair and through advances in dense wavelength division multiplexing technology, we have substantially reduced our unit cost since we began operations.

  MANAGED BANDWIDTH SERVICES

     We primarily provide large capacity cross-border European and transatlantic services over an integrated, managed network. Our network, based on dense wavelength division multiplexing and synchronous digital hierarchy technology, provides digital transmission capability upon which a broad range of advanced applications may be built. Our network offers network availability, flexibility, reliability and bandwidth speeds not widely available for transport of telecommunications traffic across national borders in Western Europe. Our network is designed to provide customers with a wide variety of bandwidth speeds, ranging from a data transmission rate of 2 megabits per second to a data transmission rate of 2.5 gigabits per second. Access to our network allows our customers to rapidly enter the markets they are targeting while benefitting from the low unit cost that our network provides.


     Tailored to meet the diverse requirements of several customer segments, our services include two classes of outsourcing levels. First, our unprotected ring services provide diversely routed paths on which customers deploy their own termination equipment and perform protection schemes themselves. Second, our protected services provide self-healing point-to-point links managed end-to-end by us. Depending on the customer's bandwidth and application requirements, these two classes of bandwidth services run on two underlying technologies: either synchronous digital hierarchy technology over dense wavelength division multiplexing (for speeds ranging from 2 megabits per second to 155 megabits per second) or directly on dense wavelength division multiplexing (for speeds ranging from 155 megabits per second to 2.5 gigabits per second).


     Services using synchronous digital hierarchy technology may include local access capacity between our network point of presence and the customer's point of presence, depending on customer requirements, due to our numerous agreements with local access providers.

     Services using dense wavelength division multiplexing technology are delivered on a standard basis at our point of presence. On a special project basis and shortly through our City Enterprise Network, dense wavelength division multiplexing services may be expanded to the customer's point of presence.

  - DIVERSELY ROUTED RING SERVICES

     Many medium to large carriers and operators purchase network capacity in excess of actual requirements and prefer to have control over the physical configuration of their networks. This service connects multiple customer locations with diverse routed paths in a ring configuration. Through its own termination equipment, the customer has full control of its different traffic flows. Configuration changes can be made directly by the customer at any time without our involvement. This gives the customer the opportunity to optimize its usage of the available ring bandwidth based on the volume requirements of its individual applications.

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     These services are available at speeds of 45 and 155 megabits per second using synchronous digital hierarchy over dense wavelength division multiplexing technology as well as directly on dense wavelength division multiplexing technology at speeds of 2.5 gigabits per second which is expected to be upgraded to 10 gigabits per second in 2000.

  - PROTECTED SERVICES

     Our protected services offer domestic and international point-to-point transmission capacity across our pan-European network. Our services are designed with a stand-by capacity on our network, fully-dedicated to protecting the working bandwidth. As a result, the customer avoids having to provide for the redundancy of its traffic, as it would for unprotected services. We therefore manage the end-to-end bandwidth reliability of the customer's circuit. We offer customers service level agreements with service guarantees appropriate for mission-critical applications These guarantees cover on-time service delivery and service availability.

     Due to the availability of a broad range of bandwidths, its attractive pricing structure and the quality of service guarantees it offers, we believe this service is a significant improvement to international private leased circuits. These services are available in bandwidths from 2 megabits per second to multiples of 140 megabits per second or 155 megabits per second using synchronous digital hierarchy over dense wavelength division multiplexing technology. A similar service running directly on dense wavelength division multiplexing technology is currently under development.

     Our existing transatlantic capacity allows us to provide, manage and maintain end-to-end bandwidth requirements of our customers between the New York City area and any points of presence on our network in Europe at data transmission rates of 34 megabits per second, 45 megabits per second and 155 megabits per second.


  INTERNET PROTOCOL TRANSIT SERVICES


     The current and future growth in the Internet has a significant impact on the carrier business. In addition to increasing the amount of data that is being transported across borders, the Internet influences the transport technologies, the traffic patterns and the segments that require carrier-like services.

     Through our GTS Ebone brand name, we offer to Internet service providers, value added network service providers, multimedia providers and Web-hosting companies a carriers'-grade Internet access service with the following significant features:

     - Reliable access to Internet service throughout Europe and the United States, which is made possible by maintaining multiple relationships with different Tier-1 Internet backbone providers, both in the United States as well as in Europe;

     - A network consisting of interconnecting rings and based on dense wavelength division multiplexing technology, which ensures an ample supply of bandwidth;

     - Access to one of the largest installed bases of Internet service providers in Europe;

     - Access to other Internet networks through peering arrangements with Tier-1 Internet backbones in Europe and in the United States; and

     - Access speeds ranging from 2 megabits per second to 2.5 gigabits per second.

     We offer two types of GTS Ebone services:

     - Ebone Global Carrier Services, which provides general purpose, congestion free access to the worldwide Internet; and

     - Ebone Europe Carrier Services, which is focused on low delay, high performance access to the European domain of the worldwide Internet.

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     In addition, we are using optical Internet protocol technology to offer in
Europe real-time Internet protocol performance that is needed by Internet protocol operators and by providers of voice, fax and video-over-Internet-protocol services. GTS Ebone Europe Services is the first of a series of future services to fully benefit from the performance offered by optical Internet technology.

PLANNED INITIATIVES

  TRANSATLANTIC EXPANSION OF OUR NETWORK

     We currently provide connectivity between Europe to the United States through capacity leased from third parties. In January 1999, a subsidiary of GTS, our parent, entered into an agreement with FLAG Telecom, to establish a 50/50 joint venture to build and operate the world's first transatlantic dual cable system designed to carry voice, high-speed data and video traffic at data transmission rates of up to 2.4 terabits per second. The joint venture has announced that this high-capacity fiber optic link between Europe and the United States, which is called FLAG Atlantic-1, is expected to begin offering unprotected services in the first quarter of 2001 and fully protected services in the second quarter of 2001. The joint venture plans to offer a direct link between the New York City area, London and Paris.

     On October 13, 1999, GTS announced that it has committed to purchase one dedicated fiber pair on FLAG Atlantic-1. We purchased this fiber pair from GTS in December 1999. By owning this fiber pair, we will acquire capacity of 70 gigabits per second upgradeable to a maximum capacity of 400 gigabits per second of fully protected capacity (or 800 gigabits per second of unprotected capacity) from the New York City area directly to our network in Europe. This supply of capacity will allow us to accommodate the growing volume of transatlantic traffic at a competitive low cost base. We expect to commence service on our fiber pair at the same time that FLAG Atlantic-1 begins offering services.

     Finally, we have identified the need to be able to offer services beyond the New York City area, our current point of presence in the United States. We therefore expect to lease substantial network capacity connecting several key U.S. markets by the end of 2000.

  CITY ENTERPRISE NETWORKS

     In order to originate and/or terminate our transmission services closer to our customers, we intend to build intracity fiber networks, called City Enterprise Networks, in major European cities. Each City Enterprise Network will, subject to regulatory constraints and market conditions, consist of up to 144 fiber pairs in underground ducts that we will buy, lease or lay. We believe this high number of fiber pairs is justified by the economies of the short-distance environment of city centers and the higher numbers of connection points to link customers to the network. We also expect to install dense wavelength division multiplexing equipment to enhance the efficiency of the City Enterprise Networks.

     Each City Enterprise Network will typically connect, within a city, the major telecommunications transmission centers, including, points of presence of our network in such city, points of presence of our affiliates in such city, telehouses, Internet protocol exchange points and, where economically feasible, points of presence of our existing customers in such city.

     Relying on our own local infrastructure in key cities through our City Enterprise Networks will allow us to reduce operating expenses (by avoiding or reducing our payments to local access providers) and to enhance the robustness of our network (through end-to-end network management and compatibility of the City Enterprise Networks with our existing network). Such fully integrated network of intracity and intercity connectivity will, we believe, appeal to our customers in need of managed bandwidth services. We also plan to introduce wavelength services, also known as optical sub-networks during the build-out of our City Enterprise Networks. In addition, we plan to add fiber "sub-rings" to the core of our City Enterprise Networks to extend our geographic reach. We will also connect our data- and Web-hosting centers to the initial core rings. By offering co-location and data- and Web-hosting capabilities as a bundled product with our broadband network capabilities, we intend to attract Web-centric and media-centric companies to our network without procuring expensive services from local access providers.

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

     Through us and other subsidiaries, our parent GTS currently operates City Enterprise Networks in Berlin, Paris, Budapest, Prague and Geneva. We do not currently expect to own or operate the City Enterprise Networks in Paris, Berlin, Prague or Budapest. Therefore, we may in the future purchase local connectivity on those City Enterprise Networks for resale to our customers. We have accelerated our rollout plans and we expect to have City Enterprise Networks operational in the following six additional cities by mid-year 2000:

- Stockholm
- Frankfurt
- London
- Amsterdam
- Madrid
- Vienna

     We are also evaluating construction of City Enterprise Networks in the following additional cities:

- Milan
- Brussels
- Zurich
- Munich
- Barcelona
- Stuttgart
- Dusseldorf

     Our intracity network rings in Western Europe will eventually connect customers at data transmission rates of up to 2.5 gigabits per second.

  DATA AND WEB-HOSTING CENTERS


     Our strategy is to strengthen our offering of Internet protocol transit services by deploying, or arranging for capacity at, data- and Web-hosting centers near key public Internet exchange points. This will establish the necessary capability to undertake data- and Web-hosting services and facilitate electronic commerce solutions. This capability will allow us to meet the end-to-end needs of the providers of Web and media-centric content and applications that are leading the rapid growth of the Internet and multimedia related segments of our target markets in Europe. Thus, in addition to carrying these customers' international traffic on our network, we will be able to host and distribute their applications, support their e-business activities and provide peering arrangements.



     By mid-2000, we expect to establish data- and Web-hosting capacity in London, Frankfurt, Paris and Amsterdam. We intend to construct, or arrange for capacity at, nine additional data- and Web-hosting centers during the next two years. These facilities will be specifically designed or selected to offer high-speed access to our network and provide co-location, dedicated and shared data- and Web-hosting services.


     Additional benefits of the data- and Web-hosting centers include:

     - providing Internet service providers with telehousing and managed services for their Internet protocol routers and servers;

     - providing a NT or UNIX based server, allowing Internet service providers and Web-centric companies to take full advantage of our expertise in traffic and server management; and

     - providing a shared server and management, offering an entry solution to emerging Internet service providers and Web-centric companies at a reasonable cost.


     Increasing Internet demand is driving Internet service providers to co-locate their servers and Internet protocol routers closer to their customers, thereby improving their network reach and performance. Data- and Web-hosting centers directly connecting Web servers to an Internet protocol backbone remove the bottlenecks associated with traditional hosting facilities. In addition, increasing demand for Web content is driving Web-centric companies to locate servers at those facilities to ensure superior Internet connectivity. Our data- and Web-hosting capability will offer seamless and scalable Internet pan-European for emerging Internet service providers and Web-centric companies, offering direct connection to our large seamless network at bandwidths of initially 2.5 gigabits per second, with upgrades up to 10 gigabits per second. We believe that offering data-and Web-hosting services will provide opportunities to cross-sell services on our fiber optic network, thereby improving customer retention and enabling us to address new target segments.


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     We will offer high performance distribution of bandwidth intensive, multimedia applications and regional content through our extensive peering arrangements. Our networked data- and Web-hosting centers are a key component of the infrastructure required to serve the future needs of our customer segments. We plan to extend data- and Web-hosting and co-location services to enable application service providers to distribute applications from their data- and Web-hosting centers. We also intend to offer Internet service providers network-based application services such as unified messaging and facilitate electronic commerce solutions through our data- and Web-hosting centers.

PRICING AND DISTRIBUTION

     Sales of our services are currently conducted through our subsidiary GTS Carrier Services (Ireland) Limited.

     Currently, the price of cross-border pan-European calls are often significantly higher than the underlying cost of transmission and terminating such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating the network enables us to attractively and competitively price our services in the face of declining overall prices for telecommunication services. Our low-cost basis is due to, among other things, our network's use of advanced fiber optic cable and electronic equipment permitting high capacity transmission over longer distances between regeneration/amplifier facilities than legacy networks.

     The term of a typical customer agreement currently ranges from one to three years in length. In addition, we offer ten year leases which require an up-front payment and produce recurring operation and maintenance charges. Our customer agrees to purchase, and we agree to provide, transmission services. In general our customer agrees to pay certain non-recurring charges upfront and recurring charges on an annual basis, payable in twelve monthly installments. If a customer terminates a service order prior to the end of the contract term, the customer is generally required to pay us a cancellation charge equal to three months of service for each of the twelve months remaining in the contract term. We typically guarantee transmission services to a specified service level. If such levels are not met or we fail to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable in respect of the relevant link.

CUSTOMERS

     Our high capacity, dense wavelength division multiplexing and synchronous digital hierarchy based fiber optic network is designed to enable incumbent telecommunications operators, Internet service providers and other bandwidth-intensive customers to integrate high quality, cross-border capacity into their end user offerings. At September 30, 1999, 156 customers were under contract for service on our network. These customers included incumbent telecommunications operators, alternative carriers, voice resellers, international carriers, national Internet service providers, multinational Internet service providers, value added network service providers and Web-centric and media-centric companies. As of September 30, 1999, our customers were contractually obligated to pay us an aggregate of $548.2 million for future services, provided our network performs in accordance with contractual specifications.

     We target eight major market segments or customer groups, which can be characterized as follows:

     - European Incumbent Telecommunications Operators. This customer group consists of the traditional European incumbent telecommunications operators that generally participate in the standard bilateral agreements for cross-border connections. We lower the cost of delivering their international service and provide a vehicle for them to compete in non-domestic markets.

     - Alternative Carriers. This group consists of second carriers, mobile carriers and competitive access providers. These new carriers have chosen to compete with the incumbent telecommunications operators in their respective countries. We provide these companies with the capacity to enter markets quickly and competitive costs for their international services and/or national infrastructure.

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

     - Voice Resellers. Voice resellers are voice carriers that do not own transmission facilities, but obtain communications services from other carriers for resale to the public. Voice resellers are also a growing segment of the market and are expected to increase their market share in conjunction with the liberalization of the European telecommunications market. In the United States, for example, voice resellers were a significant factor in the expansion of competition.

     - International Carriers. This customer group consists of multinational carriers with traffic between European and other international gateways. We can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other networks.

     - National Internet Services Providers. Internet service providers are a fast growing segment generating significant bandwidth requirements. These customers provide Internet access, web-hosting and related value added services to a national customer base. They can be independent, owned by cable TV companies, incumbent or alternative operators. They originate and terminate large amounts of international Internet traffic, for which they typically require congestion-free Internet access. Alternatively, these customers require large managed bandwidth capacity to U.S. Internet providers. Our GTS Ebone Europe services, based on our large pan-European optical Internet protocol network with multiple connections to key U.S. backbones, position us well to serve this segment.

     - Multinational Internet Service Providers. These customers provide Internet access, web-hosting and related value added services to multiple national customer bases and to international business customers. In addition to the traffic generated between their national networks, they originate and terminate large amounts of international Internet traffic. They typically require large managed bandwidth capacity to their core Internet protocol backbone in the United States, completed by congestion-free Internet access to the European domains of the worldwide Internet. Alternatively, these customers require bandwidth between Internet exchanges (point of interconnection between local Internet service providers) in different European countries. Our extensive pan-European and transatlantic bandwidth services, combined with our GTS Ebone Europe services, allow us to serve this segment effectively.

     - Value Added Network Service Providers. Value added networks are data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Value added networks currently purchase their own international circuits and build the required amount of resiliency into their network infrastructure. Such value added network service providers are often offered by global consortia of telecommunications operators, which have pooled their resources in order to compete more effectively in important telecommunications markets, such as those in Western Europe, particularly outside their home market. We allow such customers to meet their needs cost-effectively and to extend their services to new markets or customers without substantial capital investment. These providers build data communications systems in which added value services (e.g. Frame Relay, ATM, LAN-Interconnect) enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions.

     - Web-centric and Media-centric Companies. The emergence of the Internet is causing many companies of all sizes and sectors to rely on Web presence to expand their businesses. These companies need congestion-free highly reliable Internet access and presence which makes them our natural target given our Internet protocol network and installed user base in Europe. Their requirements in terms of Web-hosting and European-focused Internet access lead them to demand the carrier-quality Internet solutions. We expect that the performance made possible by our implementation of optical Internet protocol technology will trigger the emergence of new broadband applications, such as streaming audio or cable TV programming distribution to the end-user via the Internet.

     We expect that additional demand for services will be derived from increased Internet usage caused by the subscription-free Internet phenomenon and usage of dedicated circuits, as well as the exponential increase

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in volume caused by new Internet applications, such as voice-over Internet protocol, broadband applications, electronic commerce applications and Web-hosting, and the wider deployment of corporate data solutions.

NETWORK DESIGN

     The design of our network is based on a layered architecture which separates the physical layer, the optical layer, the transmission layers and the data (Internet protocol) layer of our network with standard interfaces and protocols in order to optimize design and operation and provide flexibility for introducing new technologies, new applications and new services.

     The physical layer of our network is based on a mesh of dark fiber routes interconnecting cities on our network via at least two or three physically diverse paths for maximum resilience against fiber or facilities failures. In each major city there will be two additional customer access sites for reliability.

     The optical layer of our network represents the core of our network and is based on dense wavelength division multiplexing. This layer supports the provision of optical services direct to customers at 2.5 gigabits per second and provides for the operation of multiple synchronous digital hierarchy and/or Internet protocol systems to run concurrently on a single fiber pair in a highly cost efficient manner. The optical layer of our network is based on Ciena 40 wavelength systems with a capacity of 100 gigabits per second on a fiber pair.

     We are using synchronous digital hierarchy (SDH) time division multiplexing equipment to consolidate, groom and add or drop low and high order traffic coming from our various network components and to support the provision of synchronous digital hierarchy leased lines services to customers at data transmission rates ranging from 2 megabits per second to 155 megabits per second.

     The synchronous digital hierarchy layer of the network runs via dense wavelength division multiplexing channels in our network with a multilayered architecture consisting of multiple synchronous digital hierarchy rings optimized for different traffic characteristics. Each synchronous digital hierarchy ring supports full automatic re-routing of traffic in the case of a break in the ring. This layer is based on Alcatel STM-16 (2.5 gigabits per second) systems, which are installed throughout the operational network.

     A gigabit Internet protocol layer is implemented using the latest generation of Internet protocol routing equipment, the Cisco GSR 12000. Backbone links interconnect core network nodes at data transmission rates of 2.5 gigabits per second, providing high quality, seamless Internet protocol connections throughout Europe. The Internet protocol connections gigabit routers are coupled directly to the optical wavelength division multiplexing infrastructure without any additional intermediate equipment, reducing network complexity and costs and increasing efficiency. Core network routers are deployed in a redundant configuration to ensure maximum reliability. Since we design and operate directly both the optical network layer and the Internet protocol layer, a further optimization of the resulting network architecture is achieved. The Internet application implemented on top of the gigabit Internet protocol platform configures us among the prominent Tier-1 Internet service providers in Europe, with direct connections to the other major European Internet backbone providers. For a direct interconnection with major U.S. Internet backbones, two network nodes are deployed in the United States, with high-speed connections to the European gigabit backbone. The high-performance core Internet protocol network is designed to support a flexible introduction of Internet protocol based added-value services at the edge of our network.

     A main network management center, located in Brussels, controls our network. The network operations centers can pinpoint potential service problems and can deal with service re-routing if required much more effectively than in networks controlled by multiple operators in different countries. Our advanced operational support systems also allows us to manage the large number of network components and local repair organizations required in an extensive international network of this size, as well as for advanced customer care in managing customer operational activities.

     Overall, our combination of backup paths and management components enable us to recover from individual failures at the optical, synchronous digital hierarchy and Internet protocol layers. Our resilient approach provides for a high level of network performance and reliability. As a result, we are able to enter into

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strong performance commitments with our customers, and services on most routes of our network have performed at or above 99.9% availability.

     We own substantially all of our network equipment as well as some segments of the fiber optic cable. A substantial part of the fiber is leased on a long-term basis. Long-term leases for fiber are advantageous to us because they reduce the burden of building large quantities of capacity before they can be used. When we lease dark fiber, the infrastructure provider will generally be responsible for maintaining such fiber optic cable. We have entered into agreements with equipment vendors, infrastructure providers and other third parties to supply and/or maintain the equipment for our network.

NETWORK CAPACITY

     Our network includes Ciena 40 dense wavelength division multiplexing systems on a substantial majority of our routes and by mid-2000 all our routes will be dense wavelength division multiplexing based with a data transmission rate of at least 100 gigabits per second per fiber pair. This 100 gigabits per second allows for synchronous digital hierarchy and Internet protocol systems of
2.5 gigabits per second to be installed only when required, thus providing for efficient management of capital investment.


     We will deploy on our core pan-European fiber optic network routes, during 2000 and according to traffic demand, per core route a new generation of wavelength division multiplexing systems scalable up to a minimum of 960 gigabits per second. These systems will be able to handle wavelengths at 2.5 and 10 gigabits per second allowing us to increase the amount of bandwidth carried per fiber pair as well as to reduce interface prices in both wavelength division multiplexing and client layer equipments. We plan to extend capacity in the core portion of our network by developing an additional ring connecting London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels with cable duct accommodating up to 144 fibers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of routes in our network to expand the transmission capacity of those routes by adding fiber pairs and dense wavelength division multiplexing upgrades on selected existing routes whenever demand for capacity will justify it. This approach to fiber utilization again provides for an optimal management of fiber investment.


NETWORK AGREEMENTS

     We have entered into agreements and letters of intent with various infrastructure providers for construction and/or leasing of dark fiber for portions of our network. Our agreements for leases of portions of our network typically require the infrastructure provider to provide a certain number of pairs of dark fiber and in some cases facilities along the network route commencing on dates we provide. The term of a lease agreement generally ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. We are allowed to use the cable for the transmission of messages and other purposes, including increasing capacity. The infrastructure provider is responsible for maintenance of the cable facilities. The infrastructure provider may also provide space for the location of our equipment and related maintenance. The agreements typically provide for termination by the parties only for material breach, but allow the breaching party 90 days to cure the breach. The agreements typically contain a transition period after termination of the agreement to allow us to continue to serve our customers until we can reach agreement with an alternative infrastructure provider. In certain areas of our network where it is not possible to lease dark fiber (which we do not expect to exceed more than 10 percent of our network), we have signed agreements or letters of intent for the right to use managed bandwidth. The terms of these agreements typically range from 10 to 25 years.

     We are also deploying our network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. We constantly evaluate multiple alternative infrastructure suppliers in order to maximise our flexibility. Many portions of our network utilise long-term right-of-way agreements with landowners. As a result of our network development activities to date, we have gained access to infrastructure for our network routes, which we believe, will be difficult for competitors to duplicate.

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COMPETITION

     We compete with various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN Qwest B.V., COLT Telecom Group plc, Level 3 Communications, Inc., Carrier1 International S.A., Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc. Some of these entities have announced plans to construct, have begun to construct or are operating high bandwidth fiber optic networks across various European countries and in several European metropolitan markets and in some cases, providing transatlantic connectivity, which do or will compete with our network and our planned City Enterprise Networks. In addition, a number of telecommunications companies and Internet service providers have begun offering or announced their intentions to offer data- and Web hosting services in key European cities.

     We compete primarily on the basis of the range and quality of services offered, customer service and price. Competitors may force us to lower our prices or modify our service offerings to remain competitive. Many competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources.

     The ongoing liberalization of the European telecommunications market has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant incumbent telecommunications operators as well as an increasing number of new market entrants. In addition, these carriers own and operate fully built networks and infrastructure which provide them with significant cost advantages.

PROPERTIES

     We own substantially all of the telecommunications equipment required for our business; however, a substantial part of the fiber is leased on a long-term basis. Our installed fiber optic cable is laid under the various rights-of-way held by us. Other fixed assets are located at various leased locations in geographic areas served by us. Other fixed assets are located at various leased locations in geographic areas that we serve.

     Our principal administrative offices and our network operations center are located in two adjacent buildings in Hoeilaart, Belgium, just outside Brussels. The leases on both the buildings expire on June 30, 2005. One of the buildings has an option to cancel on January 1, 2002 with a penalty of six months rent. In addition, we have short-term leases expiring on February 28, 2000 in Rixensart, Belgium and on September 1, 2000 in Kraainem, Belgium. We have negotiated leases for two additional buildings in the same complex as our principal offices. The buildings are currently under construction and are expected to be ready for occupancy in the first quarter of 2000. The leases run through January 2009 but may be terminated after six years with six months notice plus six months rental penalty.

     In addition to the offices in Belgium, we have a leased office space in Dublin, Ireland, which expires on October 2, 2022, in London, United Kingdom, which expires in August 2002, in Frankfurt, Germany, which expires in March 2004 and Madrid, Spain, which expires in January 2004. We lease various offices on a short-term basis for regional sales and service personnel.

EMPLOYEES

     As of September 30, 1999, we employed 380 employees. We believe our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     We are subject to various claims and proceedings in the ordinary course of our business. In addition, we are party to the following claims and proceedings:

     Interactive Communications Services (ICS) has brought a claim against our wholly owned subsidiary GTS Carrier Services (Ireland) Limited for damages alleged to exceed E2.9 million. Proceedings were issued on October 11, 1999 and a detailed claim has not yet been served. ICS has obtained an injunction preventing

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GTS Carrier Services (Ireland) Limited from suspending or terminating certain telecommunications services provided to ICS. However, the injunction was discharged on October 26, 1999 because ICS failed to pay L267,000 to GTS Carrier Services (Ireland) Limited, which was a condition for the injunction to remain in place. From evidence before the court in connection with that injunction it appears that ICS's damages claim relates to an alleged breach of contract in GTS Carrier Services (Ireland) Limited not commissioning or connecting telecommunications circuits as quickly as ICS claims GTS contracted to do. We believe that ICS's claim is without merit.

     On March 26, 1999, we opposed the license fee imposed by the French regulator as, among other things, contrary to Article 11 of EC Directive 97/13 which requires license fees to cover only the administrative cost of managing the license. On September 23, 1999, the French regulator informed us that they rejected our position. On November 24, 1999 we filed a complaint before the French administrative tribunal opposing the license fee. Under French law, we are not be required to pay the license fee and the French regulator does not have the right to terminate our license until such time as a ruling by the French administrative tribunal is issued. If our claim is rejected in a final non-appealable judgment, we will be required to pay our license fee in France.

     Based on information currently available, we believe that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations, although there can be no assurance that this will remain the case.

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                         LICENSES AND REGULATORY ISSUES

  OVERVIEW

     The EU has progressively liberalized its telecommunications markets over the past decade. In 1987, a policy document, the EC Green Paper on Telecommunications, charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly public telephone operator networks and the liberalization of services. In 1990, the EU adopted two measures based on these principles: the Open Network Provision Framework Directive and the Services Directive. These two directives set forth basic rules for access to public telephone networks and required the liberalization of the provision of all telecommunications services within the EU except for certain "reserved services", including voice telephony.

     In 1992, the EU adopted the Open Network Provision Leased Line Directive, which requires the incumbent operators to lease lines to competitors and end-users at cost-oriented prices, and to establish cost accounting systems for these products by the end of 1993. Even though most EU member states have established regulatory frameworks requiring incumbent telecommunications operators to lease lines to competitors and end-users, we believe that, in some EU member states, such lines are not yet being offered at cost-orientated prices.

     In October 1999, the EU Commission opened an investigation into the condition of the provisioning and pricing of leased lines. The aim of the investigation is to establish whether current telephone company practices infringe EU competition rules.

     In 1996, the EU adopted the Full Competition Directive, which requires EU member states to permit the provision of telecommunications services, other than reserved services, over (1) networks established by the provider of the services, (2) network infrastructure provided by third parties or (3) by means of sharing of networks from July 1996. Since then, there has been an increasing supply of such capacity offered at attractive prices from such alternative suppliers. The Full Competition Directive also established January 1, 1998 as the date by which all EU member states must remove all remaining restrictions on the provision of telecommunications services, including voice telephony. A number of EU member states were granted a delay in implementing the Full Competition Directive. The EU member states that are still subject to the derogation are as follows:

          (1) Greece, through December 31, 2000;

          (2) Ireland, through January 1, 2000; and

          (3) Portugal, through January 1, 2000.

     Ireland, however, implemented the Full Competition Directive in December 1998.

     Subject to the foregoing, each EU member state is obliged, under EU law, to enforce the terms of the Full Competition Directive in such a manner so as to ensure that its aim and purpose is carried out. Enforceability of the Full Competition Directive may be challenged at the EU level or at the EU member state level. In practice, implementation and enforcement of the directive has been and may also continue to be delayed on a country by country basis.

     In June 1997, the EU adopted a directive that governs the manner in which public network operators and service providers interconnect with the incumbent telecommunications operators' public networks. Among other things, this directive requires EU member states to ensure that incumbent telecommunications operators with significant market power should provide interconnection on the basis of cost-oriented charges.

     In April 1997, the EU adopted a directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications are be required to be dealt with in a timely fashion. The number of licenses may be restricted only to the extent required to ensure the efficient use of scarce resources, such as radio frequencies or numbers.

     In February 1998, the EU adopted a directive on the application of the Open Network Provision to voice telephony and on universal service.

     We believe that the adoption of the Full Competition Directive and the various related directives adopted by the EU have resulted in the removal of most regulatory barriers to the establishment and operation of telecommunications infrastructure in the countries of the EU where we currently operate.

     However, some EU member states are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures suitable for a competitive environment. For example, some EU member states have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of EU directives differs significantly among the EU member states. While some EU member states have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintained various restrictions on full competition.

     Member states of the EU are bound as a matter of international law to comply with certain multilateral trade rules and regulations. On February 15, 1997, over 60 members of the World Trade Organization committed to open their telecommunications markets for basic telecommunications services to foreign competition and ownership and to adopt regulatory measures designed to protect foreign telecommunications providers against anticompetitive behavior by domestic incumbent telecommunications operators. For most parties, these commitments took effect on February 5, 1998 (including the EU member states). We believe that this Agreement will contribute to the creation of a more competitive environment internationally. Specifically, it will result in downward pressure on call termination charges outside the EU. For a discussion of the regulatory risks involved, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offerings in those countries."

     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services and deploy our network. Local laws and regulations and the interpretation of such laws and regulations differ significantly among the jurisdictions in which we operate. For a discussion of the regulatory risks we face, see "Risk Factors -- Delays in regulatory liberalizations in EU member states could adversely affect our service offerings in those countries."

  GTS EUROPE NETWORK

     We require licenses, authorizations or registrations in almost all countries to operate our network and provide our service. Licenses, authorizations or registrations have been obtained in Austria, Belgium, Czech Republic, Finland, France, Germany, Italy, Luxembourg, The Netherlands, Spain, Sweden, Switzerland, the United Kingdom and the United States. No license or authorization is required to operate our network in Denmark. We intend to file applications in other countries in anticipation of service launch in accordance with our network roll-out plan.

     A summary discussion of the regulatory framework in certain countries where we have developed and are developing our network is set forth below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     Austria. A new Telecommunications Act entered into force in Austria in 1997. On May 3, 1999, we were granted a concession to build and operate our network, including our City Enterprise Networks, throughout Austria.

     Belgium. The implementing legislation regarding the licensing regimes for the provision of voice telephony services and the establishment of public network infrastructure entered into force in July 1998. Until such entry into force, the Belgian Telecommunication Authority worked with a system of provisional licenses. Through a wholly owned subsidiary, we obtained a provisional license in February 1997 from the

Belgian regulatory authority to build infrastructure between major Belgian population centers and the relevant border crossings. We also had an authorization to provide liberalized services using alternative infrastructure. We were granted a permanent license to build and operate our network on January 26, 1999. In December, 1999, we obtained an extension to our license in order to operate routes linking a planned point of presence in Diegem. We will be required to notify the Belgium regulator in the event that we deploy City Enterprise Networks in Belgium.

     Czech Republic. Through a wholly owned subsidiary, we were granted a license for the provision of our international services on October 6, 1999. The license is valid for 10 years.

     Denmark. In July 1997, Denmark fully liberalized its telecommunications markets in accordance with the requirements of the relevant EU Directives. According to the Danish rules, we do not require any regulatory approval in order to install or operate our network in Denmark.

     Finland. In 1997, Finland enacted the Telecommunications Market Act, which brought its laws into conformity with the Full Competition Directive. The Act requires persons intending to provide telecommunications services to notify the responsible Ministry in advance. On July 7, 1999, the Ministry notified us that we could provide international telecommunications services.

     France. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. On November 19, 1997, we obtained authorization to build and operate our network in specific regions of France. In September 1998, we were granted an extension of our authorization in order to extend our network in France to reach Italy and Spain. Our authorization requires prior notification to and approval by the French regulator of any substantial changes in our capital or our controlling shareholder. The authorization is valid for 15 years.

     Germany. Germany adopted legislation implementing the Full Competition Directive and removing all remaining restrictions on competition from August 1996. We were granted a license by the German regulatory authorities on July 18, 1997. The license permits us to build and operate the portions of our network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French border. In August 1998, we were granted extensions to our license to build and operate routes linking Hamburg, Hanover, Munich and Berlin and of routes to Denmark. On November 12, 1999, we obtained an infrastructure nationwide license to cover all of Germany. This nationwide license will allow us to deploy planned City Enterprise Networks in Germany.

     Italy. Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy adopted legislation in July 1997 creating an independent national regulatory authority for the telecommunications and audiovisual sectors. In September 1997, Italy adopted a regulation implementing all EC directives in the telecommunications sector and since then specific laws relating to licensing and interconnection and universal service have been adopted. The Italian authorities granted a license to us in August 1998, enabling the development of our network in the northwest region of Italy and the offering of services in Milan. We expect to apply for an extension of our license in order to offer services in other cities, and continue to expand our network, including our planned City Enterprise Network, in Milan. The Italian license is valid for 15 years.

     Luxembourg. A new Telecommunication Act entered into force in April 1997, and a Royal Decree on licensing conditions entered into force in July 1998. On February 11, 1999, we were granted a license to build and operate a public telecommunications network, which is valid for 30 years.

     The Netherlands. In July 1997, the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of competitive public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule.

     A new Telecommunications Act came partly into force on December 15, 1998. The new Act confirms the full liberalization of the telecommunications market in accordance with EU law. The Dutch regulator granted a registration to us as a public telecommunications network operator on March 3, 1999. This registration supersedes a registration which was granted to us on August 1, 1996.

     Spain. Spain was granted the right to a delay in liberalizing its telecommunications market until November 30, 1998. In April 1998, Spain adopted the LGT, its new telecommunications law. The LGT was implemented through the use of secondary legislation. The LGT and the secondary legislation resulted in the full liberalization of the Spanish telecommunications market on December 1, 1998. We were granted a license to install and operate a telecommunications network in Spain on January 14, 1999. The license is valid for 20 years.

     Sweden. Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed in 1997 to reinforce the powers of the national regulatory authority, to ensure conformity with EU Directives and to supplement the pre-existing licensing regime with a general authorization regime for certain services. We registered with Swedish authorities and have been able to provide service in Sweden since July 1998.

     Switzerland. A new Swiss Telecommunications Law entered into force in January 1998. Although Switzerland is not a member state of the EU, the effect of the law is largely to mirror the EU telecommunications liberalization directives. From that date, the existing voice telephony monopoly was abolished and the provision of competing services fully liberalized. On September 18, 1998, the Swiss regulatory authority granted a definitive concession to us (replacing an earlier provisional concession) to build and operate our network in Switzerland. We are expecting to apply for an extension to our concession in the event that we deploy City Enterprise Networks in Switzerland.

     United Kingdom. Since the elimination in 1991 of the UK telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of the UK regulator to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The United Kingdom has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. We have received a license from the Secretary of State for Trade and Industry dated December 18, 1996 which grants the right to run a telecommunications system or systems in the United Kingdom connected to overseas telecommunications systems and to provide international services over such systems. The license was modified on September 27, 1999, and now, in addition to international services, the license permits us to provide domestic services over our own system. At the same time, the term of the license was extended to 25 years.

     United States. The Federal Communications Commission ("FCC") granted a license to us pursuant to Section 214 of the Communications Act of 1934 authorizing us to provide limited global facilities-based and global resale services, (subject to the terms and conditions imposed by the law and authorization), effective October 23, 1998. The Section 214 authorization does not allow us to offer U.S. services between the United States and Hungary, Poland, the Czech Republic, Romania, Monaco, Russia, Ukraine, Kazakhstan, Uzbekistan, Azerbaijan, China and India. On August 16, 1999, we filed an application with the FCC for a Section 214 authorization to provide international facilities-based and resale service between the United States and the latter countries. The FCC issued a public notice stating that the portion of the application relating to service between the United States and Russia was removed from stream line processing, and that the remainder of the application was granted on October 13, 1999. We do not require any authorization to provide state-to-state services within the United States. We expect to be able to obtain any license that may be required to be issued by a state regulatory commission to provide services between points within a single state.

     We intend to file applications in other countries including Croatia, Hungary, Ireland, Poland, Portugal, Slovakia and Russia in anticipation of service launch in accordance with our network roll-out plan. With the exception of Ireland and Portugal, which are members of the EU and whose laws must comply with EU Directives, these countries have not generally liberalized their telecommunications sector. We cannot assure you that they will do so in a timely manner or at all. In addition, the terms and conditions of our licenses, authorizations or registrations may limit or otherwise affect our scope of operations. We cannot assure you that (1) we will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services we currently provide and plan to provide, (2) such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or (3) the licenses, authorizations or registrations required in the future can be obtained by us. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on us.

     INTERNET PROTOCOL TRANSPORT SERVICES

     At present there is no general consensus on the regulatory position of Internet protocol transport services in Europe and the United States. Currently, Internet protocol transport services are generally treated as unregulated or, in some European countries, as a telecommunications service subject to minimal regulatory requirements. We cannot assure you that Internet protocol transport services will not be regulated in the future in Europe or the United States. We will continue to monitor regulatory developments that may affect Internet protocol transport services' operations.

     DATA- AND WEB-HOSTING

     The laws relating to the regulation and liability of companies providing Web-hosting services in relation to the information carried or disseminated through their services are in the process of development in Europe. In England, for example, a recent court decision held an Internet service provider liable for certain allegedly defamatory content carried through its network under factual circumstance in which the Internet service provider had been notified by the complainant about the message which the Internet service provider had failed to delete when asked to do so by the complainant. Decisions, laws regulation and content liability may significantly affect the services we intend to offer. We will continue to monitor the developments that may affect these services.

                                   MANAGEMENT

MEMBERS OF THE BOARD OF SUPERVISORY DIRECTORS AND THE BOARD OF MANAGING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The Members of the Board of Supervisory Directors and the Board of Managing Directors and executive officers and their respective ages as of December 31, 1999 and positions are set forth below.

BOARD OF SUPERVISORY DIRECTORS

                 NAME                    AGE                               POSITION
                 ----                    ---                               --------
Robert J. Amman........................  61    President and Chief Operating Officer of Global TeleSystems
                                                 Group, Inc.
Mikel H. Williams......................  41    Vice-President -- Finance Operations of Global TeleSystems Group,
                                                 Inc.

BOARD OF MANAGING DIRECTORS

NAME                                     AGE                               POSITION
----                                     ---                               --------
Jim Reynolds...........................  47    Managing Director
Gerard J. Caccappolo...................  56    Managing Director

EXECUTIVE OFFICERS OF THE COMPANY

NAME                                     AGE                               POSITION
----                                     ---                               --------
Jim Reynolds...........................  47    President and Managing Director (Principal Executive Officer)
Gerard J. Caccappolo...................  56    President of Marketing and Sales and Managing Director
Philip J. Blanchette...................  49    Vice President of Operations
Bruce C. Rudy..........................  43    Vice President of Fiber and Facilities Purchasing
John Allan Shearing....................  49    Vice President of Engineering
Jan De Wispelaere......................  39    Vice President and General Counsel
Mikel Williams.........................  41    Acting Vice President -- Chief Financial Officer (Principal
                                                 Financial and Accounting Officer)

BOARD OF SUPERVISORY DIRECTORS

     Our general affairs and business and the executive board which manages the company (the "Board of Managing Directors") (Directie) are supervised by a board appointed by the general meeting of shareholders (the "Board of Supervisory Directors") (Raad van Commissarissen).

     Our Articles of Association (the "Articles of Association") provide for at least two supervisory directors who must be natural persons ("Supervisory Directors") to serve on the Board of Supervisory Directors. Under the law of the Netherlands, a member of the Board of Supervisory Directors of a company cannot be a member of the Board of Managing Directors of the same company. The members of the Board of Supervisory Directors are appointed by the general meeting of shareholders. The Board of Supervisory Directors elects a chairman from among its members. See "Certain Relationships and Related Transactions." The Board of Supervisory Directors meets four times a year and also upon the request of its chairman or the Board of Managing Directors. Pursuant to the Articles of Association, Supervisory Directors may be suspended or dismissed by the general meeting of shareholders. The remuneration or compensation of the Supervisory Directors is determined by the general meeting of shareholders.

     While the Board of Managing Directors is the executive body of the company and is responsible for managing its affairs and representing the company in its dealings with third parties, the primary responsibility of the Board of Supervisory Directors is to supervise the policies enacted by the Board of Managing Directors and the general course of our affairs. The Board of Supervisory Directors advises the Board of Managing Directors. In the fulfilment of their duties, members of the Board of Supervisory Directors are required to act in our best interests.

     The members of the Board of Supervisory Directors are as follows:

     Robert J. Amman. Mr. Amman was elected to GTS's Board of Directors in May 1998 and was appointed President of GTS in March 1999. Mr. Amman was Chairman, President and Chief Executive Officer of John H. Harland Company, a printing firm, from 1995 to 1998. Previously, from 1994 to 1995, he served as Vice Chairman of First Financial Management Corporation, where he was responsible for the merchant services businesses consisting of Western Union, NaBanco, Telecheck, Nationwide Credit and International Banking Technologies. From 1988 to 1994, Mr. Amman served as President and Chief Executive Officer of Western Union Corporation, where he oversaw the transformation of the firm from a telecommunications to a financial services company.

     Mikel H. Williams. Mr. Williams has served as Vice President -- Finance Operations of Global TeleSystems Group, Inc. since November 1996. From 1990 to 1996, he was Managing Director -- Finance and Administration of Burson-Marsteller, Washington Region. Mr. Williams served as Chief Financial Officer of Black, Manafort, Stone & Kelly from 1985 to 1990. Previously, he was a Manager with Price Waterhouse. Mr. Williams is also Acting Vice President, Finance of GTS's Carrier Services division.

BOARD OF MANAGING DIRECTORS

     The Board of Managing Directors, consisting of two members, is charged with the management of the Company in accordance with our business plan under the supervision of the Board of Supervisory Directors. Jim Reynolds acts as Managing Director. Under the Articles of Association, the Board of Managing Directors must obtain the approval of the Board of Supervisory Directors in order to take the following actions: (a) to adopt and amend our business plan and annual budget; (b) to incur expenses in excess of the adopted or amended annual budget;
(c) to incur loans outside of our ordinary business, except draw-downs of amounts previously approved on our account with a bank designated by the Board of Supervisory Directors; (d) to lend sums which exceed the amounts previously approved by the Board of Supervisory Directors outside our ordinary business;
(e) to commit us to guarantee debts of third parties outside our ordinary business; (f) to extend our business into a new line of business and to discontinue our business; and (g) to alienate a considerable part of our assets.

     The Articles of Association provide that the Board of Managing Directors shall consist of at least one member. The members of the Board of Managing Directors are appointed by the general meeting of shareholders. The general meeting of shareholders may suspend or dismiss a member of the Management Board by a vote of a majority of votes cast in a meeting in which at least four-fifths of the issued capital is present or represented. The compensation and other terms and conditions of employment of the members of the Board of Managing Directors is determined by the general meeting of shareholders.

     The members of the Board of Managing Directors are as follows:

     Jim Reynolds, President and Managing Director. Mr. Reynolds joined GTS in March 1999, and assumed his current positions at GTS Europe in June and September 1999. Mr. Reynolds was formerly chief operating officer of Esprit Telecom Group plc. His experience and track record extends over 26 years in the information technology and telecommunications field. Previously Director of Products and Services at Mercury Communications, Mr. Reynolds was responsible for the rationalization and development of the Mercury service portfolio during the period when Mercury was focusing on making major improvements to service delivery and profit. As part of this role he managed the Mercury Enterprise businesses disposing of a number of these and integrating others into the main company. Before joining Mercury in 1992 he led the first Digital Equipment product group outside the United States and spent 15 years with ITT Corporation. Mr. Reynolds is also President of GTS's Network Services division.

     Gerard J. Caccappolo, President of Marketing and Sales and Managing Director. Mr. Caccappolo joined GTS Europe in January 1995 as Director of Marketing and Sales, responsible for market and customer segmentation, services development, and pricing and sales strategies. Mr. Caccappolo also serves as President of GTS's Carrier Services division. Prior to joining GTS Europe, from September 1988 to December 1994, he was Vice President of Marketing and Sales -- International Carriers at Ascom Timeplex Equipment (Telecommunications) Manufacturer.

EXECUTIVE OFFICERS OF THE COMPANY

     Philip J. Blanchette, Vice President of Operations. Mr. Blanchette jointed GTS in October 1998 as Vice President, network operations and engineering of its Access Services division. In June 1999, he assumed his current position at GTS Europe and also became President, GTS Network Operations at GTS's Network Services division. Before joining GTS, Mr. Blanchette served as senior executive consultant for Bayan Telecommunications Holding Co. For Bayan, he consulted with the company in its start up of a 350,000-line competitive local exchange carrier in the Philippines, as well as the establishment of operational procedures. Prior to that, from 1969 to 1996, he held a variety of progressively responsible positions with NYNEX Corporation and its predecessor company. In his last position at NYNEX, Mr. Blanchette headed operations for a start-up cable television venture in Bangkok, Thailand.

     Mr. Caccappolo's background is described above under "Board of Managing Directors."

     Mr. Reynolds' background is described above under "Board of Managing Directors."

     Bruce C. Rudy, Vice President of Fiber and Facilities Purchasing. Mr. Rudy joined GTS Europe in 1996 and was Director of Business Development, Planning and Regulatory Affairs, responsible for business planning, financial modeling, shareholder relations and development. Mr. Rudy previously worked for Lochridge & Company, Inc. Management Consultants in Boston, where he was a senior consultant from September 1989 to December 1995.

     John Allan Shearing, Vice President of Engineering. Mr. Shearing joined GTS Europe in November 1995 as Director of Operations, with responsibility for network operations, customer service and information systems. Before joining GTS Europe, Mr. Shearing spent eight years at S.W.I.F.T. as Network Operations Director and also managing the acceptance and implementation of a new generation of network systems and applications.

     Jan De Wispelaere, Vice President and General Counsel. Mr. De Wispelaere joined GTS Europe as a consulting attorney in 1995 and has since been promoted to the position of Vice President -- Corporate Secretary and General Counsel. Prior to joining GTS Europe, from January 1994 to November 1995, Mr. De Wispelaere had been with Stanbrook & Hooper -- European Community Lawyers. Prior to that, he was with Scott Paper Company and SD Warren Group as Senior Counsel for five years. He has held since 1993 positions as a member of the Board of Directors and Management Board of the German Scott -- Feldmuhle HQ Company, as well as several Scott Paper operating entities in Europe.

     Mr. Williams' background is described above under "Board of Supervisory Directors."

COMPENSATION OF DIRECTORS

     The directors on the Board of Supervising Directors and the Board of Managing Directors receive no fees from the Company for serving as directors.

EXECUTIVE COMPENSATION

     The following table sets forth each component of compensation paid or awarded to, or earned by, the chief executive officer (who is the Managing Director of GTS Europe) and the four most highly compensated executive officers other than the chief executive officer during the fiscal year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL                             LONG-TERM COMPENSATION AWARDS
                                    COMPENSATION                      -------------------------------------
                                 -------------------   OTHER ANNUAL   RESTRICTED STOCK       SECURITIES        ALL OTHER
NAME AND                          SALARY     BONUS     COMPENSATION       AWARD(S)       UNDERLYING OPTIONS   COMPENSATION
PRINCIPAL POSITION        YEAR      $         ($)          ($)              ($)                 (#)               ($)
------------------        ----   --------   --------   ------------   ----------------   ------------------   ------------
Jan Loeber(1)...........  1998   $310,000   $119,400     $101,840(2)         -0-             150,000(12)       $178,565(11)
  Managing Director       1997    235,000     78,608       46,598(2)         -0-               4,812(4)         179,450(11)
                          1996    235,000     78,608       42,806(2)            (3)              3.5(4)          12,986(11)
Gerard J. Caccappolo(1).  1998    191,042     52,500       83,125(6)         -0-              61,000(12)          4,000(5)
  Corporate Director of   1997    173,750     80,000       32,043(6)         -0-               1,714(4)           4,000(5)
  Marketing and Sales...  1996    160,000     40,000       42,108(6)         -0-                 1.5(4)           3,750(5)
Bruce Rudy(1)...........  1998    158,417     55,800       73,017(9)         -0-              55,000(12)          4,000(5)
  Corporate Director of   1997    140,500     13,500       15,096(9)         -0-                 476(4)           3,850(5)
  Business Development    1996    135,000     13,509       18,416(9)         -0-                 0.5(4)           2,532(5)
  and Regulatory
John Shearing...........  1998    147,051(7)  44,260(7)        --(8)         -0-              34,000(12)            -0-
  Corporate Operations    1997    186,678(7)  31,491(7)          (8)         -0-                 476(4)             -0-
  Director                1996    173,594(7)  35,163(7)          (8)         -0-                  --                -0-
Steven Andrews(1).......  1998    187,000     18,700       67,794(10)        -0-                  --              2,337(5)
  Corporate               1997     62,333         --        9,200(10)        -0-                 952(4)              --
  Administration          1996         --         --           --            --                   --                 --
  Director

---------------

 (1) The terms of the named executive officer's employment are included in an agreement between the named executive officer and an affiliate of GTS. Such named executive officer is seconded to GTS Europe for a fee. In June 1999, Mr. Loeber became Executive Vice President of Strategic Planning of GTS and Mr. Reynolds became President of GTS Europe. In September 1999, Mr. Reynolds replaced Mr. Loeber as Managing Director of GTS Europe. In June 1999, Messrs. Caccappolo, Rudy and Shearing assumed the positions set forth under "-- Executive Officers of the Company" and Mr. Andrews left GTS Europe and became President of another GTS affiliate.

 (2) For 1998, the amount listed represents the sum of a cost of living allowance of $21,700, a tax equalizing payment of $58,613 that compensates Mr. Loeber for the higher taxes he pays because he resides in Belgium instead of the United States, use of a company car and gross-up payment for certain tax liabilities in the amount of $21,527. For 1997, the amount listed represents the sum of a cost of living allowance of $16,450, a tax equalization payment of $13,953 that compensates Mr. Loeber for the higher taxes he pays because he resides in Belgium instead of the United States, use of a company car and a gross-up payment for certain tax liabilities in the amount of $11,648. For 1996, the amount listed represents the sum of a cost of living allowance of $16,450, paid home leave of 9,031, use of a company car and a gross-up payment of $12,778 for certain tax liabilities.

 (3) Mr. Loeber has been granted a restricted stock award of 30,000 shares of Global TeleSystems Group, Inc. common stock which vests in equal thirds, beginning in January 2, 1997.

 (4) For 1997, represents stock options awarded under The Key Employee Stock Option Plan of Hermes Europe Railtel B.V. (the "GTS Europe Stock Option Plan") For 1996, represents stock options granted under the GTS-Hermes, Inc. 1994 Stock Option Plan (the "GTS-Hermes Plan"). The stock options granted in 1997 are in substitution for the stock options granted in 1996, which have been cancelled. No stock options were granted in 1998.

 (5) These named executive officers participate in the GTS 401(k) plan to which GTS contributed the amounts indicated for 1998, 1997 and 1996.

 (6) Mr. Caccappolo received a cost of living allowance of $13,373, $12,163 and $11,200 in 1998, 1997 and 1996, respectively, and resides in a company apartment which the company paid the equivalent of $16,595, $16,109 and $17,928 per year in rent in 1998, 1997 and 1996, respectively. In 1998, Mr. Caccappolo also received a tax equalization payment of $42,278, paid home leave of $3,660 and a gross-up payment for certain tax liabilities of $1,011. In addition, we provided Mr. Caccappolo with the use of a company car in 1998, 1997 and 1996.

 (7) Converted from Belgian Francs to U.S. Dollars at an exchange rate of BF34.57=$1.00, BF35.77=$1.00 and BF32.04=$1.00 in 1998, 1997 and 1996,
     respectively.

 (8) Perquisites and other personal benefits paid to Mr. Shearing during 1998, 1997 and 1996 were less than the lesser of $50,000 and 10 percent of the total of annual salary and bonus reported for the named executive officer.

 (9) Mr. Rudy received a housing allowance of $14,904, $15,096 and $16,855 during 1998, 1997 and 1996, respectively. In 1998, Mr. Rudy also received a tax equalization payment of $32,501, paid home leave of $16,822, tuition reimbursement of $1,932 and a gross-up for certain tax liabilities of 1,059. In addition, we provided Mr. Rudy with the use of a company car in 1998,1997 and 1996.

(10) Mr. Andrews received a cost of living allowance of $13,090 and $4,363 and a housing allowance $16,548 and $4,124 during 1998 and 1997, respectively. In 1998, Mr. Andrews also received a tax equalization payment of $21,583 and paid home leave of $5,427. In addition, we provided Mr. Andrew with the use of a company car in 1998 and 1997.

(11) This amount represents premiums paid by Global TeleSystems Group for $1,000,000 in term life insurance for Mr. Loeber and contributions to Mr. Loeber's account by Global TeleSystems Group under the 401(k) Plan. For 1998 and 1997, the amount also includes $156,700 which represents the value as of December 31, 1998 and 1997 of 10,000 shares of Global TeleSystems Group restricted common stock which vested in each of 1998 and 1997.

(12) For 1998, represents stock option for Global TeleSystems Group common stock awarded under the Global TeleSystems Group Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR --
                   GLOBAL TELESYSTEMS GROUP STOCK OPTION PLAN

                       NUMBER OF SECURITIES    % OF TOTAL OPTIONS    EXERCISE OR
                            UNDERLYING        GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION       GRANT DATE
        NAME            OPTIONS GRANTED(#)       IN FISCAL YEAR       ($/SHARE)       DATE      PRESENT VALUE($)(3)
        ----           --------------------   --------------------   -----------   ----------   -------------------
Jan Loeber...........        150,000(1)               4.0              $25.75       10-14-08        $2,476,905
Gerard J.
  Caccappolo.........         25,000(2)               0.6               46.75       03-31-08           763,660
                              36,000(1)               0.9               25.75       10-14-08           594,457
                             -------                  ---                                           ----------
          Total......         61,000                  1.5                                            1,358,117
Bruce Rudy...........         25,000(2)               0.6               46.75       03-31-08           763,660
                              30,000(1)               0.8               25.75       10-14-08           495,381
                             -------                  ---                                           ----------
          Total......         55,000                  1.4                                            1,259,041
John Shearing........         10,000(2)               0.3               46.75       03-31-08           305,464
                              24,000(1)               0.6               25.75       10-14-08           396,305
                             -------                  ---                                           ----------
          Total......         34,000                  0.9                                              701,769
Steven Andrews.......             --                   --                  --             --                --

---------------

(1) All these options in Global TeleSystems Group common stock would vest in February 2005, when financial results for 2004 are expected to be publicly announced. If certain performance targets are met or exceeded, these options could be fully exercisable in February 2002, when financial results for 2001 are expected to be publicly announced.

(2) The options in Global TeleSystems Group common stock vest one-fourth on each of the first four anniversaries of the date of grant.

(3) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 0.75, risk-free interest rate of 4.23% and expected life of five years.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-ENDED OPTION VALUES

                               SHARES                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                              ACQUIRED       VALUE       UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                 ON         REALIZED      OPTIONS AT FY-END(#)           AT FY-END($)(2)
           NAME              EXERCISE(#)     ($)(1)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              -----------   ----------   -------------------------   -------------------------
Jan Loeber.................     3,209      $2,129,793       1,603/-0-                   1,292,928/-0-
Gerard J. Caccappolo.......     1,143         739,389        571/-0-                     460,673/-0-
Bruce Rudy.................       318         179,754        158/-0-                     112,042/-0-
John Shearing..............       159          99,359        159/158                     84,448/84,237
Steven Andrews.............        --              --        317/635                    255,987/512,063

---------------

(1) Based on the difference between fair value price on the date of exercise and the option exercise price.

(2) Based on a valuation price of $889.61 per share of GTS Europe common stock at December 31, 1998. This valuation was determined by the valuation per common share that GTS Carrier Services paid to AB Swed Carrier for acquiring all of its minority interest in GTS Europe on October 31, 1998.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
          FISCAL YEAR-ENDED OPTION VALUES -- GLOBAL TELESYSTEMS GROUP
                               STOCK OPTION PLAN

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                                      OPTIONS AT FY-END(#)            AT FY-END($)(2)
                      NAME                        EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE
                      ----                        ----------------------------   -------------------------
Jan Loeber......................................         0/150,000                     $0/$4,500,000
Gerard J. Caccappolo............................         0/61,000                      0/ 1,305,000
Bruce Rudy......................................         0/55,000                      0/ 1,125,000
John Shearing...................................        0/34,000                      0/ 810,000

---------------

(1) No options were exercised during the year ended December 31, 1998.

(2) Based on the closing price of $55.75 on the Nasdaq Stock Market of the Global TeleSystems Group Common Stock on December 31, 1998.

KEY EMPLOYEE STOCK OPTION PLAN OF GTS EUROPE

     We have adopted the Key Employee Stock Option Plan of GTS Europe. (the "New Plan"). Under the New Plan certain employees of GTS Europe will be granted stock options to purchase its common stock. Subject to adjustment in the event of certain changes in capitalization, a maximum of 24,760 shares of GTS Europe common stock are authorized for grant under the New Plan.

     The New Plan is administered by the Board of Supervising Directors which will have broad discretion to determine who shall receive awards under the New Plan, the terms of such awards and interpret the New Plan. The New Plan will continue in effect until 2004, unless terminated earlier by the Board of Supervising Directors.

     Each stock option granted under the New Plan shall have a term of ten years, except those granted in 1997 reflected in the table above. The exercise price of each such stock option will be determined at the time of grant. In addition the stock options granted under the New Plan will become exercisable at such times and under such conditions as determined by the committee.

     The Board of Supervising Directors may amend or terminate the New Plan at any time, provided that the rights of participants are not impaired.

PENSION PLAN

     In 1995, we established a defined benefit pension plan (the "Pension Plan") that covers substantially all of its employees that are at least twenty-five years of age and have at least one year of service. The benefits are based on years of service and the employee's compensation at retirement. Mr. Shearing participates in the Pension Plan. Each participant in the Pension Plan will receive a lump sum at retirement equal to 450% of final annual salary up to a specified ceiling which changes every year (in 1997 the ceiling was BF1,352,000) plus 910% of the excess multiplied by the years of service divided by 35. The maximum years of service taken into account under the formula is 35. The normal retirement age is 60. We have entered into an agreement with an insurance company for the provision of a group insurance policy (the "Policy"). Premium payments for the Policy are partly paid by the employee based on specified terms that consider the employee's annual salary, with the remaining premium paid by us. Premiums are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. (See Note 5 to the Notes to Consolidated Financial Statements). Upon termination of employment prior to retirement age, employer contributions cease and the participant may decide to receive the cash surrender value of the policy, to continue paying premiums or cease paying premiums but in either case maintaining the policy which is paid out according to its terms.

                                                         PENSION PLAN TABLE
                                                          YEARS OF SERVICE
                                   --------------------------------------------------------------
REMUNERATION                           15           20           25           30           35
------------                       ----------   ----------   ----------   ----------   ----------
$125,000.........................  $  370,313   $  493,750   $  617,188   $  740,625   $  863,200
$150,000.........................     467,870      623,829      779,786      935,744    1,090,610
$175,000.........................     565,508      754,011      942,513    1,131,056    1,318,200
$200,000.........................     663,100      884,140    1,105,170    1,326,210    1,545,700
$225,000.........................     760,703    1,014,271    1,267,838    1,521,405    1,773,200
$250,000.........................     858,300    1,144,400    1,430,500    1,716,600    2,000,000
$300,000.........................   1,053,490    1,404,660    1,755,820    2,106,990    2,455,700
$400,000.........................   1,443,880    1,925,181    2,406,476    2,887,771    3,365,700
$450,000.........................   1,639,080    2,185,440    2,731,800    3,278,160    3,820,700
$500,000.........................   1,834,270    2,445,700    3,057,120    3,668,550    4,275,700

The above pension benefits are based on the following formula:
(260% S1 + 910% S2) X N/35

  S      =    annual salary
  S1     =    S up to the "ceiling"
  S2     =    S above the "ceiling"
  N      =    years of service up to a maximum of 35

For purposes of this calculation the "ceiling" is U.S. $42,200.

EMPLOYMENT AGREEMENTS

     All the named executive officers have employment agreements with either GTS Europe (the "Company Employment Agreements") or an affiliate of Global TeleSystems Group (the "GTS Employment Agreements"). We reimburse Global TeleSystems Group for payments made to named executive officers under contracts with Global TeleSystems Group. The Employment Agreements generally are each for a term of two to three years and include an automatic renewal provision unless either party provides notice of termination on or prior to 90 days thereof.

     Mr. Shearing has an employment agreement. Mr. Shearing's employment agreement was entered into by the parties of November 1, 1995 for an undetermined period of time. Mr. Shearing's initial annual salary was BF2,800,000, which is net of all tax and social security contributions. Mr. Shearing's gross salary for fiscal year 1998 was BF5,083,553. He may also receive a yearly performance-based bonus of up to 20% of his base salary at our discretion. Mr. Shearing participates in our pension plan and is provided with a company car.

     See "Certain Relationships and Related Transactions" for a description of the GTS Employment Agreements.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the common shares of GTS Europe, as of September 30, 1999 and after giving effect to the exchange of GTS shares for GTS Europe shares described in footnote 2 below, by each beneficial owner of 5% or more of the common shares and by directors and officers of GTS Europe. The following table assumes that the registration of the relevant deeds of transfer in respect of such exchange and other transfers had occurred as of September 30, 1999. For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                        SHARES OF STOCK       SHARES OF STOCK TO BE
                                                       BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                     IMMEDIATELY BEFORE THE   IMMEDIATELY AFTER THE
                                                       COMPLETION OF THE        COMPLETION OF THE
                                                        GTS EUROPE SHARE         GTS EUROPE SHARE
                                                       EXCHANGE OFFER(2)        EXCHANGE OFFER(2)
                                                     ----------------------   ----------------------
                                                     NUMBER OF                NUMBER OF
             NAME OF BENEFICIAL OWNER                 SHARES     PERCENTAGE    SHARES     PERCENTAGE
             ------------------------                ---------   ----------   ---------   ----------
GTS Carrier Services, Inc..........................   190,468       95.2%      190,468       95.2%
Global TeleSystems Group, Inc......................        --         --         6,565        3.3
Gerard Caccappolo(1)...............................     1,714       *              571       *
Bruce Rudy(1)......................................       476       *              158       *
John Shearing(1)...................................       318       *              159       *
Jan De Wispelaere(1)...............................       318       *              159       *
                                                      -------                  -------
All Directors and Executive Officers as a Group (4
  persons).........................................     2,826        1.4%        1,047       *
                                                      -------                  -------
          Total of above...........................   193,294                  198,080
                                                      =======                  =======

------------------------------

     * Less than 1%.

  (1) The shares are beneficially owned by these persons and GTS Europe has established a stock option plan pursuant to which key officers and employees were granted options to purchase common shares of GTS Europe. GTS Europe does not intend to grant additional options to purchase common shares of GTS Europe. See "Management -- Executive Compensation."

  (2) On October 15, 1999, GTS entered into an exchange agreement with all of the minority interest holders of GTS Europe's common shares and grantees of GTS Europe stock options that provides for the acquisition by GTS of their equity interest in GTS Europe. Specifically, the agreement provides that GTS will acquire the respective minority interest holders common shares of GTS Europe that have been held by them for a period greater than six months based on the current fair market value of GTS Europe on the date of the exchange, as determined by a globally-recognized investment banking firm that is mutually acceptable to the parties of the agreement. The agreement also provides that GTS would issue its common shares to GTS Europe's minority interest holders based on the fair market value, as defined in the exchange agreement, of GTS common shares on the date of the exchange.

      In addition, as part of this agreement, and effective October 15, 1999, GTS has exchanged 5,985,930 of its common shares for 6,565 of GTS Europe's common shares. Accordingly, subsequent to the October 15, 1999 exchange, minority interest holders of GTS Europe have beneficial ownership rights in GTS Europe's common shares, and stock options to purchase common shares, totaling 3,601 common shares of GTS Europe. As stated previously, GTS intends to acquire these common shares in the future; however, future acquisitions will be based on future market values of GTS Europe and GTS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASE OF SHARES BY GTS CARRIER SERVICES

     In connection with its purchases of AB Swed Carrier's and SNCB/NMBS's minority common share interests in GTS Europe in December 1998 and June 1999, respectively, GTS Carrier Services paid approximately $10.0 million to a company that is affiliated with a member of the Supervisory Board of GTS Europe for negotiating with AB Swed Carrier and SNCB/NMBS on behalf of GTS Carrier Services to purchase their respective ownership interests in GTS Europe.

GTS EMPLOYMENT AGREEMENTS

     Messrs. Loeber, Caccappolo, Blanchette and Rudy are parties to GTS Employment Agreements. Each GTS Employment Agreement provides the relevant Named Executive Officer with a salary, bonus and a standard company welfare benefits package as well as the use of an automobile, cost of living allowance, tax equalization and certain other fringe benefits. In addition, the GTS Employment Agreements include severance benefit provisions. Finally, the GTS Employment Agreements include noncompete and nonsolicitation clauses that cover the term of employment and twelve months thereafter. Under the GTS Agreements, each party employee, except Mr. Blanchette, was entitled to participate in the GTS-Hermes Plan. The options outstanding under the GTS-Hermes Plan were cancelled and replaced by options under the GTS Europe Stock Option Plan. In addition, in 1996, Mr. Loeber received a restricted stock award of 30,000 shares of GTS common stock.

TRANSACTIONS WITH OUR GTS BUSINESS SERVICES AFFILIATES

     Our parent, GTS, provides a range of telecommunications services to businesses and other high usage customers throughout Europe through its Business Services division. GTS conducts its Business Services operations through its recently acquired subsidiaries NetSource Europe ASA, Esprit Telecom Group plc, Omnicom SA and InTouch Telecom B.V. As a result of these acquisitions, GTS has a significant established retail customer base of businesses, governmental agencies and other high usage customers.

     As GTS integrates NetSource, Esprit Telecom, Omnicom and InTouch into its Business Services operations, GTS intends to route as much of their end-user customers' traffic as possible over the GTS Europe network in order to realize the benefits of owning its own infrastructure.

  PURCHASES OF SERVICES

     As part of GTS' strategy of increasing the amount of "on-net" customer traffic, we are leasing point to point circuits on our network to Esprit Telecom to connect switches on its switched voice network, and we may enter into similar arrangements in the future with other Business Services affiliates. We are also leasing capacity on our network to Esprit Telecom to enable it to fulfill orders from carrier customers who had purchased transport services on the fiber optic network that Esprit Telecom was building when it was acquired by GTS in March 1999.

     We may also enter into transactions with Business Services affiliates in connection with our implementing our plan to build City Enterprise Networks in sixteen metropolitan markets in Europe by year-end 2001. GTS's City Enterprise Networks in Berlin and Paris were deployed by Esprit Telecom and Omnicom, respectively. The City Enterprise Networks in Prague and Budapest were deployed by other GTS subsidiaries operating in Central Europe. We do not currently expect to own or operate the city networks in Berlin, Paris, Prague and Budapest. Therefore, we may in the future purchase local connectivity on those city networks from our GTS affiliates for resale to our own customers. Conversely, as we deploy City Enterprise Networks in other cities, we may sell or lease local connectivity services on these city networks to our Business Services affiliates to enable them to resell those services to their retail customers.

     We intend to enter into and conduct these intercompany transactions with NetSource, Esprit Telecom, Omnicom and other Business Services affiliates in accordance with applicable covenants under our existing indebtedness, in the indentures governing the Notes and in the indentures or other agreements governing the existing indebtedness of such affiliates.

  PURCHASES OF ASSETS


     We used approximately $250.0 million of the proceeds of this offering to finance our purchase from a subsidiary of GTS of a dedicated fiber pair on the FLAG Atlantic-1 transatlantic cable link. In addition, as part of GTS' strategy for integrating the operations of NetSource, Esprit Telecom, Omnicom and InTouch, we may purchase assets from one or more of those companies. As noted above, we intend to enter into and conduct these intercompany transactions in accordance with applicable covenants under our existing indebtedness and in the indentures governing the Notes and in the indentures or other agreements governing the existing indebtedness of such affiliates.

                       DESCRIPTION OF OTHER INDEBTEDNESS

PROPOSED NEW SENIOR CREDIT FACILITIES

  $400.0 to $750.0 million facility


     We are currently evaluating entering into an up to E500.0 million multi-currency eight-year senior credit facility through a subsidiary of ours. Our ability to enter into a credit facility is subject to, among other things, the arranging banks' review and satisfaction with our business plan and operations, there not being any material adverse change in our business or operating results, and there not being any disruption in the commercial lending markets.


  E35 million facility

     We are currently negotiating a E35 million credit facility with another bank. The borrower would be a subsidiary of ours. The credit facility would be structured in three tranches with varying maturities of up to 5 years. Advances under the facility would be used to finance the purchases of network assets and equipment and for the issuance of performance and/or payment guarantees in the ordinary course of business.

GTS EUROPE SENIOR NOTES DUE 2007

     We sold $265.0 million aggregate principal amount of notes in August 1997. These notes have a ten year maturity and are unsecured, senior obligations of GTS Europe. The notes were issued pursuant to an indenture containing certain covenants for the benefit of the holders of the notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries and joint ventures, transactions with affiliates, assets sales and mergers. The notes are redeemable in whole or part, at our option at any time on or after August 15, 2002 at a price ranging from 105.75% to 100.0% of the principal amount.

     A portion of the notes are also redeemable at any time or from time to time prior to August 15, 2000 at a redemption price equal to 111.5% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to us of at least $75.0 million, provided, however, that following such redemption at least two-thirds of the principal amount of the original notes remains outstanding. In the event of a change of control of GTS Europe, the holders of the notes have the right to require us to purchase such holder's notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.

GTS EUROPE 10 3/8% SENIOR NOTES DUE 2006 AND 10 3/8% SENIOR NOTES DUE 2009

     In January 1999, we sold $200.0 million aggregate principal amount of U.S. dollar notes and E85 million aggregate principal amount of Euro denominated notes. The U.S. dollar notes have a ten year maturity and the Euro denominated notes have a seven year maturity. The notes are unsecured, senior obligations of GTS Europe. The notes were issued pursuant to two indentures between GTS Europe and The Bank of New York as trustee, both dated January 4, 1999, which are substantially similar to the indenture governing the Senior Notes due 2007. Both indentures dated January 4, 1999, contain certain covenants made by us for the benefit of the holders of the notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries, transactions with affiliates, asset sales and mergers. The U.S. dollar notes are redeemable in whole or in part, at our option at any time on or after January 15, 2004 at a price ranging from 105.188% to 100.0% of the principal amount. The Euro denominated notes are redeemable in whole or in part, at our option at any time on or after January 15, 2003 at a price ranging from 105.188% to 100.0% of the principal amount.

     A portion of the notes are also redeemable at any time prior to or from time to time prior to January 15, 2002 at a redemption price equal to 110.375% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to us of at least $75.0 million, provided, however, that following such redemption at least two-thirds of the principal amount of the original U.S. dollar notes and two-thirds of the principal amount of the Euro notes remain outstanding. In the event of a change of control of GTS Europe, the holders of the notes have the right to require us to purchase such holder's notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Outstanding Notes due 2006 were issued under an Indenture (the "Notes due 2006 Indenture"), and the Outstanding Notes due 2009 were issued under an Indenture (the "Notes due 2009 Indenture," and, together with the Notes due 2006 Indenture, the "Indentures"), each dated as of November 24, 1999 between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The Exchange Notes will be issued under the Indentures, which will be qualified under the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the registration statement of which this prospectus is a part. The form and terms of the Exchange Notes are the same in all material respects as the form and terms of the Outstanding Notes, except that the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof (other than those relating to the offer and sale of Exchange Notes in The Netherlands). Upon the consummation of the Exchange Offer, holders of the Outstanding Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be treated as a single class under the Indentures with any Outstanding Notes that remain outstanding. The Outstanding Notes and Exchange Notes are herein collectively referred to as the "Notes."

     The following summary of certain provisions of the Indentures and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indentures and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indentures by reference to the Trust Indenture Act. Copies of the Indentures and the Registration Rights Agreement may be obtained upon request to the Company at its address set forth elsewhere herein and any of the Paying Agents set forth on the back cover hereof. The definitions of certain terms used in the following summary are set forth under "--Certain Definitions." References in this "Description of the Exchange Notes" section to "the Company" mean only Global Telesystems Europe B.V. and not any of its Subsidiaries.

GENERAL

     The Outstanding Notes have been issued only in registered form, without coupons, in denominations of E1,000 and integral multiples of E1,000. The Company has initially appointed Deutsche Bank AG, London branch to serve as principal paying agent under the Indentures at its offices at Winchester House, 1 Great Winchester Street, London, EC2N 2DB, England and the Trustee to serve as New York paying agent and registrar under the Indentures at its offices at 114 West 47th Street, New York, New York 10036-1532. The registrar, paying agents and transfer agents (the "Registrar," "Paying Agents" and "Transfer Agents," respectively) are appointed in accordance with the Indentures and initially are as set forth on the inside back cover page hereof. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     In the event that definitive Notes are issued to the Holders, transfers of the Notes may be made by presenting definitive Notes at the offices of the Transfer Agents in Luxembourg during the term of the Notes. Where not all the Notes represented by a definitive Note are the subject of a transfer, a new definitive Note in respect of the principal amount of the Notes that have not been so transferred will be issued to the transferor, and will be available at the office of the Trustee in New York City or at the offices of the Transfer Agents in Luxembourg, as applicable. As soon as reasonably practicable after surrender of a definitive Note in accordance with the previous sentence, the Trustee will register the transfer and deliver a new definitive Note in a principal amount equal to the principal amount of the definitive Notes so transferred to the transferee at the office of the Trustee in New York City or at the offices of the Transfer Agents in Luxembourg, as the case may be.

RANKING

     The Notes will be general unsecured obligations of the Company and will rank senior in right of payment to all future indebtedness of the Company that is, by its terms or by the terms of the agreement or instrument governing such Indebtedness, expressly subordinated in right of payment to the Notes and pari passu in right of payment with each other and with all existing and future unsecured liabilities of the Company that are not so subordinated, including the Company's 11 1/2% Senior Notes due 2007, 10 3/8% Senior Notes due 2009 and 10 3/8% Senior Notes due 2006 (collectively, the "Existing Notes").

     The Company is a holding company with limited assets and operates its business through Subsidiaries. Any right of the Company and its creditors, including holders of the Notes, to participate in the assets of any of the Company's Subsidiaries upon any liquidation or administration of any such Subsidiary will be subject to the prior claims of the creditors of such Subsidiary. The claims of creditors of the Company, including holders of the Notes, will be effectively subordinated to all existing and future third-party indebtedness and liabilities, including trade payables, of the Company's Subsidiaries. As of September 30, 1999 on a pro forma basis, the Company would have had total long-term debt (including long-term portion of capital leases) of $1,058.3 million (including the Notes and the Existing Notes), and the Company's Subsidiaries would have had total liabilities of $454.3 million reflected on the Company's balance sheet. The Company and its Subsidiaries may incur other debt in the future, including secured debt.

     The Notes will not be entitled to any security, and will not be entitled to the benefit of any guarantees, except under the circumstances described under "-- Certain Covenants -- Limitation on Issuances of Guarantees by Restricted Subsidiaries."

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

     The Outstanding Notes due 2006 will be limited to E225 million aggregate principal amount and will mature on December 1, 2006. The Outstanding Notes due 2009 will be limited to E275 million aggregate principal amount and will mature on December 1, 2009. The Notes will be payable in each case at maturity at par, plus accrued and unpaid interest, if any. Cash interest on the Notes will accrue at the rate per annum set forth on the cover page of this prospectus and will be payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 2000, to the holders of record of Notes (the "Holders") at the close of business on May 15 and November 15, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of original issuance of the Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Luxembourg Stock Exchange will be informed of each change in the interest rate of the Notes on the date of such change. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

     Principal of, and interest on, the Notes will be payable, and the transfer of Notes will be registrable, at the offices of the Paying Agents and Transfer Agents, respectively. Where not all of the Notes represented by a Certificated Note are the subject of a transfer, a new Certificated Note in respect of the principal amount of Notes that have not been so transferred will be issued to the transferor and will be available at the office of the Transfer Agent in New York City or at the office of the Transfer Agent in London or Luxembourg, as applicable. Payments of such principal and premium, if any, including any Additional Amounts pursuant to an optional redemption or pursuant to a redemption following the occurrence of a Change of Control or otherwise will be made against surrender of Certificated Notes at the corporate trust office of the Paying Agent in New York City or, subject to any applicable laws and regulations, at the offices of the Paying Agent in London or Luxembourg, as applicable, by Euro denominated check drawn on, or wire transfer to a Euro currency account maintained by the holder with, a bank located in New York City or London. Payments of any installment of interest on Certificated Notes will be made by a Euro denominated check drawn on a bank in New York City mailed to the holder at such holder's registered address or (if arrangements satisfactory to the Company and the Paying Agents are made) by wire transfer to a Euro account maintained by the holder with a bank in New York City. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Company will maintain a Paying Agent and a Transfer Agent in Luxembourg.

     If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day and no interest shall accrue for the intervening period.

     The Company may at any time deliver Notes to the Trustee for cancellation. Subject to the terms of the Indentures, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company wishes to make any modifications or amendments to the terms and provisions of the Indentures or if the Company wishes to have compliance with any provisions of the Indentures waived, the Company shall request the holders of the Notes to consent to such modifications, amendments or waivers, as applicable, as required by the terms and procedures set forth in the Indentures.

ADDITIONAL AMOUNTS

     All payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within the Netherlands, or within any other jurisdiction in which the Company is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a "Relevant Taxing Jurisdiction"), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due (i) but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the Notes or enforcement of rights thereunder or the receipt of payments in respect therefrom; (ii) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Company has delivered a request to the holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or (iii) if the presentation of Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later. In addition, Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes had been the holder of the Notes and, such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clauses (i) to (iii) inclusive above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the Notes.

     Whenever in the Indentures or in this "Description of the Exchange Notes" there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     Upon request, the Company will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

     The Company will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of The Netherlands, any jurisdiction in which the Company is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a Paying Agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

OPTIONAL REDEMPTION

  OPTIONAL REDEMPTION OF NOTES DUE 2006

     Except as set forth under "-- Redemption for Changes in Withholding Taxes" below, the Notes due 2006 will not be redeemable at the option of the Company at any time prior to their maturity.

  OPTIONAL REDEMPTION OF NOTES DUE 2009

     The Notes due 2009 will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on or after December 1, 2004, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Notes due 2009, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning on December 1 of the years indicated below:

                                                             EURO NOTES
                                                             REDEMPTION
                           YEAR                                PRICE
                           ----                              ----------
2004.......................................................   105.500%
2005.......................................................   103.667%
2006.......................................................   101.833%
2007 and thereafter........................................   100.000%

     The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

  REDEMPTION OF NOTES DUE 2009 UPON PUBLIC EQUITY OFFERING OR STRATEGIC EQUITY INVESTMENT

     At any time, or from time to time, prior to December 1, 2002, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to the registered address of each Holder of Notes due 2009, the Company may redeem up to 35% of the principal amount of Notes due 2009 at a redemption price equal to 111% of the principal amount of the Notes due 2009 so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments resulting in aggregate gross cash proceeds to the Company of at least $75.0 million; provided, however, that at least 65% of the principal amount of Notes due 2009 originally issued would remain outstanding immediately after giving effect to any such redemption (excluding any Notes due 2009 owned by the Company or any of its Affiliates).

     Notice of any such redemption must be given within 60 days after the date of a Public Equity Offering or Strategic Equity Investment resulting in gross cash proceeds to the Company, when aggregated with all prior Public Equity Offerings and Strategic Equity Investments, of at least $75.0 million. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger
Wort).

  REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

     The Company may, at its option, redeem all (but not less than all) of the Notes then outstanding, in each case at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes, any Additional Amounts as a result of change in law (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the Issue Date. Notice of any such redemption must be given within 60 days of the earlier of the announcement and the effectiveness of any such change.

SELECTION AND NOTICE OF REDEMPTION


     In the event that less than all of the Notes due 2009 are to be redeemed at any time pursuant to an optional redemption, selection of such Notes due 2009 for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes due 2009 are listed or, if the Notes due 2009 are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes due 2009 of a principal amount of Euro 1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made pursuant to the provisions described in the second paragraph under "-- Optional Redemption," selection of the Notes due 2009 or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of Euroclear and Clearstream, Luxembourg), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes due 2009 to be redeemed at its registered address. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If any Note due 2009 is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note due 2009 in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note due 2009. On and after the date of redemption, interest will cease to accrue on Notes due 2009 or portions thereof called for redemption so long as the Company has deposited with the Paying Agents in London and Luxembourg for the Notes due 2009 funds in satisfaction of the redemption price pursuant to the Indenture governing such Notes due 2009.


CHANGE OF CONTROL

     Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of such occurrence in the manner prescribed by the Indentures and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date. The Company will cause a copy of such notice to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). The Company's obligations may be satisfied if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Indentures applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

     If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders seeking to accept the Offer to Purchase. If the Company fails to purchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default. See
"-- Events of Default" and "-- Risk Factors -- Change of Control."

     If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests or in options, warrants or other rights to purchase Qualified Equity Interests);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

          (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by any Restricted Subsidiary); or

          (iv) make any Investment (other than Permitted Investments)

     (any of the foregoing, a "Restricted Payment"), unless

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness under the first paragraph of "-- Limitation on Incurrence of Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made on or after the Issue Date (excluding any Restricted Payment described in clauses (ii),
     (iii) or (iv) of the next paragraph) does not exceed an amount equal to the sum of the following (the "Basket"):

             (1) (x) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment less (y) 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on January 4, 1999 and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is required to be available, plus

             (2) the aggregate net cash proceeds received by the Company either
        (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary) of Qualified Equity Interests after the Issue Date (other than any issuance and sale of Qualified Equity Interests (A) financed, directly or indirectly, using funds (I) borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid or (II) contributed, extended, guaranteed or advanced by the Company or any Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan) or (B) the proceeds of which are used to effect any transaction permitted by clauses (ii), (iii) or (iv) of the next paragraph), plus

             (3) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

             (4) in the case of the disposition or repayment of any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Cumulative Operating Cash Flow) equal to the lesser of: (x) the return of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

             (5) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted

        Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries," the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), minus

             (6) with respect to each Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "-- Designation of Unrestricted Subsidiaries," the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the Date of Designation).

     The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the Indentures; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (A) common equity capital contribution to the Company from any Person (other than a Subsidiary) or (B) issue and sale (other than to a Subsidiary) of, Qualified Equity Interests; (iii) any Investment to the extent that the consideration therefor consists of the net proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of Qualified Equity Interests; (iv) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of, (x) Qualified Equity Interests or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the Maturity Date; or (v) any Investment in any Person; provided, however, that Investments pursuant to this clause (v) shall not exceed $25.0 million in the aggregate at any time outstanding; provided, further, however, that in the case of each of clauses (ii), (iii), (iv) and (v), no Default shall have occurred and be continuing or would arise therefrom.

     Limitation on Incurrence of Indebtedness. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, at the time of such Incurrence, both (i) the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0 and (ii) in the case of the Incurrence of Indebtedness by a Restricted Subsidiary, the Subsidiary Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 4.0 to 1.0.

          (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:

             (i) the Notes and the Exchange Notes, and Permitted Refinancings thereof;

             (ii) Indebtedness of the Company or any Restricted Subsidiary to the extent outstanding on the date of the Indentures, and Permitted Refinancings thereof;

             (iii) Indebtedness of the Company or Qualified Subsidiary Indebtedness, in each case, to the extent that the proceeds of or credit support provided by such Indebtedness is used to finance the cost (including the cost of design, development, engineering, construction, acquisition, installation, or integration or improvement) of Telecommunications Assets acquired by the Company or a Restricted Subsidiary after the Issue Date or to finance or support working capital or capital expenditures for a Telecommunications Business, and Permitted Refinancings thereof;

             (iv) (1) Indebtedness (including Acquired Indebtedness) of the Company or Qualified Subsidiary Indebtedness, in each case, to the extent that the proceeds of or credit support provided by such Indebtedness is used in connection with the development, expansion or operation of a Telecommunications Business or is used to finance (or is incurred as Acquired Indebtedness in the consummation of) a Telecommunications Acquisition, or working capital for, or to finance the construction of, the business or network acquired and (2) Acquired Indebtedness, and, in each case, Permitted Refinancings thereof, but in each case only to the extent that (x) the aggregate amount of Indebtedness outstanding of the Company and the Restricted Subsidiaries after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom does not exceed the product of 2.0 and the Share Capital of the Company at the date of Incurrence of such Indebtedness or (y) the aggregate amount of such Indebtedness or Acquired Indebtedness, together with all Indebtedness of the Person, if any, that is to become a Restricted Subsidiary or be merged or consolidated with or into the Company or any Restricted Subsidiary in the contemplated transaction outstanding at the time of such transaction (whether or not Incurred in connection with, or in contemplation of, such transaction), does not exceed the net sum of the plant, property and equipment set forth on the Latest Balance Sheet of such Person;

             (v) (1) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (v) to any Person other than the Company or any Restricted Subsidiary or (y) any Restricted Subsidiary that holds Indebtedness of the Company or another Restricted Subsidiary ceasing to be a Restricted Subsidiary;

             (vi) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary relating to Indebtedness of the Company or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be Incurred under this covenant); provided, however, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

             (vii) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

             (viii) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the construction or operation of a Telecommunications Business;

             (ix) Indebtedness of the Company so long as the sum of (1) the aggregate amount of Indebtedness Incurred and outstanding by the Company pursuant to this clause (ix) and (2) the product of 2.0 and the aggregate amount of Indebtedness Incurred and outstanding by the Restricted Subsidiaries (collectively) pursuant to this clause (ix) does not exceed the product of 2.0 and (A) 100% of the Net Proceeds received by the Company after the Issue Date from contributions of capital or the issuance and sale of its Qualified Equity Interests to any Person (other than any Restricted Subsidiary) and (B) 80% of the Net Proceeds of property other than cash received by the Company after the Issue Date from contributions of capital or the issuance and sale of its Qualified Equity Interests to any Person (other than any Restricted Subsidiary), in each case (A) and (B) only to the extent that such Net Proceeds have not been used pursuant to clause (c)(2) of the first paragraph of "-- Limitation on Restricted Payments" above to make a Restricted Payment; provided, however, that no such Indebtedness may be incurred pursuant to this clause (ix) to the extent that such contributions to capital or issuance and sale of Qualified Equity Interests were previously included in the determination of Share Capital for purposes of Incurring Indebtedness under clause (iv) above of this paragraph (b) of this covenant;

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             (x) guarantees by the Company or any of its Restricted Subsidiaries
        of Indebtedness of the Company or any Restricted Subsidiary of the Company that is permitted to be incurred under the Indentures; and

             (xi) in addition to the items referred to in clauses (i) through
        (x) above, Indebtedness of the Company or Qualified Subsidiary Indebtedness in an aggregate amount not to exceed $25.0 million at any time outstanding.

          (c) For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "-- Limitation on Issuances of Guarantees by Restricted Subsidiaries."

          (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion, may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable, in any order.

     Limitation on Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to
(x) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (y) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (z) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

     The foregoing shall not prohibit (a) any encumbrances or restrictions existing under or by reason of any agreement in effect on the Issue Date, as any such agreement is in effect on such date or as thereafter amended, renewed, supplemented, restated or replaced but only if such encumbrances or restrictions are no more restrictive, taken as a whole, than in the agreement being amended;
(b) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that (x) such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets and
(y) such sale or disposition is made in accordance with "-- Limitation on Asset Sales"; (c) any encumbrance or restriction existing under or by reason of applicable law; (d) customary provisions that restrict the subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary or that are contained in any agreement entered into in the ordinary course of business; (e) covenants in purchase money obligations for property acquired in the ordinary course of business restricting transfer of such property; (f) covenants in security, pledge and similar agreements securing Indebtedness of a Restricted Subsidiary (to the extent that such Liens were otherwise incurred in accordance with "-- Limitation on Liens") that restrict the transfer of property subject to such agreements; (g) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition, which encumbrance or restriction (x) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person so acquired, and (y) is not incurred in connection with or in contemplation of such acquisition; (h) contained in any agreement entered into after the Issue Date, so long as such encumbrances or restrictions are not materially more disadvantageous, taken as a whole, to the Holders than the encumbrances and restrictions in existence at the Issue Date; (i) encumbrances or restrictions contained in any agreement entered into after the Issue Date for Indebtedness so long as (a) such encumbrances or restrictions, taken as a whole, are not more restrictive than those which are customary in comparable financing agreements and
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

(b) management of the Company determines that such encumbrances or restrictions will not materially impair the Company's ability to make payments when due on the Notes; or (j) customary limitations on the disposition or distribution of assets or property in joint venture agreements entered into in the ordinary course of business; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary constituting such joint venture.

     Designation of Unrestricted Subsidiaries. (a) The Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indentures (a "Designation") only if:

          (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (ii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

     All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

     The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted Subsidiary or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

     (b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

          (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indentures; and

          (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by "-- Limitation on Transactions with Affiliates" as if such transaction (or series of related transactions) had occurred at the time of such Revocation (after giving effect to any modification to such transaction (or series of related transactions) effective at such time).

     All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien (other than any Permitted Lien) of any kind securing Indebtedness or trade payables against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom, unless contemporaneously therewith or prior thereto, (i) in the case of any Lien securing an obligation that ranks pari passu with the Notes, effective provision is made to secure the Notes equally and ratably with or prior to such obligation with a Lien on the same collateral and (ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes, effective provision is made to secure the Notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

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     Limitation on Asset Sales.  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (y) at least 75% of such consideration consists of (i) cash or Cash Equivalents, (ii) Replacement Assets, (iii) publicly traded Equity Interests of a Person who is engaged primarily in a Telecommunications Business; provided, however, that the Company or such Restricted Subsidiary shall sell (a "Monetization Sale"), for cash or Cash Equivalents, such Equity Interests to a third Person (other than to the Company or a Subsidiary thereof) at a price not less than the Fair Market Value thereof within 365 days of the consummation of such Asset Sale, or (iv) any combination of the foregoing clauses (i) through (iii). The amount of any (x) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or such Restricted Subsidiary, (y) notes or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 365 days of the related Asset Sale) by the Company or any Restricted Subsidiary into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or such Restricted Subsidiary and (z) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Company and all of its Restricted Subsidiaries immediately are released from all guarantees of payment of such Indebtedness and such Indebtedness is no longer the liability of the Company or any of its Restricted Subsidiaries shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or such Restricted Subsidiary. Any Net Cash Proceeds from any Asset Sale or any Monetization Sale that are not invested in Replacement Assets or used to repay and permanently reduce the commitments under Indebtedness of any Restricted Subsidiary within 365 days of the consummation of such Asset Sale or Monetization Sale shall constitute "Excess Proceeds" subject to disposition as provided below. Pending final application of any such Net Cash Proceeds, the Company or any Restricted Subsidiary that is a borrower under Qualified Subsidiary Indebtedness may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

     Within 40 days after the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an Offer to Purchase, from all Holders on a pro rata basis, that aggregate principal amount of Notes as can be purchased with the Note Portion of Excess Proceeds at a price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to any purchase date. To the extent that the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Note Portion of Excess Proceeds, Notes to be purchased will be selected pro rata based on the aggregate principal amount of Notes tendered by each Holder. Upon completion of an Offer to Purchase, the amount of Excess Proceeds with respect to the applicable Asset Sale or Monetization Sale shall be reset to zero.

     In the event that any other Indebtedness of the Company that ranks pari passu with the Notes (the "Other Debt") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Offer to Purchase to offer to purchase such Other Debt and to an Offer to Purchase so long as the amount of such Excess Proceeds applied to purchase the Notes is not less than the Note Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Offer to Purchase in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the Purchase Date in respect thereof shall be the same as the purchase date in respect thereof pursuant to any Other Debt.

     For purposes of this covenant, "Note Portion of Excess Proceeds" means (1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Excess Proceeds equal to the product of (x) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate amount of all Notes tendered pursuant to the Offer to Purchase related to such Excess Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the aggregate amount as of the relevant purchase date of all Other Debt tendered and purchased pursuant to a concurrent offer to purchase such Other Debt made at the time of such Offer to Purchase.

     In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indentures relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, any holder of 5% or more of any class of Equity Interests or any officer, director or employee of the Company or any Restricted Subsidiary (each, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than could reasonably be obtained at such time in a comparable transaction with an unaffiliated third party. For any such transaction that involves value in excess of $5.0 million, the Company shall deliver to the Trustee an Officers' Certificate stating that a majority of the Disinterested Directors has determined that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution delivered to the Trustee. For any such transaction that involves value in excess of $20.0 million, the Company shall also obtain a written opinion from an Independent Financial Advisor to the effect that such transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder); (iii) transactions pursuant to agreements or arrangements in effect on the Issue Date, as such agreements or arrangements are in effect on the Issue Date or as thereafter amended or supplemented in a manner not adverse to the Holders; (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; (v) any transaction between the Company or any Restricted Subsidiary, on the one hand, and any Affiliate of the Company engaged primarily in a Telecommunications Business, on the other hand, (x) in the ordinary course of business and consistent with commercially reasonable practices or (y) approved by a majority of the Disinterested Directors; (vi) any payment pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; provided, however, that such payment is not greater than that which the Company would be required to pay as a stand-alone taxpayer; (vii) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof; (viii) Restricted Payments permitted under the covenant described under "-- Limitation on Restricted Payments;"and (ix) the issuance and sale by the Company for cash of Qualified Equity Interests.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Company shall not cause or permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to each Indenture pursuant to which such Restricted Subsidiary guarantees (a
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

"Subsidiary Guarantee") all of the Company's obligations under the applicable Notes and such Indenture and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Equity Interests of the Company or any Restricted Subsidiary in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is made in accordance with the Indentures) or (ii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Company shall not sell, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary, except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; or (iii) in the case of issuance of Equity Interests by a non-Wholly Owned Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its direct or indirect percentage of beneficial and economic ownership of such non-Wholly Owned Restricted Subsidiary.

     Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other Person, and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person or Persons (other than any Restricted Subsidiary), in each case, in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of The Netherlands, the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture to each Indenture, the due and punctual payment of the principal of and interest on the applicable Notes and the performance and observance of every covenant of such Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, the Surviving Person (as the Company) could Incur at least $1.00 of additional Indebtedness under the first paragraph of "-- Limitation on Incurrence of Indebtedness."

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indentures and the Registration Rights Agreement pursuant to supplemental indentures, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Notes, the Indentures and the Registration Rights Agreement.

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     Provision of Financial Information.  Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required; provided, however, that until the Company is subject to Section 13(a) or Section 15(d) of the Exchange Act or any successor provisions thereto, the Required Filing Dates for such quarterly reports shall be 75 days following the end of the applicable fiscal quarter. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC but subject to the proviso in the previous sentence) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

EVENTS OF DEFAULT

     The occurrence of any of the following will be defined as an "Event of Default" under the Indentures: (a) failure to pay principal of any Note when due; (b) failure to pay any interest on any Note when due, continued for 30 days or more; (c) failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase; (d) failure to perform or comply with any of the provisions described under "-- Certain
Covenants -- Merger, Sale of Assets, etc."; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indentures or in the Notes continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes due 2006 or 25% in aggregate principal amount of the outstanding Notes due 2009, as the case may be; (f) there shall be, with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holders thereof (or their representative) (I) to declare such Indebtedness to be due and payable prior to its scheduled maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days following such acceleration and/or (II) to commence judicial proceeding to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and/or (y) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default; (g) the rendering of a final judgment or judgments against the Company or any Restricted Subsidiary in an amount of $10.0 million or more which remains undischarged or unstayed for a period of 60 consecutive days; or
(h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Restricted Subsidiary.

     If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes due 2006 or 25% in aggregate principal amount of the outstanding Notes due 2009, as the case may be, by notice in writing to the Company and the Trustee, if applicable, may declare the unpaid principal of and accrued interest to the date of acceleration on all outstanding Notes of such series to be due and payable immediately and, upon any such
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

declaration, such principal amount and accrued interest, notwithstanding anything contained in such Notes or the Indenture governing such Notes to the contrary, will become immediately due and payable; provided, however, that after a declaration of such acceleration, but before a judgment or decree based on acceleration, the Holders of not less than a majority in aggregate principal amount of outstanding Notes of such series may, under certain circumstances, rescind such acceleration and its consequences if all existing Events of Default, other than the nonpayment of accelerated principal of and interest on such Notes which has become due solely by virtue of such acceleration, have been cured or waived as provided in the Indenture governing such Notes and if the recission would not conflict with any judgment or decree. If an Event or Default specified in clause (h) of the preceding paragraph with respect to the Company occurs under the Indentures, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indentures provide that the Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "-- Certain Covenants -- Merger, Sale of Assets, etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

     No Holder will have any right to institute any proceeding with respect to an Indenture or pursue any remedy thereunder, unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes due 2006 outstanding or 25% in aggregate principal amount of the outstanding Notes due 2009, as the case may be, (ii) shall have been offered indemnity reasonably satisfactory to it and
(iii) shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes due 2006 or Notes due 2009, as the case may be, a direction which, in the opinion of the Trustee, is inconsistent with such request. However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (b) of the first paragraph of this "-- Events of Default" section).

     The Company will be required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to the performance by it of certain of its obligations under the Indentures and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURES; DEFEASANCE

     The Company may terminate its substantive obligations in respect of the Notes due 2006 or the Notes due 2009 by delivering all such outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all such Notes or otherwise. In addition to the foregoing, the Company may terminate the applicability of certain covenants under "-- Certain Covenants" and "-- Change of Control" or any Event of Default under clause (e) of "-- Events of Default" by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, cash in Euros, Euro Government Obligations or a combination thereof sufficient to pay all remaining indebtedness on such Notes at maturity or upon earlier redemption;
(ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of

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obligations; and (iii) complying with certain other requirements set forth in the Indentures. In addition, the Company may, provided that no Default has occurred and is continuing or would arise therefrom (or, with respect to a Default specified in clause (h) of "-- Events of Default," occurs at any time on or prior to the 91st calendar day after the date of the deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indentures, terminate all of its substantive obligations in respect of the Notes due 2006 or the Notes due 2009 (including its obligations to pay the principal of and interest on such Notes) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, cash in Euros, Euro Government Obligations or a combination thereof sufficient to pay all remaining Indebtedness on such Notes at maturity or upon earlier redemption; (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable federal tax law since the date of the Indentures, to such effect; and (iii) complying with certain other requirements set forth in the Indentures.

MODIFICATION AND WAIVER

     Modifications and amendments of each Indenture may be made by the Company, when authorized by a resolution of its Board of Directors, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes to which such Indenture applies (including consents obtained in connection with a tender offer or exchange offer for such Notes); provided, however, that no such modification or amendment to either Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of any such Note; (b) alter the optional redemption or repurchase provisions of any such Note or such Indenture in a manner adverse to the Holders of such Notes; (c) reduce the principal amount of any such Note; (d) reduce the rate of or extend the time for payment of interest on any such Note; (e) change the place or currency of payment of principal of or interest on any such Note;
(f) modify any provisions of such Indenture relating to the waiver of past defaults (other than to add sections of such Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note in respect thereof or the modification and amendment provisions of such Indenture and such Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of such Indenture or the Notes or for waiver of any Default in respect thereof; (h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the relevant Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (i) modify the ranking or priority of any such Note; or (j) modify the provisions of any covenant (or the related definitions) in such Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby.

     The Holders of a majority in aggregate principal amount of the outstanding Notes due 2006 or Notes due 2009, as the case may be, on behalf of all Holders thereof, may waive compliance by the Company with certain restrictive provisions of the Indenture governing such Notes. Subject to certain rights of the Trustee as provided in the Indentures, the Holders of a majority in aggregate principal amount of the Notes due 2006 or Notes due 2009, as the case may be, on behalf of all Holders thereof, may waive any past default under the Indenture governing such Notes (including any such waiver obtained in connection with a tender offer or exchange offer for such Notes), except a default in the payment of principal or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase pursuant thereto, or a default in respect of a provision that under such Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

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

GOVERNING LAW

     The Indentures and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

THE TRUSTEE

     Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indentures. During the existence of a Default under either Indenture, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as the Notes or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indentures or in the Trust Indenture Act), it must eliminate such conflict or resign.

LISTING

     The Notes are listed on the Luxembourg Stock Exchange. The Exchange Notes are expected to be listed on the Luxembourg Stock Exchange upon the expiration of the Exchange Offer. The legal notice relating to the issuance of the Notes and the Articles of Association of the Company are registered with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Notes will be maintained in Luxembourg. The Company has initially designated Bankers Trust Luxembourg S.A. and Banque Internationale a Luxembourg S.A. as its agents for such purposes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; provided, however, that such Indebtedness was not Incurred in connection with, or in contemplation of, such Acquisition, such Person becoming a Restricted Subsidiary or such merger or consolidation.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.
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     "Additional Interest" has the meaning provided in Section 4(a) of each
Registration Rights Agreement.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary; (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary; (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "-- Certain Covenants -- Merger, Sale of Assets, etc." and the creation of any Lien not prohibited by "-- Certain Covenants -- Limitation on Liens"; provided, however, that any transaction consummated in compliance with "-- Certain Covenants -- Merger, Sale of Assets, etc." involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any transaction consummated in compliance with "-- Certain
Covenants -- Limitation on Restricted Payments" or that constitutes a Permitted Investment; and (d) any sale, lease, transfer, conveyance or other disposition in the ordinary course of business of capacity on any fiber optic or cable system controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity, transmission rights, conduit or rights-of-way acquired by the Company or any Restricted Subsidiary for use in a Telecommunications Business of the Company or any Restricted Subsidiary. In addition, solely for purposes of "-- Certain Covenants -- Limitation on Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

     "Basket" has the meaning set forth in "-- Certain Covenants -- Limitation on Restricted Payments."

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person (or comparable governing body), or any authorized committee of that Board (it being understood that the Board of Directors of the Company shall be its Board of Managing Directors and its Board of Supervisory Directors, collectively).

     "Board of Managing Directors" means, with respect to the Company, its executive board.

     "Board of Supervisory Directors" means, with respect to the Company, its supervisory board.

     "Business Day" means a day (other than a Saturday or Sunday) on which the Depository and banks in the place of payment are open for business.

     "Capacity Swaps" means the exchange by the Company or any Restricted Subsidiary of capacity on the Company's or such Restricted Subsidiary's network (including without limitation through the transfer of indefeasible rights of use or multiple investment units and/or the sale or lease of dark fibers or wavelengths thereon) for Equity Interests in any Permitted ISP.

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     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Cash Equivalents" means: (a) U.S. dollars or Euros; (b) securities (i) issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof or (ii) which are denominated in Euros and are issued by or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, in each case having maturities of not more than twelve months from the date of acquisition; (c) certificates of deposit and time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;
(e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within twelve months after the date of acquisition; and (f) any money market accounts or funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) above.

     "Change of Control" shall mean the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (a) any Person or group (other than a Permitted Holder, or an Investment Grade Person) is or becomes the beneficial owner, directly or indirectly, of Voting Equity Interests representing 35% or more of the total voting power of the Voting Equity Interests of the Company at a time when the Permitted Holders together (x) own Voting Equity Interests representing a lesser percentage of the total voting power of the Voting Equity Interests of the Company, than such Person or group (for purposes of determining the percentage of the Voting Equity Interests of such Person or group, the holdings of the Permitted Holders who are part of such Person or group shall not be counted in the Voting Equity Interests of such Person or group) or (y) do not hold the power to elect a majority of the members of the Board of Directors of the Company; (b) any Person or group (other than an Investment Grade Person) is or becomes the beneficial owner, directly or indirectly, of Voting Equity Interests representing 50% or more of the total voting power of the Voting Equity Interests of GTS or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of GTS;
(c) the Company consolidates with, or merges with or into, another Person (other than an Investment Grade Person) or the Company or one or more Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Wholly Owned Restricted Subsidiary or an Investment Grade Person), or any Person (other than an Investment Grade Person) consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the Company immediately prior to such transaction, "beneficially own," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the surviving or transferee Person; provided, however, that sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on fiber optic or cable systems owned, controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity or transmission rights, rights-of-way or conduit acquired by the Company or any Restricted Subsidiary for use in the Telecommunications Business of the Company or a Restricted Subsidiary, including, without limitation, for sale, lease, transfer, conveyance or other disposition to any customer of the Company or any Restricted Subsidiary shall not be deemed a disposition of assets for purposes of this clause (c); (d) GTS consolidates with, or merges with or into, another Person (other than an Investment Grade Person) or GTS or one or more of its Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of GTS and its Subsidiaries, taken as a whole, to any Person (other than a wholly owned Subsidiary of GTS or an Investment Grade Person), or any Person (other than an Investment Grade Person) consolidates with, or merges with or into, GTS, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of GTS immediately prior to such transaction, "beneficially own," directly or
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

indirectly, Voting Equity Interests representing a majority of the total voting power of the Voting Equity Interests of the surviving or transferee Person; (e) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Supervisory Directors of the Company (together with any new directors elected or nominated for election to the Board of Supervisory Directors by the stockholders of the Company with the approval or consent of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or consented to) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of Directors of the Company then in office; (f) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Managing Directors of GTS (together with any new directors whose election by the Board of Directors of GTS or whose nomination for election by the stockholders of GTS was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of GTS then in office; or (g) there shall occur the liquidation or dissolution of the Company or GTS. For purposes of this definition, (I) "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and (II) "beneficial ownership" has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise.

     "Change of Control Date" has the meaning set forth under "-- Change of Control."


     "Common Depositary" means, with respect to the Securities issued in the form of one or more Global Securities, the Person designated as the common depositary by Euroclear or Clearstream, Luxembourg, which shall initially be Bankers Trust Company.


     "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) other than for purposes of calculating the Basket, all extraordinary gains or losses for such period, (b) other than for purposes of calculating the Basket, all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (c) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (f) of this definition); (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a

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

Restricted Subsidiary) for such period, except to the extent the Company's allocable portion of such Person's net income for such period is actually received in cash by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (f) of this definition); (e) the net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its Equity Interest holders.

     "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

     "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on January 4, 1999 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, which may include the use of derivatives, designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values and not for speculative purposes.

     "Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) two times the Consolidated Operating Cash Flow for the latest two fiscal quarters for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash
Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period, (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and (III) if the Company or any Restricted Subsidiary shall have in any manner
(x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Restricted Subsidiary).

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

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designation" has the meaning set forth in "-- Certain
Covenants -- Designation of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth in "-- Certain Covenants -- Designation of Unrestricted Subsidiaries."

     "Disinterested Director" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to the transaction being considered. For purposes of the Indentures, a member of the Board of Directors of the Company shall not be deemed to have any material direct or indirect financial interest in or with respect to the transaction being considered solely by virtue of also being a director or officer of GTS.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change in control occurring prior to the Maturity Date shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than the provisions described under "-- Change of Control" and such Equity Interests specifically provide that the Company will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's repurchase of Notes as are required to be repurchased pursuant to the provisions described under "-- Change of Control."

     "Dollar Equivalent" shall mean, with respect to a monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such other currency involved in such computation into U.S. dollars at the rate for the purchase of U.S. dollars with the applicable currency as set forth in the Key Currency Cross Rates table of The Wall Street Journal (or a successor table) on the date that is two Business Days prior to such determination.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

     "Euro Government Obligations" means Euro-denominated direct non-callable obligations of, or obligations guaranteed by, a member state of the European Union for the payment of which guarantee or obligations the full faith and credit of such member state is pledged.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Existing Notes" means, collectively, the Company's 11 1/2% Senior Notes due 2007, 10 3/8% Senior Notes due 2009 and 10 3/8% Senior Notes due 2006.

     "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase."

     "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, which determination shall be evidenced by a resolution of such Board delivered to the Trustee.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

     "GTS" means Global TeleSystems Group, Inc., a Delaware corporation, and its successors.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be Incurred at such time.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all Refinancing of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit or guarantees to the extent collateralized by cash or Cash Equivalents; (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and
(iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Preferred Equity Interests of any Restricted Subsidiary.

     "Independent Financial Advisor" means a recognized, accounting, appraisal, investment banking firm or consultant with experience in a Telecommunications Business (i) which does not, and whose directors, officers
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

and employees or Affiliates do not, have a material direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

     "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. "Investments" shall exclude extensions of trade credit in the ordinary course of business in accordance with normal trade practices.

     "Investment Grade Person" means a corporation, partnership, limited liability company or limited liability partnership (i) whose outstanding unsecured debt securities are assigned ratings by both Rating Agencies equal to or higher than "A", or the equivalents thereof, (ii) with a total market capitalization at such time of at least $10 billion and (iii) that is primarily engaged in a Telecommunications Business.

     "Issue Date" means the original issue date of the Notes.

     "Latest Balance Sheet" means, of any Person, the latest consolidated balance sheet of such Person reported on by a recognized firm of independent accountants without qualification as to scope.

     "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

     "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

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

     "Non-Recourse Debt" means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than Indebtedness incurred under clause (i) of the definition of Qualified Subsidiary Indebtedness) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest (including, without limitation, post-petition interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" has the meaning set forth in the definition of "Offer to Purchase."

     "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes due 2006 or the Notes due 2009, as the case may be, on the date of the Offer offering to purchase up to the principal amount of such Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture governing such Notes). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 90 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of such Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indenture governing such Notes pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding Notes due 2006 or Notes due 2009 offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by the Company for each E1,000 aggregate principal amount of Notes due 2006 accepted for payment or for each E1,000 aggregate principal amount of Notes due 2009 accepted for payment (as specified pursuant to the applicable Indenture) (the "Purchase Price");

          (5) that the holder may tender all or any portion of Notes due 2006 or Notes due 2009 registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of E1,000 aggregate principal amount;

          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

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

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

          (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or any of its Paying Agents) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

          (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of E1,000 aggregate principal amount or integral multiples thereof shall be purchased); and

          (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

     An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Permitted Holders" means GTS or any of its Affiliates.

     "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $10,000,000 in the aggregate at any one time outstanding; (d) Interest Rate Protection Obligations and Currency Agreements permitted under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "-- Certain Covenants -- Limitation on Asset Sales"; (f) transactions with officers, directors and employees of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee) and consistent with past business practices; (g) Investments made in the ordinary course of business and on ordinary business terms as partial payment for constructing a network relating principally to a Telecommunications Business; (h) Investments in any Restricted Subsidiary; (i) intercompany Indebtedness to the extent permitted under paragraph (b)(v) of "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; (j) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (x) such other Person becomes a Restricted Subsidiary or (y) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; (k) Investments in evidences of Indebtedness, securities or other property received from another Person by the Company or any Restricted Subsidiary in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by the Company or any Restricted Subsidiary, or for other liabilities or obligations of such other Person to the Company or any Restricted Subsidiary that were created in accordance with the terms of the Indenture; (l) Investments in
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

Permitted ISPs made after the date of the Indentures pursuant to Capacity Swaps if the Board of Directors determines prior thereto that such Investment is on terms that are fair and reasonable to the Company; provided, however, that the amount of network capacity contributed or transferred to any Permitted ISP in connection with all Capacity Swaps in effect on any date of determination shall not exceed 25% of the Company's aggregate network capacity on such date (determined on the basis of the dense wavelength division multiplexing and other equipment then in use on the Company's network and without giving effect to anticipated upgrades or replacements thereof); (m) Permitted Project Finance Investments; and (n) an Investment in any Person the primary business of which is a Telecommunications Business in an amount outstanding at any one time not to exceed 25% of the Company's Cumulative Operating Cash Flow.

     "Permitted ISP" means any Person engaged in the provision or sale of Internet services, as determined in good faith by the Board of Directors (whose determination shall be conclusive if evidenced by a Board Resolution).

     "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary and Liens securing Acquired Indebtedness; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation or Incurrence of such Acquired Indebtedness and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or Incurrence of such Acquired Indebtedness; (b) Liens existing on the Issue Date; (c) Liens securing Indebtedness consisting of Capitalized Lease Obligations, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of Telecommunications Assets used in the business of the Company or any Restricted Subsidiary, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the Incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or any Restricted Subsidiary (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (d) Liens to secure any Refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (e) Liens securing letters of credit or guarantees entered into in the ordinary course of business and consistent with past business practice; (f) Liens on and pledges of the capital stock of any Person (other than a Restricted Subsidiary) securing any Indebtedness of such Person; provided, however, that the Investment in such Person constitutes a Permitted Investment; (g) Liens on any property or assets of a Restricted Subsidiary granted in favor of and held by the Company or any Restricted Subsidiary; (h) Liens on any property or assets of the Company or any Restricted Subsidiary securing on a pari passu basis all of the Notes (whether or not the Existing Notes are also so secured); (i) Liens securing surety, appeal and performance bonds; (j) Liens securing Qualified Subsidiary Indebtedness or facilities which upon drawing will constitute Qualified Subsidiary Indebtedness, to the extent permitted to be Incurred under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; and
(k) Liens securing Indebtedness under Interest Rate Protection Obligations or Indebtedness under Currency Agreements to the extent permitted to be Incurred under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness".

     "Permitted Project Financing Investment" means an Investment by the Company or any Restricted Subsidiary in any Unrestricted Subsidiary for the purpose of facilitating the incurrence by such Unrestricted Subsidiary of Non-Recourse Debt for the purpose of financing a portion of the cost of design, construction, engineering, acquisition, installation, development by such Unrestricted Subsidiary of the telecommunications network of the Company; provided, however, that the amount of any such Investment shall not exceed 60% of the total initial capitalization of any such Unrestricted Subsidiary.

     "Permitted Refinancing" means, with respect to any Indebtedness, Indebtedness to the extent representing a Refinancing of such Indebtedness; provided, however, that (1) the Refinancing Indebtedness shall not exceed the sum of the amount of the Indebtedness being Refinanced, plus the amount of accrued interest or dividends thereon, the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and reasonable fees and expenses incurred in connection therewith; (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and shall not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) upon a change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "-- Change of Control"; (3) Indebtedness that ranks pari passu with the Notes may be Refinanced only with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes, and Indebtedness that is subordinated in right of payment to the Notes may be Refinanced only with Indebtedness that is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced; and (4) if the Indebtedness being Refinanced is Indebtedness of the Company, the Refinancing Indebtedness is incurred by the Company.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

     "Public Equity Offering" means an underwritten public offering of common Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

     "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase."

     "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

     "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase."

     "Qualified Equity Interest" means any Equity Interest of the Company other than any Disqualified Equity Interest.

     "Qualified Subsidiary Indebtedness" means (i) Indebtedness of Restricted Subsidiaries under one or more senior credit agreements, senior loan agreements or similar senior facilities, secured or unsecured or senior guarantees of any such agreements or facilities entered into from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith or (ii) Indebtedness of Restricted Subsidiaries in an aggregate principal amount not to exceed $100.0 million in the aggregate at any time outstanding.

     "Refinance" means refinance, renew, extend, replace, defease or refund; and "Refinancing" and "Refinanced" have correlative meanings.

     "Replacement Assets" means (x) properties and assets (other than cash or any Equity Interests or other security) that will be used in a Telecommunications Business of the Company and the Restricted Subsidiaries or
(y) Equity Interests of any Person engaged primarily in a Telecommunications Business, which Person will become on the date of acquisition thereof a Restricted Subsidiary as a result of the Company's acquiring such Equity Interests.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "-- Certain Covenants -- Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "SEC" means the Securities and Exchange Commission.

     "Share Capital" shall mean, at any time of determination, the stated capital of the Equity Interests (other than Disqualified Stock) and additional paid-in capital of the Company at such time, all as determined in accordance with GAAP plus any amount pursuant to an acquisition that otherwise would have been considered as additional paid-in-capital except for the Company's decision to record such acquisition as a "pooling of interests," as determined in accordance with GAAP.

     "Significant Restricted Subsidiary" means, at any date of determination,
(a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "-- Events of Default" has occurred and is continuing, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

     "Stated Maturity", when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Strategic Equity Investments" means the issuance and sale of Qualified Equity Interests to a Person that has an equity market capitalization, a net asset value or annual revenues of at least $1.5 billion and owns and operates business primarily in a Telecommunications Business.

     "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

     "Subsidiary Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Subsidiary Indebtedness as of the Determination Date to (b) two times the Consolidated Operating Cash Flow for the Measurement Period. The Subsidiary Debt to Annualized Operating Cash Flow Ratio shall otherwise be calculated in the same manner as the Debt to Annualized Operating Cash Flow Ratio.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Tax" shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

     "Taxing Authority" shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

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

     "Telecommunications Acquisition" means an Acquisition of properties or assets to be used in a Telecommunications Business or of the Equity Interests of any Person that becomes a Restricted Subsidiary; provided, however, that such Person's properties and assets shall consist principally of properties or assets that will be used in a Telecommunications Business.

     "Telecommunications Assets" means all assets, rights, (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business and the Equity Interests of a person engaged principally in a Telecommunications Business.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, products, software, services and other devices for use in a communications business, and (iii) evaluating, participating in or pursuing any other activity or opportunity that is a reasonably related, ancillary or complementary to the activities identified in clause (i) or (ii) above.

     "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries, on a consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

     "Total Consolidated Subsidiary Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Restricted Subsidiaries, on a consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

     "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

EXCHANGE OFFER; REGISTRATION RIGHTS; ADDITIONAL INTEREST

  EXCHANGE OFFER

     Holders of Exchange Notes are not entitled to any registration rights with respect to the Exchange Notes. The Company has agreed to file with the Commission on or before the Filing Date, offers to exchange (the "Exchange Offer") any and all of the Registrable Securities for a like aggregate principal amount of senior debt securities of the Company which are identical to the Outstanding Notes due 2006 and the Outstanding Notes due 2009 (the "Exchange Securities") (and which are entitled to the benefits of the Indentures governing such Outstanding Notes or a trust indenture which is substantially identical to such Indenture (other than such changes as are necessary to comply with any requirements of the Commission to effect or maintain the qualification of such trust indenture under the Trust Indenture Act (the "TIA")) and which has been qualified under the TIA), except that the Exchange Securities shall have been registered pursuant to an effective Registration Statement under the Securities Act and shall contain no restrictive legend thereon. The Exchange Offer will be registered under the Securities Act on the appropriate form (the "Exchange Offer Registration Statement") and will comply with all applicable tender offer rules and regulations under the Exchange Act. The Company agrees to use its reasonable best efforts to (i) cause the Exchange Offer Registration Statement to become effective and commence the Exchange Offer on or prior to the Effectiveness Date,
(ii) keep the Exchange Offer open for 30 days (or longer if required by applicable law) (the last day of such period, the "Expiration Date") and (iii) exchange Exchange Securities for all Notes validly tendered and not withdrawn pursuant to the Exchange Offer on or prior to the fifth day following the Expiration Date. The Company will provide written notice of the terms and effectiveness of the Exchange Offer Registration Statement as well as the results of the Exchange Offer and will cause a copy of any such notices to be published in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort). In addition, the Company will notify the Luxembourg Stock Exchange of its intention to commence the Exchange Offer and will also notify the Luxembourg Stock Exchange of the results of the Exchange Offer. In the event that definitive Notes are issued to the Holders, copies of the Exchange Offer documentation will be available to the Holders at the specified offices of the applicable Paying and Transfer Agent in Luxembourg. Furthermore, in the event that definitive Notes are issued to the Holders, the Company will appoint an exchange agent in Luxembourg where the holders of the definitive Notes will be able to tender for exchange their definitive Notes. Any such Exchange Offer will be conducted in accordance with the terms and procedures set forth in the corresponding Exchange Offer documentation to be provided to the Holders of the Notes at the time of such Exchange Offer.

     The Company shall use its reasonable best efforts to keep both of the Exchange Offer Registration Statement effective and to amend and supplement the prospectuses contained therein in order to permit such prospectuses to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act, whether as a result of market-making activities or other trading activities or otherwise; for at least 180 days following the first bona fide offering of securities under the Registration Statement (or such shorter time as such persons must comply with such requirements in order to resell the Exchange Securities) (the "Applicable Period").

     If, (i) because of any change in law or in currently prevailing interpretations of the Staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not commenced on or prior to the Effectiveness Date, (iii) the Exchange Offer is not, for any reason, consummated on or prior to the 180th day after the Issue Date, (iv) any Holder of Private Exchange Securities (as defined in the Registration Rights Agreement) so requests or (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Securities on the date of the exchange that may be sold without restriction under state and federal securities laws (the occurrence of any such event, a "Shelf Registration Event"), then, in the case of each of clauses (i) to and including (v) of this sentence, the Company shall promptly deliver to the Holders of such Notes and the Trustee notice thereof (a "Shelf Notice") and shall thereafter file an Initial Shelf Registration Statement pursuant to the terms of the Registration Rights Agreement.

     Application will be made to list the Exchange Securities on the Luxembourg Stock Exchange and the Company intends to comply with the rules and regulations of the Luxembourg Stock Exchange in connection therewith. In the event of an Exchange Offer, the Company will prepare a new Offering Memorandum. The Luxembourg Stock Exchange will be notified in the case of any increase in the rate of interest on the Notes, and a notice regarding any increase in the rate of interest on the Notes will be published in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

  SHELF REGISTRATION

     If a Shelf Registration Event with respect to the Outstanding Notes has occurred (and whether or not an Exchange Offer Registration Statement with respect to such Outstanding Notes has been filed with the Commission or has become effective, or the Exchange Offer with respect to such Outstanding Notes has been consummated), then:

          Initial Shelf Registration Statement. The Company shall promptly prepare and file with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Securities affected thereby (an "Initial Shelf Registration Statement"). The Company shall file with the Commission such Initial Shelf Registration Statement on or prior to the applicable Filing Date. The applicable Initial Shelf Registration Statement shall be on Form S-1 or another appropriate form if available, permitting registration of such Registrable Securities for resale by such holders in the manner designated by them (including, without limitation, in one or more underwritten offerings). The Company shall not permit any securities other than the Registrable

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

     Securities to be included in the applicable Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement. The Company shall use its reasonable best efforts to cause such Initial Shelf Registration Statement to be declared effective under the Securities Act on or prior to the Effectiveness Date, and to keep such Initial Shelf Registration Statement continuously effective under the Securities Act for so long as any Notes or Exchange Securities are outstanding and any Initial Purchasers or any affiliate thereof (as defined under the Securities Act) is required to deliver a prospectus in connection with sales of Notes or Exchange Securities (such period, the "Effectiveness Period").

          Subsequent Shelf Registration Statements. If any Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event the Company shall within 45 days of such cessation of effectiveness amend such Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" Registration Statement pursuant to Rule 415 covering all of the Registrable Securities (a "Subsequent Shelf Registration Statement"). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause such Subsequent Shelf Registration Statement to be declared effective as soon as reasonably practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period. As used herein the term "Shelf Registration Statement" means any Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement.

          Supplements and Amendments. The Company shall promptly supplement and amend a Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement or by any underwriter of such Registrable Securities.

  ADDITIONAL INTEREST

     The Company agrees to pay, as liquidated damages, additional interest on the Notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which shall be given independent effect):

          (i) if either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement with respect to such Notes has not been filed on or prior to the Filing Date (unless, with respect to the Exchange Offer Registration Statement, a Shelf Event described in clause (i) of the third paragraph under " -- Exchange Offer" above shall have occurred prior to the Filing Date), Additional Interest shall accrue on such Outstanding Notes over and above the stated interest on the principal at a rate equal to 50 basis points for the first 90 days (or any part thereof), immediately following such date, such Additional Interest increasing by an additional 50 basis points for each subsequent 90-day period (or any part thereof);

          (ii) if either the Exchange Offer Registration Statement or the Initial Shelf Registration Statement with respect to such Outstanding Notes is not declared effective by the Commission on or prior to the Effectiveness Date (unless, with respect to the Exchange Offer Registration Statement, a Shelf Registration Event described in clause (i) of the third paragraph under " -- Exchange Offer" above shall have occurred), Additional Interest shall accrue on the Outstanding Notes included or which should have been included in such Registration Statement over and above the stated interest on the principal at a rate equal to 50 basis points for the first 90 days (or any part thereof), immediately following the day after such date, such Additional Interest rate increasing by an additional 50 basis points for each subsequent 90-day period (or any part thereof); and

          (iii) if (A) the Company has not exchanged Exchange Securities for all Outstanding Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer with respect to such Notes on or prior to the fifth day after the Expiration Date, or (B) the Exchange Offer Registration

     Statement with respect to such Notes ceases to be effective at any time prior to the Expiration Date, or (C) if applicable, any Shelf Registration Statement with respect to such Notes has been declared effective and such Shelf Registration Statement ceases to be effective at any time during the Effectiveness Period, then Additional Interest shall accrue on such Outstanding Notes (over and above any interest otherwise payable on principal of the Outstanding Notes) at a rate equal to 50 basis points for the first 90 days (or any part thereof) commencing on the (x) sixth day after the Expiration Date, in the case of (A) above, or (y) the day the Exchange Offer Registration Statement ceases to be effective in the case of
     (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Additional Interest increasing by an additional 50 basis points at the beginning of each such subsequent 90-day period (or any part thereof); provided, however, that the Additional Interest rate on the Notes may not exceed at any one time in the aggregate 150 basis points, provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement with respect to Notes due 2006 or Notes due 2009 as required hereunder (in the case of clause (i) of this paragraph), (2) upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement as required hereunder with respect to Outstanding Notes due 2006 or Outstanding Notes due 2009 (in the case of clause (ii) of this paragraph) or (3) upon the exchange of Exchange Securities for all Outstanding Notes validly tendered and not withdrawn (in the case of clause
     (iii)(A) of this paragraph), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of (iii)(B) of this paragraph), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of (iii)(C) of paragraph), Additional Interest on the Outstanding Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue (but any accrued amount shall be payable).

  DEFINITIONS

     As used in this section, the following terms shall have the following meanings:

     Effectiveness Date: The 150th day after the Issue Date; provided, however, that, with respect to the Initial Shelf Registration Statement, (i) if the Filing Date in respect thereof is fewer than 60 days prior to the 150th day after the Issue Date, then the Effectiveness Date in respect thereof shall be the 60th day after such Filing Date and (ii) if the Filing Date is after the filing of the Exchange Offer Registration Statement with the Commission, then the Effectiveness Date in respect thereof shall be the 60th day after such Filing Date.

     Filing Date: The 90th day after the Issue Date; provided, however, that, with respect to the Initial Shelf Registration Statement, (i) if a Shelf Registration Event shall have occurred fewer than 30 days prior to the 90th day after the Issue Date, then the Filing Date in respect thereof shall be the 30th day after such Shelf Registration Event and (ii) if a Shelf Registration Event shall have occurred after the filing of the Exchange Offer Registration Statement with the Commission, then the Filing Date in respect thereof shall be the 30th day after such Shelf Registration Event.

     Registrable Securities: The Outstanding Notes upon original issuance thereof and at all times subsequent thereto, each Exchange Security as to which clause (v) of the third paragraph under "-- Exchange Offer" above is applicable upon original issuance and at all times subsequent thereto and, if issued, the Private Exchange Securities, until in the case of any such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, (i) a Registration Statement (other than, with respect to any Exchange Security as to which clause (v) of the third paragraph under "-- Exchange Offer" above is applicable, the Exchange Offer Registration Statement) covering such Outstanding Notes, Exchange Securities or Private Exchange Securities has been declared effective by the Commission and such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, have been disposed of in accordance with such effective Registration Statement, (ii) such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, are sold in compliance with Rule 144 under the Securities Act, (iii) such Outstanding Note has been exchanged for an Exchange Note pursuant to the Exchange Offer and clause (v) of paragraph (b) of "-- Exchange Offer" above is not applicable thereto, or (iv) such Outstanding Notes, Exchange Securities or Private Exchange Securities, as the case may be, cease to be outstanding.

REPLACEMENT NOTES

     If a mutilated Note is surrendered to the Trustee or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee's requirements for replacement of Notes are met. Such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee and any Agent from any loss which any of them may suffer if a Note is replaced and evidence to their satisfaction of the apparent loss, destruction or theft of such Note. The Company may charge such holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel.

                           CERTAIN TAX CONSIDERATIONS


     The following is a summary of the principal Netherlands and United States federal tax consequences relevant to the acquisition, ownership and disposition of Exchange Notes to initial U.S. Holders (as defined below). This discussion is not exhaustive of all the possible tax considerations and potential investors are advised to consult their own tax advisors in order to determine the final tax consequences of the acquisition, ownership and disposition of Exchange Notes in their own particular circumstances.


THE NETHERLANDS

     This summary is based on the tax laws of the Netherlands, as well as the Convention between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Treaty"), to the extent they were published and effective on November 1, 1999. Changes made to these laws after that date may have retroactive effect, and may affect the tax consequences described herein.

     The outline below is based on the assumption that the U.S. Holder is not, and has not been for at least five years, a resident of the Netherlands for purposes of Dutch tax legislation and is not engaged in a trade or business through a branch or agency in the Netherlands and does not have a permanent establishment therein (a "Non-Resident Holder"). In addition, it is assumed that holders who are individuals do not own, either alone or together with related individuals, 5% or more of any class of shares of GTS Europe. Finally it is assumed that the limitation on benefits provision in the Treaty cannot be invoked against the holder.

  GENERAL APPLICATION OF DUTCH TAX LAW


     A Non-Resident Holder of Exchange Notes is liable for Corporate or Individual Income Tax ("CIT" or "IIT"), according to Dutch Law, if he/she receives interest with respect to the Exchange Notes provided that either (i) he or she has, directly or indirectly, a substantial interest or a deemed substantial interest (as defined below) in GTS Europe which does not form part of his or her business equity or (ii) such interest is attributable to a Dutch enterprise. Similarly, the capital gains realized upon sale of the Exchange Notes are only taxable if the Exchange Notes are (deemed to be) part of such "substantial" interest, or if the Exchange Notes are attributable to a Dutch enterprise.


     A substantial interest is deemed to exist if the Non-Resident Holder, either alone or together with related individuals, owns at least five percent of the share capital in any class of shares issued by GTS Europe or if he/she holds an option to buy at least 5% in any class of shares in the capital of GTS Europe.

  INTEREST -- WITHHOLDING TAX AND TAX TREATY LIMITATIONS


     According to article 12 of the Treaty, interest can only be subject to CIT/IIT in the country of residence of the recipient of the interest. As a result, no Dutch CIT or IIT will be due on interest received on the Exchange Notes.


     In addition, the Netherlands does not levy any withholding taxes on the payment of interest, provided that these payments do not depend and/or are not deemed to be dependent on the profits realized and/or distributed by the company paying the interest. If such link can be established, payments are likely to be reclassified as payments of dividends. Although amounts reclassified as dividends generally would be subject to Dutch withholding tax when paid to a Non-Resident Holder, it does not appear that any substantial basis exists for such reclassification. The forced reduction under the Treaty of the maximum withholding tax to zero in such a case would, however, be irrelevant.

  CAPITAL GAINS


     As a result of article 14 of the Treaty, the Dutch intention to impose CIT or IIT on capital gains realized upon disposal of any or all of the Exchange Notes by a Non-Resident Holder can only be effectuated, if the Exchange Notes are participating or deemed to be participating in the profits of the Company, where a Holder who is an individual, who has been a resident of the Netherlands at any time during the five year period preceding the alienation, and who, at the time of the alienation, owns, either alone or together with related individuals, at least 5% of any class of shares of the Company, or if the Exchange Notes form part of a permanent establishment of the holder in The Netherlands, or a fixed base available to the holder in the Netherlands for the purpose of performing independent personal services.

THE UNITED STATES


     The following is a summary of the principal U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Exchange Notes by U.S. holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth in this summary, this summary deals only with Exchange Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances (including, without limitation, the possible imposition of U.S. federal alternative minimum tax) or to holders subject to special tax rules, such as insurance companies, dealers in securities or foreign currencies, tax-exempt investors, persons holding the Exchange Notes as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders that elect mark to market treatment, U.S. holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, or persons who hold the Exchange Notes through partnerships or other passthrough entities.



     Persons considering the acquisition of the Exchange Notes should consult with their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.



     As used herein, the term "U.S. holder" means a beneficial owner of an Exchange Note who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if both: (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.



  EXCHANGE OFFER



     An exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes and a U.S. holder will have the same tax basis and holding period in the Exchange Notes as the holder had in the Notes. Further, in the event that a U.S. holder acquired Notes at a market discount or at a premium, such market discount or premium generally will carry over to the Exchange Notes.


  INTEREST


     Interest on the Exchange Notes and Additional Amounts, if any, paid in respect of withholding taxes imposed on payments on the Exchange Notes (as described in "Description of the Exchange Notes -- Additional Amounts") generally will be taxable to a U.S. holder as ordinary interest income at the time the interest accrues or is received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes. The amount of interest required to be included in income by a U.S. holder will include the amount of such taxes, if any, withheld by the Company in respect thereof. Thus, in the event of such withholding, a U.S. holder would be required to report gross income in an amount greater than the cash it receives in respect of payments on its Exchange Note. However, a U.S. holder could be eligible, subject to certain limitations, to claim such withholding taxes as a credit or deduction for purposes of computing the amount of its U.S. federal income tax liability, notwithstanding that the payment of such taxes will be made by the Company. Interest income on the Exchange Notes will constitute foreign source income and generally will be considered "passive" income (or "high withholding tax interest" if the applicable withholding tax is imposed at a rate of 5% or more) or "financial services" income for U.S. foreign tax credit purposes. The rules relating to foreign tax credits and the timing thereof are extremely complex and U.S. holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situations.

     A cash basis U.S. holder receiving an interest payment in Euro will be required to include in income the U.S. dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into U.S. dollars. No exchange gain or loss will be recognized by such holder if the Euro are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of Euro into U.S. dollars is described below. See "Transaction in Euro."


     An accrual basis U.S. holder will be required to include in income the U.S. dollar value of the amount of U.S. interest income that has accrued on an Exchange Note in a taxable year, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). An accrual basis holder may elect to translate interest income on an Exchange Note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with the taxpayer's return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the "IRS").



     Upon receipt of an interest payment on an Exchange Note, an accrual basis U.S. holder will recognize ordinary gain or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such gain or loss will be treated as ordinary income or loss but generally will not be treated as interest income or expense, except to the extent provided by future regulations or administrative pronouncements of the IRS. The U.S. federal income tax consequences of the conversion of Euro into U.S. dollars is described below. See "Transactions in Euro."



     A U.S. Holder who purchased a Note for less than its principal amount (determined in Euro) will also be subject to the market discount rules of the Code with respect to an Exchange Note received in exchange for such Note. Further, a U.S. Holder who purchased a Note for an amount greater than the principal amount payable on a Note may elect, subject to applicable limitations, to amortize such premium under the amortizable bond premium rules of the Code.



  DISPOSITIONS



     Upon the sale, exchange or retirement of an Exchange Note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in an Exchange Note (as increased by any market discount previously includible in income by the U.S. holder and decreased by amortized premium with respect to the Exchange Note). Upon the sale, exchange or redemption of an Exchange Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (or, if it is realized in other than U.S. dollars, the U.S. dollar value of the amount using the spot rate in effect on the date of such sale, exchange or redemption) and the holder's tax basis in such Exchange Note. For these purposes, the amount realized on the sale, exchange or retirement of an Exchange Note does not include any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Except with respect to gains or losses attributable to changes in currency exchange rates, as described below, such gain or loss will be capital gain or loss. Such gain will generally be treated as U.S. source gain and such loss should generally be treated as U.S. source loss.



     Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of an Exchange Note that is attributable to changes in the rate of exchange between the U.S. dollar and the Euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by future regulations or administrative pronouncements of the IRS. Such foreign currency gain or loss is recognized on the sale or retirement of an Exchange Note only to the extent of total gain or loss recognized on such sale or retirement.



     As a result of certain limitations on the U.S. foreign tax credit under the Code, a U.S. holder may not be able to claim a U.S. foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon the sale, exchange or redemption by the Company or other disposition of Exchange Notes. Prospective investors should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.


     For certain non-corporate U.S. Holders (including individuals), the rate of taxation of capital gains will depend upon (i) the holder's holding period in the capital asset (with a preferential rate available for capital assets held for more than one year) and (ii) the holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

TRANSACTIONS IN EURO


     Euro received as interest on, or on the sale, exchange or retirement of, an Exchange Note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange or retirement. The amount of gain or loss recognized on a sale or other disposition of such Euro will be equal to the difference between
(i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition and (ii) the tax basis of such Euro.



INFORMATION REPORTING AND BACKUP WITHHOLDING



     In general, information reporting requirements will apply to payments on an Exchange Note and to the proceeds of the sale of an Exchange Note made to U.S. holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.


     Any amounts withhold under the backup withholding rules will be credited toward such holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed the Holder's tax liability, the excess may be refunded to the holder provided the required information is furnished to the IRS. In addition to providing the necessary information, the holder must file a United States tax return in order to obtain a refund of the excess withholding.

                              PLAN OF DISTRIBUTION

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Exchange Notes directly from us, or (iii) broker-dealers who acquired Exchange Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions for the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes, provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the Initial Purchasers thereof) with the prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreement, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Notes. We have agreed that, for a period of 180 days after the Exchange Offer has been consummated, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to us as set forth in "The Exchange Offer". In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Exxon Capital Holdings Corp., the Morgan Stanley & Co. Inc. or similar no-action letters.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

     Dutch company law matters in connection with the validity of the Exchange Notes will be passed upon by Allen & Overy, Amsterdam, the Netherlands. Certain legal matters in connection with the validity of the Exchange Notes offered hereby and the U.S. federal income tax consequences of the Exchange Offer will be passed upon for the Company by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The financial statements of Hermes Europe Railtel B.V. (which was the name of our company prior to our name change to Global TeleSystems Europe B.V.) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Ernst & Young Reviseurs d'Entreprises S.C.C., independent auditors, as set forth in their report appearing elsewhere in the prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          GENERAL LISTING INFORMATION

LISTING

     The Notes are listed on the Luxembourg Stock Exchange. The Exchange Notes are expected to be listed on the Luxembourg Stock Exchange upon the expiration of the Exchange Offer. The Articles of Association of the Company and the legal notice relating to the issue of the Exchange Notes will be deposited prior to the listing of the Exchange Notes with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d' Arrondissement a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Exchange Notes are listed on the Luxembourg Stock Exchange, an Agent for making payments on, and transfers of, Exchange Notes will be maintained in Luxembourg.

COMMENTS

     We have obtained all necessary consents, approvals and authorizations in connection with the issue of the Exchange Notes. The issue of the Notes and the Exchange Notes was authorized by resolutions of the Board of Supervisory Directors of the Company passed on November 18, 1999.

NO MATERIAL CHANGE

     Except as disclosed in this prospectus, there has been no material change in the financial position of the Company and its subsidiaries since September 30, 1999 and no material adverse change in the financial position or prospects of the Company and its subsidiaries since September 30, 1999.

LITIGATION

     Neither the Company nor any of its subsidiaries or affiliates is involved in any litigation or arbitration proceedings which relate to claims or amounts which are material in the context of the issue of the Notes or that may have, or have had during the 12 months preceding the date of this prospectus, a material adverse effect on the financial position of the Company, nor, so far as any of them is aware, is any such proceeding pending or threatened.

AUDITORS

     The consolidated accounts of the Company as of December 31, 1998 and 1997 and for the three years ended December 31, 1998 have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and have been audited by Ernst & Young Reviseurs d'Entreprises S.C.C. in accordance with United States generally accepted auditing standards. The unaudited consolidated interim accounts for the nine months ended September 30, 1999 and 1998 were prepared in accordance with U.S. GAAP. Ernst & Young Reviseurs d'Entreprises S.C.C. have given and not withdrawn their written consent to the issue of this prospectus with the inclusion in it of their report in the form and context in which it is included.

DOCUMENTS

     Copies of the following documents may be inspected at the specified offices of the Paying and Transfer Agents in Luxembourg.

     - Articles of Association of the Company;

     - the Purchase Agreement and Registration Rights Agreement relating to the Exchange Notes; and

     - the Indentures relating to the Exchange Notes (which include the forms of the respective Exchange Note certificates).

     In addition, copies of the most recent consolidated financial statements of the Company for the preceding financial year, and any interim quarterly financial statements published by the Company, will be available at the specified offices of the Paying and Transfer Agents in Luxembourg for so long as the Exchange Notes are listed on the Luxembourg Stock Exchange. The Company publishes only consolidated financial statements.

CLEARING SYSTEMS


     The Exchange Notes distributed pursuant to Regulation S and represented by the Regulation S Global Certificate have been accepted for clearance through the facilities of Euroclear and Clearstream, Luxembourg. Relevant trading information is set forth below.


                                                     ISIN       COMMON CODE
                                                 ------------   -----------
Notes due 2006
  144A.........................................  XS0104704555    010470455
  Regulation S.................................  XS0104703821    010470382
Notes due 2009
  144A.........................................  XS0104706766    010470676
  Regulation S.................................  XS0104705446    010470544

NOTICES

     All notices shall be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of such notices to Holders of the Exchange Notes at their registered addresses as recorded in the Register; and (ii) so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the Holders of the Exchange Notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published in Saturday, Sunday or holiday editions.

                                    GLOSSARY

     Asynchronous Transfer Mode (ATM). A switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video at varying rates. The ATM format can be used by many different information systems, including LANs.

     Backbone. The through-portions of a transmission network, as opposed to spurs which branch off the through-portions.

     Bandwidth. The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

     Capacity.  Refers to transmission.

     Carrier. A provider of communications transmission services by fiber, wire or radio.

     City Enterprise Network. Name given to our intracity fiber optic networks, connecting different points of presence in such city, including, points of presence of our network in such city, points of presence of our affiliates in such city, telehouses, Internet protocol exchange points and, where economically feasible, points of presence of our existing customers in such city.

     Co-location. When an end-user or competing local telecommunications service provider locates network equipment at the building that houses switches belonging to another telephone carrier, the user or competitor provider in said to be "co-located" with the other telephone carrier. The advantage for the co-locating party is that it can make a direct connection to local and long distance facilities and substantially reduce access costs.

     Dark Fiber. Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.

     Dedicated. Refers to telecommunications lines dedicated to or reserved for use by particular customers along predetermined routes (in contrast to telecommunications lines within the local telephone company's public switched network).

     Dense Wavelength Division Multiplexing (DWDM). A multiplexing technique allowing a large number of different signals to be carried simultaneously on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

     Digital. Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

     Enhanced Network Services. Telecommunications services providing digital connectivity, primarily for data applications, via frame relay, ATM, or digital interexchange private line facilities. Enhanced network services also include applications on such networks, including Internet access and other Internet services.

     Frame Relay. A wide area transport technology that organizes data into units called frames instead of providing fixed bandwidth as with private lines. A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     Incumbent Telecommunications Operator. A licensed telecommunications common carrier.

     Interconnect. Connection of a telecommunications device or service to the public switched telecommunications network.

     Internet protocol. Refers to network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

     Internet Service Providers. Companies formed to provide access to the Internet to consumers and business customers via local networks.

     Local Area Network (LAN). The interconnection of computers for the purpose of sharing files, programs and peripheral devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs. LANs are generally confined to a single customer's premises and may be extended or interconnected to other locations through the use of bridges and routers.

     Multiplexing. An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices one at a time in sequence (time division).

     Nodes. Locations within the network housing electronic equipment and/or switches which serve as intermediate connection points to send and receive transmission signals.

     Points of Presence. Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

     STM-16.  Data transmission rate of approximately 2,488 megabits per second.

     Switch. A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnection circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     Synchronous Digital Hierarchy (SDH). SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

     Trunk.  A telephone circuit with a switch at both ends.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
YEAR END FINANCIAL STATEMENTS
Report of Ernst & Young Reviseurs d'Entreprises S.C.C.,
Independent Auditors........................................   F-2
Audited Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996.......................   F-4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996.......................   F-5
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1998, 1997 and 1996...........   F-6
Notes to Consolidated Financial Statements..................   F-7

THIRD QUARTER FINANCIAL STATEMENTS (UNAUDITED)
Condensed, Consolidated Balance Sheets as of September 30,
  1999 and December 31, 1998................................  F-19
Condensed, Consolidated Statements of Operations for the
  three and nine months ended September 30, 1999 and 1998...  F-20
Condensed, Consolidated Statements of Cash Flows for the
  three and nine months ended September 30, 1999 and 1998...  F-21
Notes to the Condensed, Consolidated Financial Statements...  F-22

             REPORT OF ERNST & YOUNG REVISEURS D'ENTREPRISES S.C.C.
                              INDEPENDENT AUDITORS

To the Board of Directors and the Shareholders of Hermes Europe Railtel B.V.

     We have audited the accompanying consolidated balance sheets of Hermes Europe Railtel B.V. as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hermes Europe Railtel B.V. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles in the United States.

Ernst & Young Reviseurs d'Entreprises S.C.C.

Represented by
M. Guns
Partner

Brussels, Belgium
February 26, 1999, except for Notes 1 and 2 as to which the date is November 1, 1999

                           HERMES EUROPE RAILTEL B.V.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Current assets
  Cash and cash equivalents.................................  $ 130,081   $204,327
  Restricted cash...........................................     30,062     29,539
  Accounts receivable, net of allowance for doubtful account
     of $887 at December 31, 1998...........................     48,034      2,129
  Due from affiliated companies.............................      2,164         49
  Other assets..............................................     29,810     13,281
                                                              ---------   --------
          Total current assets..............................    240,151    249,325
Property and equipment, net.................................    438,984    204,944
Goodwill and intangible assets, net of accumulated
  amortization of $10,645 and $3,320 at December 31, 1998
  and 1997, respectively....................................     50,519     22,128
Restricted cash.............................................         --     28,271
Other non-current assets....................................     14,456         --
                                                              ---------   --------
          TOTAL ASSETS......................................  $ 744,110   $504,668
                                                              =========   ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses.....................  $  84,047   $ 37,457
  Due to affiliated companies...............................     15,976      1,311
  Deferred income...........................................     32,255      1,436
  Current portion of capital lease obligations..............     37,135     21,540
                                                              ---------   --------
          Total current liabilities.........................    169,413     61,744
Long-term debt..............................................    265,353    265,383
Long-term capital leases....................................    190,378    117,645
Deferred income.............................................     34,000         --
Other non-current liabilities...............................     29,259        236
                                                              ---------   --------
          TOTAL LIABILITIES.................................    688,403    445,008
Commitments and contingencies
Minority interest...........................................     27,759         --

                               SHAREHOLDERS' EQUITY

Common stock, 1000 guilders par value; 297,000 shares
  authorized; 196,716 and 190,468 shares issued and
  outstanding at December 31, 1998 and 1997, respectively...    100,110     96,757
Additional paid-in capital..................................     33,334     21,829
Accumulated other comprehensive loss........................     (1,300)    (3,665)
Accumulated deficit.........................................   (104,196)   (55,261)
                                                              ---------   --------
          TOTAL SHAREHOLDERS' EQUITY........................     27,948     59,660
                                                              ---------   --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $ 744,110   $504,668
                                                              =========   ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ----------------------------------
                                                              1998       1997         1996
                                                            --------   --------   ------------
Revenues..................................................  $ 85,251   $  5,373   $         48
                                                            --------   --------   ------------
Operating costs and expenses:
  Telecommunication Services..............................    41,848      6,842          4,694
  Selling, general and administrative.....................    28,273     17,868          9,894
  Depreciation and amortization...........................    28,638      5,229          1,266
                                                            --------   --------   ------------
                                                              98,759     29,939         15,854
                                                            --------   --------   ------------
Loss from operations......................................   (13,508)   (24,566)       (15,806)
Other income/(expense):
  Interest expense........................................   (30,852)   (12,826)          (153)
  Foreign currency losses.................................   (11,308)      (367)        (1,126)
  Other, net..............................................     9,076      6,596            508
                                                            --------   --------   ------------
                                                             (33,084)    (6,597)          (771)
                                                            --------   --------   ------------
Net loss before income taxes..............................   (46,592)   (31,163)       (16,577)
Income taxes..............................................     2,343         --             --
                                                            --------   --------   ------------
Net loss..................................................  $(48,935)  $(31,163)  $    (16,577)
                                                            ========   ========   ============
Net loss per share........................................  $(255.15)  $(346.42)  $(207,212.50)
                                                            ========   ========   ============
Weighted average common shares outstanding................   191,790     89,957             80
                                                            ========   ========   ============

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             ---------   ---------   --------
OPERATING ACTIVITIES
Net loss...................................................  $ (48,935)  $ (31,163)  $(16,577)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization............................     29,921       5,731      1,291
  Fair value adjustment for foreign currency instruments...     28,650          --         --
  Other....................................................      2,362       2,651        130
  Changes in assets and liabilities:
     Accounts receivable...................................    (37,543)     (2,116)       (87)
     Deposits..............................................      5,537      (9,807)      (627)
     Accounts payable and accrued expenses.................     28,737      30,991      4,336
     Other changes in assets and liabilities...............     36,228        (704)        (6)
                                                             ---------   ---------   --------
          Net cash provided by (used in) operating
            activities.....................................     44,957      (4,417)   (11,540)
INVESTING ACTIVITIES
  Purchases of property and equipment......................   (131,866)    (51,830)   (16,807)
  Acquisitions -- cash acquired............................     13,352          --         --
  Restricted cash..........................................     27,774     (55,636)    (3,974)
  Other investing activities...............................     (2,018)         --         --
                                                             ---------   ---------   --------
          Net cash used in investing activities............    (92,758)   (107,466)   (20,781)
FINANCING ACTIVITIES
Proceeds from debt.........................................         --     268,678        564
Repayments of debt.........................................    (32,523)         --         --
Payment of debt issue costs................................       (825)    (14,139)        --
Net proceeds from exercise of stock options and issuance of
  common stock.............................................        600      50,993         --
Proceeds from shareholders' loans..........................         --      13,205     27,358
Due to affiliated companies, net...........................     11,285      (1,237)     1,002
                                                             ---------   ---------   --------
          Net cash (used in) provided by financing
            activities.....................................    (21,463)    317,500     28,924
Effect of exchange rate changes on cash and cash
  equivalents..............................................     (4,982)     (3,303)      (374)
                                                             ---------   ---------   --------
Net (decrease) increase in cash and cash equivalents.......    (74,246)    202,314     (3,771)
Cash and cash equivalents at beginning of year.............    204,327       2,013      5,784
                                                             ---------   ---------   --------
Cash and cash equivalents at end of year...................  $ 130,081   $ 204,327   $  2,013
                                                             =========   =========   ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                              ACCUMULATED
                              COMMON STOCK      ADDITIONAL       OTHER                         TOTAL
                           ------------------    PAID-IN     COMPREHENSIVE   ACCUMULATED   SHAREHOLDERS'
                           SHARES     AMOUNT     CAPITAL         LOSS          DEFICIT        EQUITY
                           -------   --------   ----------   -------------   -----------   -------------
BALANCE AT DECEMBER 31,
1995.....................       80   $     45    $ 5,926        $  (254)      $  (7,521)     $ (1,804)
Translation adjustment...       --         --         --            570              --           570
Net loss.................       --         --         --             --         (16,577)      (16,577)
                           -------   --------    -------        -------       ---------      --------
Comprehensive loss.......                                                                     (16,007)
                                                                                             --------
BALANCE AT DECEMBER 31,
  1996...................       80   $     45    $ 5,926        $   316       $ (24,098)     $(17,811)
Recapitalization, net of
  tax....................  190,388     96,712      4,633             --              --       101,345
Compensatory stock
  options................       --         --      2,613             --              --         2,613
Pushdown accounting
  adjustment.............       --         --      8,657             --              --         8,657
Translation adjustment...       --         --         --         (3,981)             --        (3,981)
Net loss.................       --         --         --             --         (31,163)      (31,163)
                           -------   --------    -------        -------       ---------      --------
Comprehensive loss.......                                                                     (35,144)
                                                                                             --------
BALANCE AT DECEMBER 31,
  1997...................  190,468   $ 96,757    $21,829        $(3,665)      $ (55,261)     $ 59,660
Proceeds from exercise of
  stock options..........    6,248      3,353     (2,753)            --              --           600
Compensatory stock
  options................       --         --      1,060             --              --         1,060
Pushdown accounting
  adjustment.............       --         --     13,198             --              --        13,198
Translation adjustment...       --         --         --          2,365              --         2,365
Net loss.................       --         --         --             --         (48,935)      (48,935)
                           -------   --------    -------        -------       ---------      --------
Comprehensive loss.......                                                                     (46,570)
                                                                                             --------
BALANCE AT DECEMBER 31,
  1998...................  196,716   $100,110    $33,334        $(1,300)      $(104,196)     $ 27,948
                           =======   ========    =======        =======       =========      ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS OPERATIONS

     Hermes Europe Railtel B.V. ("the Company") is a provider of centrally managed telecommunications transmission capacity across national borders in Europe and to the United States to telecommunications companies including traditional public telecommunications operators and new entrants, such as alternative carriers, global consortia of telecommunications operators, international carriers, Internet backbone networks, resellers, value-added networks and other service providers. The Company began commercial operations in November 1996 and as of December 31, 1998 operated in Belgium, the Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark and Sweden. As of December 31, 1998 the high capacity fiber optic network ("the Network") linked the cities of Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen and Stockholm. The Company intends to continue to build the Network using an accessible and cost-efficient infrastructure of railways, motorways, pipeline companies, waterways and power companies.

     The Company was formed on July 6, 1993 and is 89.9% owned by GTS Carrier Services, Inc. (formerly GTS-Hermes, Inc.), a wholly owned subsidiary of Global TeleSystems Group, Inc. ("GTS"), a leading independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers in Europe, Russia and the Commonwealth of Independent States.

     On June 24, 1998, the Company completed the acquisition of a 75% interest in Ebone A/S ("Ebone") for ECU 90 million (approximately $99.5 million). See
Note 11, "Acquisition."

     Subsequent to year-end, the Company issued aggregate principal amount $200 million of 10.375% senior notes due 2009 and Euro 85 million (approximately $100 million) of 10.375% senior notes due 2006 (together, the "New Senior Notes"). See Note 13, "Subsequent Events."

     A notarial deed amending the Company's Articles of Association to change the Company's name to Global TeleSystems Europe B.V. was executed on October 22, 1999. The change in the Company's legal name will become effective upon the issuance by the Dutch Ministry of Justice of a declaration of non-objection, which is expected on or about November 18, 1999.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Hermes Europe Railtel B.V., all wholly-owned subsidiaries and its majority-owned subsidiary where the Company has unilateral operating and financial control. All significant intercompany accounts and transactions are eliminated upon consolidation.

     For financial reporting purposes, the Company has reflected the accounting acquisition effect of the incremental purchases by GTS Carrier Services, Inc., from 1993 through 1998, of the Company's common shares, that were held by non-affiliated entities of GTS. Accordingly, the Company's consolidated financial statements have been retroactively restated for all periods presented to reflect the acquisition accounting effect, a process generally referred to as "push down" accounting. The cumulative effect, through December 31, 1998, of the allocation of the purchase price paid by GTS Carrier Services, Inc. has resulted in goodwill of approximately $24.9 million, which is being amortized on a straight line basis over five years. In June and October 1999, GTS Carrier Services, Inc. entered into two additional incremental purchases which resulted in additional goodwill of approximately $203.9 million. Goodwill resulting from the 1999 transactions will be amortized over a period of twenty years.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements in order to conform to the 1998 presentation.

                           HERMES EUROPE RAILTEL B.V.

CASH AND CASH EQUIVALENTS

     The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts and any other investments with an original maturity of three months or less, that the Company may hold from time to time, as cash and cash equivalents. The Company had $30.1 million and $57.8 million of restricted cash at December 31, 1998 and 1997, respectively. The restricted cash is primarily related to cash held in escrow for interest payments (see Note 4, "Debt Obligations").

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation, which includes the amortization of assets recorded under capital leases, is calculated on a straight-line basis over the lesser of the estimated lives ranging from five to ten years for telecommunications equipment and five to ten years for furniture, fixtures and equipment and other property, or their contractual term. A substantial part of the property and equipment balance is construction in process, which is currently related to the configuration and buildout of the network. These costs are transferred to telecommunications equipment in service as construction is completed and/or equipment is placed in service. Depreciation is recorded commencing with the first full month that assets are placed into service. Maintenance and repairs are charged to expense as incurred.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Costs," the Company capitalizes material interest costs associated with the construction of capital assets for business operations and amortizes the costs over the assets' useful lives. The Company capitalized $4.9 million of interest costs in 1998. The Company did not capitalize any interest in 1997.

GOODWILL AND INTANGIBLE ASSETS

     Goodwill represents the excess of acquisition costs over the fair market value of the net assets of acquired businesses and is being amortized on a straight-line basis over the estimated useful life of five years. Effective January 1, 1999, all newly created goodwill will be amortized over a period of 20 years. Intangible assets, primarily deferred financing costs and licenses are amortized on a straight-line basis over the lesser of their estimated useful lives or their contractual term, generally three to ten years. In accordance with APB 17, "Intangible Assets," the Company continues to evaluate the amortization period to determine whether events or circumstances warrant revised amortization periods. Additionally, the Company considers whether the carrying value of such assets should be reduced based on the future benefits of its deferred financing costs.

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of assets at the lowest level for which identifiable cash flows exist. If an impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, fair value is based on an estimate of discounted cash flow analysis. Based on its analysis for the years ended December 31, 1998 and 1997, the Company determined that there was not an impairment of its long-lived assets.

                           HERMES EUROPE RAILTEL B.V.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis as reported in the consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

     The Company follows a translation policy in accordance with SFAS No. 52, "Foreign Currency Translation," (as amended by SFAS No. 130, "Reporting Comprehensive Income"). The functional currency for the Company has been determined to be the Belgian franc. In most instances, either the local currency or the ECU is considered the functional currency for the Company's subsidiaries. The accounting records of the subsidiaries are remeasured into Belgian franc equivalents, consolidated and then translated into U.S. dollars for the purpose of preparing the accompanying financial statements in accordance with accounting principles generally accepted in the United States. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense accounts are translated at average monthly rates of exchange. The resultant translation adjustments are included in accumulated other comprehensive loss, a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in operations.

REVENUE RECOGNITION

     The Company's revenue is associated with its customers' right to use the network and is recognized on a straight-line basis over the terms of the customer contracts. Billings received in advance of service being performed are deferred and recognized as revenue as the service is performed.

NET LOSS PER SHARE

     Basic and diluted loss per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." The Company's net loss per share calculation (basic and diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator or denominator of the Company's net loss per share calculation. Employee stock options (see Note 5, "Employee Benefits") have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

     The net loss per share data presented in the consolidated statements of operations reflect the restatement of the Company's net loss per share amounts that were disclosed in the financial statements of the Company's previous filings. This restatement is necessary to correct an error in our previously reported amounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash, accounts receivable, accounts payable, and accrued liabilities approximate their fair value. The fair value of the long-term debt is determined based on quoted market rates. At December 31, 1998, the fair value of the $265.0 million 11.5% Senior Notes, due 2007, was $285.5 million.

OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. At December 31, 1998 and 1997, the Company maintained most of its cash and cash equivalents in high quality U.S. and European financial institutions. The Company extends credit to various customers and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk.

                           HERMES EUROPE RAILTEL B.V.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has developed risk management policies that establish guidelines for managing foreign exchange risk and periodically evaluates the materiality of foreign exchange exposures in different countries and the financial instruments available to mitigate this exposure. The Company finds it impractical to hedge all foreign currency exposures and as a result, will continue to experience foreign currency gains and losses.

     The Company currently accounts for its existing derivative under SFAS No. 52, "Foreign Currency Translation." In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company expects to adopt the new statement effective January 1, 2000. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the statement will have a significant effect on its results of operations or financial position.

STOCK BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair value method of accounting for employee stock options and similar equity instruments. The fair value method requires compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for its stock-based compensation in accordance with the provisions of APB No. 25 and presents pro forma disclosures of net loss as if the fair value method had been adopted.

USES OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of these consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect amounts in the financial statements and accompanying notes and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           HERMES EUROPE RAILTEL B.V.

NOTE 3: SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Other assets consists of:
  VAT receivable............................................  $ 15,841   $  1,184
  Deposit...................................................     4,858      9,577
  Other assets..............................................     9,111      2,520
                                                              --------   --------
Total other assets..........................................  $ 29,810   $ 13,281
                                                              ========   ========
Property and equipment, net consists of:
  Telecommunications equipment in service...................  $374,959   $198,723
  Furniture, fixtures and equipment.........................     7,085      3,409
  Leasehold improvements....................................     1,319        840
  Construction in process...................................    84,168      6,255
                                                              --------   --------
                                                               467,531    209,227
       Less: accumulated depreciation.......................    28,547      4,283
                                                              --------   --------
          Total property and equipment, net.................  $438,984   $204,944
                                                              ========   ========
Accounts payable and accrued expenses consists of:
  Trade accounts payable....................................  $ 57,587   $ 19,678
  Accrued interest..........................................    11,435     11,621
  Other accrued expenses....................................    15,025      6,158
                                                              --------   --------
          Total accounts payable and accrued expenses.......  $ 84,047   $ 37,457
                                                              ========   ========

NOTE 4: DEBT OBLIGATIONS

     Company debt consists of:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Senior notes, due August 15, 2007 at 11.5% interest payable
semiannually................................................  $265,000   $265,000
Other financing agreements..................................       410        433
                                                              --------   --------
Total debt outstanding......................................   265,410    265,433
Less: debt maturing within one year.........................        57         50
                                                              --------   --------
          Total long-term debt..............................  $265,353   $265,383
                                                              ========   ========

     On August 15, 1997, the Company issued aggregate principal amount $265.0 million of senior notes due August 15, 2007 (the "Senior Notes"). The Senior Notes are general unsecured obligations of the Company, with interest payable semiannually at a rate of 11.5%. Approximately $56.6 million of the net proceeds of the offering was placed in escrow for the first four semiannual interest payments commencing on February 15, 1998. The Company may redeem the Senior Notes, in whole or in part, any time on or after August 15, 2002 at specific redemption prices. The Company may also redeem the Senior Notes at a price equal to 111.5% of the principal amount prior to August 15, 2000 with net cash proceeds of a public equity offering with gross proceeds of at least $75.0 million or in certain other circumstances specified in the indenture for the Senior Notes, provided, however, that at least two-thirds of the principal amount of the Senior Notes originally issued remain outstanding after each such redemption.

                           HERMES EUROPE RAILTEL B.V.

     Aggregate maturities of long-term debt, as of December 31, 1998, are as follows: 1999 -- $0.06 million, 2000 -- $0.06 million, 2001 -- $0.06 million,
2002 -- $0.07 million, 2003 -- $0.07 million, and $265.1 million thereafter.

NOTE 5: EMPLOYEE BENEFITS

     The Company established a defined benefit pension plan in 1995 that covers substantially all of its employees upon twenty-five years of age and at least one year of service. The benefits are based on years of service and the employee's compensation. The Company has entered into an arrangement, an investment contract, with an insurance company for the provision of a group insurance policy ("the Policy"). Premium payments for the Policy are partly paid by the employee, based on specified terms that consider the employee's annual salary, with the remaining premium paid by the employer. The Company's pension costs for 1998, 1997 and 1996 were $1.0 million, $0.7 million and $0.4 million, respectively.

     In the fourth quarter of 1997, the Company implemented a stock option plan for its key officers and employees (the "Stock Option Plan"). The ownership dilution caused by the Stock Option Plan will be approximately 13%. As a result of issuing options under the Stock Option Plan, the Company incurred a non-cash charge of approximately $3.7 million, of which $2.6 million was recorded during the fourth quarter of 1997 and the remaining $1.1 million was recognized over 1998.

     The Company applies the provisions of APB No. 25 in accounting for its stock option incentive plans. The effect of applying SFAS No. 123 on the net loss as reported is not representative of the effects on reported net loss for future years due to the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation expense been determined in accordance with the methodology of SFAS No. 123, the Company's net loss for the year ended December 31, 1998 and 1997, respectively would have been approximately $49.1 million and $31.4 million. The fair value of options granted during 1997 was estimated between $51.80 and $456.63 per share using the Black-Scholes option pricing with the following assumptions: expected volatility of .50, dividend yield 0%, risk free interest rate of 5.79% and an expected life of five years.

     The Company maintains the Stock Option Plan, with the maximum number of shares of common stock available for grant under the Stock Option Plan of 24,760. All options granted under the Stock Option Plan were at exercise prices that were at least equal to the fair market value of common stock at the date of grant. Generally, all options granted under the Stock Option Plan vest over a three-year period from the date of grant and expire ten years from the date of grant. There were a few exceptions in which the granting of options had instantaneous vesting rights.

     Additional information with respect to stock option activity is summarized as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                   -------------------------------------
                                                         1998                1997
                                                   -----------------   -----------------
                                                            WEIGHTED            WEIGHTED
                                                            AVERAGE             AVERAGE
                                                            EXERCISE            EXERCISE
                                                   SHARES    PRICE     SHARES    PRICE
                                                   ------   --------   ------   --------
Outstanding at beginning of year.................  10,166   $379.92        --   $    --
Options granted..................................      --        --    10,166    379.92
Options exercised................................  (6,248)   107.20        --        --
Options canceled or expired......................      --        --        --        --
                                                   ------              ------
Outstanding at end of year.......................   3,918    815.68    10,166    379.92
                                                   ======              ======
Options exercisable at year end..................   2,967   $421.01     6,244   $107.20

                           HERMES EUROPE RAILTEL B.V.

     The following table summarizes information about stock options outstanding:

                                                      AVERAGE        WEIGHTED                  WEIGHTED
RANGE OF                                             REMAINING        AVERAGE                   AVERAGE
EXERCISE PRICE AT                     NUMBER      CONTRACTUAL LIFE   EXERCISE      NUMBER      EXERCISE
DECEMBER 31, 1998:                  OUTSTANDING      (IN YEARS)        PRICE     EXERCISABLE     PRICE
------------------                  -----------   ----------------   ---------   -----------   ---------
$83.12............................     1,603             7           $   83.12      1,603      $   83.12
$100.00 to $191.31................       729             7              117.64        729         117.64
$378.43 to $2,887.62..............     1,586             8            1,876.21        635       1,622.55
                                       -----                                        -----
                                       3,918             7           $  815.68      2,967      $  421.01
                                       =====                                        =====

     In June 1998, certain employees of the Company received an aggregated restricted stock award of 30,000 shares of GTS common stock, which vest annually over two years. The Company will incur a non-cash charge of $1.3 million based on the market price of the GTS common stock of $43.50 at date of grant, of which $0.4 million was recognized in 1998 and the remaining $0.9 million will be recognized in 1999 and 2000.

     During the fourth quarter of 1998, the Company established the Ebone Value Creation Plan (the "Ebone Plan"), in order to allow the employees of Ebone to benefit from any increase in the fair value of Ebone. Under terms of the Ebone Plan, an aggregate 15,000 units, whose maximum value is $1,000 per unit, may be allocated to the employees over the term of the plan, which is through July 1, 2001. The units will be valued on July 1, 1999, 2000 and 2001 based on the fair value of Ebone as determined by a third-party investment bank. Payout to the employees will be made in two equal payments within sixty days of July 1, 2001 and July 1, 2002 and will either be in cash or in shares of GTS common stock at the discretion of the Company and with the approval of GTS. As of December 31, 1998, 1,375 units had been allocated to the employees and a compensation charge of $1.0 million was recognized for the year ended December 31, 1998.

NOTE 6: INCOME TAXES

     The components of loss before income taxes were as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1998       1997       1996
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Pretax loss:
  Domestic (the Netherlands).........................  $(32,617)  $ (8,628)  $ (1,216)
  Foreign............................................   (13,054)   (22,535)   (15,361)
                                                       --------   --------   --------
                                                       $(45,671)  $(31,163)  $(16,577)
                                                       ========   ========   ========

     A deferred tax asset is recorded on temporary differences between earnings as reported in the financial statements and earnings for income tax purposes. The following table summarizes major components of the Company's deferred tax assets:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 32,600   $ 16,918
                                                              --------   --------
          Total deferred tax asset..........................    32,600     16,918
  Less: valuation allowance.................................   (32,600)   (16,918)
                                                              --------   --------
          Total.............................................  $     --   $     --
                                                              ========   ========

                           HERMES EUROPE RAILTEL B.V.

     As of December 31, 1998, the Company had net operating loss carry forwards for Belgian, Dutch and Irish income tax purposes of approximately $117.4 million, which are recoverable from profits for an unlimited period of time.

NOTE 7: SUPPLEMENTAL CASH FLOW INFORMATION

     The following table summarizes non-cash investing and financing activities for the years ended December 31, 1998 and 1997, respectively:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Capitalization of leases....................................   $120,556     $139,135
Transfer of shareholders' loans to equity...................         --       48,491
Contribution of fiber optic cable lease.....................         --        1,989

     There were no significant non-cash activities in 1996.

     The Company paid interest of $36.0 million, $1.2 million and $0.01 million in 1998, 1997 and 1996, respectively. The Company paid income taxes of $2.8 million in 1998. The Company did not pay taxes in 1997 and 1996.

NOTE 8: COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has various operating leases for office space, equipment and car rental. The obligations extend through 2022. Beginning in 2002, certain of the leases have options to cancel upon payment of certain penalties.

     Rental expense aggregated approximately $2.0 million, $1.0 million and $0.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

CAPITAL LEASES

     Assets and liabilities under capital leases are included in the consolidated balance sheets as follows :

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Telecommunications equipment in service.....................  $271,343   $150,787
Less: accumulated amortization..............................     9,837        482
                                                              --------   --------
                                                              $261,506   $150,305
                                                              ========   ========

                           HERMES EUROPE RAILTEL B.V.

     Future minimum payments, by year and in the aggregate, under the capital leases and other non-cancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1998 were as follows :

                                                          CAPITAL LEASES    OPERATING LEASES
                                                          --------------    ----------------
                                                                    (IN THOUSANDS)
December 31, 1999.......................................     $ 51,907           $ 2,981
                2000....................................       25,836             3,713
                2001....................................       27,077             3,394
                2002....................................       27,253             3,058
                2003....................................       27,231             1,870
Thereafter..............................................      230,618             9,012
                                                             --------           -------
Total minimum lease payments............................      389,922           $24,028
                                                                                =======
Less amount representing interest.......................      162,409
                                                             --------
Present value of net minimum lease payments.............      227,513
Less current portion of capital lease obligations.......       37,135
                                                             --------
Long-term portion of capital lease obligations..........     $190,378
                                                             ========

MAJOR CUSTOMERS

     In 1998 the Company had two major customers, representing $9.5 million and $9.3 million or 11.1% and 10.9% of revenue, respectively. In 1997, the Company had two major customers, representing $1.8 million and $1.2 million or 34.2% and 21.7% of revenue, respectively. There were no major customers in 1996.

OTHER MATTERS

     In the ordinary course of business, the Company may be party to various legal and tax proceedings, and subject to claims, certain of which relate to the regulatory environments in which the Company currently operates or intends to operate. In the opinion of management, the Company's liability, if any, in all pending litigation, or other legal proceeding or other matter other than what is discussed above, will not have a material effect upon the financial condition, results of operations or liquidity of the Company.

NOTE 9: RELATED PARTY TRANSACTIONS

     On October 31, 1998, GTS Carrier Services, Inc. acquired AB Swed Carrier's ownership interest of 6,551 common shares in the Company for approximately $5.8 million. In connection with this purchase, GTS Carriers Services, Inc. paid approximately $5.3 million to a company, which is affiliated with a board member for negotiating with AB Swed Carrier and SNCB/NMBS on behalf of GTS Carrier Services, Inc. to purchase their respective ownership interest in the Company.

     For the year ended December 31, 1998, the Company, through Ebone, earned $6.8 million from and incurred $5.1 million of costs to individual members of the association that owns the minority interest in Ebone (see note 11, "Acquisition").

NOTE 10: FOREIGN CURRENCY TRANSACTIONS

     On April 19, 1998, the Company entered into a foreign currency swap transaction agreement (the "Swap") with Rabobank International in order to minimize the foreign currency exposure resulting from issuance in August 1997 of the Senior Notes (see Note 4, "Debt Obligations"). The Company has marked the Swap to its fair value as of December 31, 1998 and the resulting adverse change in the fair value of $27.8 million has been recorded as an Other Non-Current Liability on the balance sheet and recognized as a

                           HERMES EUROPE RAILTEL B.V.

foreign currency loss in the statement of operations. The foreign currency loss recognized on marking the Swap to its fair value has been offset in the statement of operations by a $15.3 million gain on the remeasurement of the Senior Notes.

NOTE 11: ACQUISITION

     On June 24, 1998, the Company completed the acquisition for ECU 90 million (approximately $99.5 million) of a 75% interest in Ebone. The Company funded the acquisition with proceeds of a short-term bank loan, which has been repaid. Ebone is a Tier 1 Internet backbone provider, principally serving as a carriers' carrier for European Internet service providers. As part of the transaction, Ebone will purchase, under a transmission capacity agreement, long-term capacity rights on the Company's network valued at ECU 90 million. In addition to the majority interest held by the Company, Ebone's new ownership structure will continue to include many of Ebone's existing customers, which own the balance of Ebone's shares through an association. The members of the association were offered the right to buy shares of Ebone in the third quarter of 1998; however, the Company's ownership interest in Ebone was not reduced as a result of the acceptances of this offer.

     The acquisition has been accounted for using the purchase method of accounting. The excess purchase price over the fair value of assets acquired of $19.7 million was allocated to goodwill and is being amortized over 5 years. The results of Ebone have been included in the accompanying consolidated financial statements from the date of acquisition.

     The following summarized unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                              EXCEPT LOSS PER SHARE)
Revenues....................................................   $ 95,634     $ 26,504
Net loss....................................................    (47,940)     (32,301)
Net loss per share..........................................    (249.96)     (359.07)

     The pro forma results include amortization of the goodwill, elimination of intercompany revenue and costs of revenues on transactions between the Company and Ebone and the recording of the 25% minority interest. The pro forma data is for informational purposes only and does not purport to be necessarily indicative of the results that would have been obtained had this acquisition actually occurred at the beginning of the periods presented, nor is it intended to be a projection of the results which may be achieved in the future.

NOTE 12: CERTAIN GEOGRAPHICAL DATA

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 31, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

     The Company operates in one segment, Carrier Services, which is used by management to measure profitability of the business. The Company markets its services to telecommunications companies throughout Europe and in the United States.

                           HERMES EUROPE RAILTEL B.V.

     The following table summarizes revenue and gross long-lived asset information by geographic area.

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                    (IN)THOUSANDS
Revenue
  United Kingdom............................................  $ 19,619   $    739
  The Netherlands...........................................    17,065      3,947
  Switzerland...............................................    11,555         --
  Belgium...................................................     8,609        314
  Other.....................................................    28,403        373
                                                              --------   --------
          Total.............................................  $ 85,251   $  5,373
                                                              ========   ========

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                    (IN)THOUSANDS
Long-lived assets
  France....................................................  $ 94,609   $ 41,393
  Germany...................................................    89,177     46,966
  Switzerland...............................................    49,678     42,588
  Belgium...................................................    40,995     21,090
  Other.....................................................   193,072     57,190
                                                              --------   --------
          Total.............................................  $467,531   $209,227
                                                              ========   ========

     Revenue was attributed to individual countries based on customer billing location.

NOTE 13: SUBSEQUENT EVENTS

     In January, 1999 the Company issued, through a private placement, the New Senior Notes comprised of aggregate principal amount $200 million of senior notes due January 15, 2009 (the "Dollar Notes") and E85 million (approximately $100 million) of senior notes due January 15, 2006 (the "Euro Notes"). The New Senior Notes are general unsecured obligations of the Company, with interest payable semiannually at a rate of 10.375%. The Company may redeem the Dollar Notes in whole or in part, any time on or after January 15, 2004 at specific redemption prices. The Company may redeem the Euro Notes, in whole or in part, any time on or after January 15, 2003 at specific redemption prices. The Company may also redeem the Dollar Notes and the Euro Notes at a price equal to 110.375% of the principal amounts prior to January 15, 2002 with net cash proceeds of a public equity offering with gross proceeds of at least $75 million or in certain other circumstances specified in the indentures for the Dollar Notes and the Euro Notes provided, however that at least two-third of the principal amount of the Dollar Notes and the Euro Notes originally issued remain outstanding after each such redemption. Net proceeds from the issuance of the New Senior Notes was approximately $289.7 million. The Company filed an S-4 registration statement with the Securities and Exchange Commission to exchange registered senior notes, with the same terms and conditions as the New Senior Notes, for the New Senior Notes, which became effective in February 1999.

     On a pro-forma basis, assuming the New Senior Notes had been outstanding as of January 1, 1998, the Company's net loss would have been $81.3 million for 1998, as a result of interest expense of $31.1 million and amortization expense of $1.2 million related to amortizing $10.1 million of deferred financing fees over the terms of the New Senior Notes.

                           HERMES EUROPE RAILTEL B.V.

     Subsequent to December 31, 1998, the Company further entered into contractual commitments to lease fibre pairs, including facilities and maintenance and utilizing the partial routes for laying fiber optic cable. Based on the contract provisions, these commitments are currently estimated to aggregate approximately $32.4 million. The commitments have expected lease terms of ten to fifteen years.

     On March 4, 1999, GTS acquired substantially all of the outstanding ordinary shares and American Depository Shares of Esprit Telecom Group plc ("Esprit"). In conjunction with this business combination the Company may incur significant charges resulting from shutdowns due to duplication in the capacity requirements of the combined networks of the Company and Esprit.

     On January 1, 1999, the Company adopted the Euro as its functional currency.

                           HERMES EUROPE RAILTEL B.V.

                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                     ASSETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                                  (IN THOUSANDS, EXCEPT
                                                                       SHARE DATA)
Current assets
  Cash and cash equivalents.................................   $  309,590        $130,081
  Restricted cash...........................................           --          30,062
  Accounts receivable, net..................................       78,744          48,034
  Due from affiliated companies.............................       30,950           2,164
  Other assets..............................................       56,889          29,810
                                                               ----------        --------
          Total current assets..............................      476,173         240,151
Property and equipment, net.................................      528,487         438,984
Goodwill and intangible assets, net.........................      126,438          50,519
Other non-current assets....................................       11,705          14,456
                                                               ----------        --------
          TOTAL ASSETS......................................   $1,142,803        $744,110
                                                               ==========        ========

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses.....................   $   69,724        $ 84,047
  Due to affiliated companies...............................       23,661          15,976
  Deferred income...........................................       63,090          32,255
  Current portion of capital lease obligations..............       20,333          37,135
                                                               ----------        --------
          Total current liabilities.........................      176,808         169,413
  Long-term debt............................................      555,780         265,353
  Long term capital leases..................................      187,898         190,378
  Deferred income...........................................      100,907          34,000
  Other non-current liabilities.............................        1,405          29,259
                                                               ----------        --------
          TOTAL LIABILITIES.................................    1,022,798         688,403
Commitments and contingencies...............................
Minority interest...........................................           --          27,759
SHAREHOLDERS' EQUITY
  Common stock, 1000 guilders par value (297,000 shares
     authorized; 199,683 and 196,716 shares issued and
     outstanding at September 30, 1999 and December 31, 1998
     respectively...........................................      101,518         100,110
  Additional paid-in capital................................      104,180          33,334
  Accumulated other comprehensive loss......................       (3,559)         (1,300)
  Accumulated deficit.......................................      (82,134)       (104,196)
                                                               ----------        --------
          TOTAL SHAREHOLDERS' EQUITY........................      120,005          27,948
                                                               ----------        --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........   $1,142,803        $744,110
                                                               ==========        ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                    -------------------   --------------------
                                                      1999       1998       1999       1998
                                                    --------   --------   --------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..........................................  $ 90,143   $ 26,997   $213,012   $  42,933
                                                    --------   --------   --------   ---------
Operating costs and expenses:
  Telecommunications services.....................    26,149     13,227     64,913      22,259
  Selling, general and administrative.............    14,536      6,655     35,940      16,747
  Depreciation and amortization...................    18,781      8,725     45,152      18,642
                                                    --------   --------   --------   ---------
                                                      59,466     28,607    146,005      57,648
                                                    --------   --------   --------   ---------
Income (loss) from operations.....................    30,677     (1,610)    67,007     (14,715)
Other income/(expense):
  Interest expense................................   (20,195)    (7,898)   (54,181)    (23,419)
  Foreign currency losses.........................      (653)    (2,561)    (1,183)     (5,227)
  Other, net......................................     7,536      1,368     15,068       7,240
                                                    --------   --------   --------   ---------
                                                     (13,312)    (9,091)   (40,296)    (21,406)
                                                    --------   --------   --------   ---------
Net income (loss) before income taxes.............    17,365    (10,701)    26,711     (36,121)
Income taxes......................................       979      1,819      4,649       1,819
                                                    --------   --------   --------   ---------
Net income (loss).................................  $ 16,386   $(12,520)  $ 22,062   $ (37,940)
                                                    ========   ========   ========   =========
Net income (loss) per share:
  Basic...........................................  $  82.06   $ (65.73)  $ 111.47   $ (199.19)
                                                    ========   ========   ========   =========
  Diluted.........................................  $  81.75   $ (65.73)  $ 110.12   $ (199.19)
                                                    ========   ========   ========   =========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

                CONDENSED, CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                    -------------------   --------------------
                                                      1999       1998       1999        1998
                                                    --------   --------   ---------   --------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss)...............................  $ 16,386   $(12,520)  $  22,062   $(37,940)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization................    19,394      9,128      47,888     19,666
     Change in value of foreign currency
       instruments................................     7,485     18,016     (25,351)    21,240
     Minority interest............................        --        564         468        604
     Non-cash compensation........................                  468         214        996
     Changes in assets and liabilities:
       Accounts receivable........................    (3,570)    (3,647)    (68,179)   (15,477)
       Deposits...................................    (2,729)    (2,644)     (5,108)    (2,831)
       Accounts payable and accrued expenses......   (10,067)    26,817     (10,576)    28,815
       Other changes in assets and liabilities....    (7,854)    (2,646)     57,809      5,454
                                                    --------   --------   ---------   --------
          Net cash provided by operating
            activities............................    19,045     33,536      19,227     20,527
INVESTING ACTIVITIES
  Purchases of property and equipment.............   (48,304)   (45,102)   (111,443)   (75,946)
  Acquisition, net of cash acquired...............        --         --     (15,667)    13,352
  Other investing activities......................        --       (314)       (446)      (314)
  Restricted cash.................................    15,078     14,755      30,751     28,367
                                                    --------   --------   ---------   --------
          Net cash used in investing activities...   (33,226)   (30,661)    (96,805)   (34,541)
FINANCING ACTIVITIES
  Proceeds from debt..............................        --         --     302,450         --
  Repayments of debt..............................    (9,630)    (2,231)    (26,106)   (12,952)
  Payment of debt issue costs.....................        --         --     (10,164)      (825)
  Net Proceeds from issuance of common stock......        --         --       1,249         --
Due to affiliated companies, net..................    (3,794)    14,769     (21,576)    14,270
                                                    --------   --------   ---------   --------
          Net cash (used in) provided by financing
            activities............................   (13,424)    12,538     245,853        493
Effect of exchange rate changes on cash and cash
  equivalents.....................................    (4,623)    (5,713)     11,234     (5,772)
                                                    --------   --------   ---------   --------
Net (decrease) increase in cash and cash
  equivalents.....................................   (32,228)     9,700     179,509    (19,293)
Cash and cash equivalents at beginning of
  period..........................................   341,818    175,334     130,081    204,327
                                                    --------   --------   ---------   --------
Cash and cash equivalents at end of period........  $309,590   $185,034   $ 309,590   $185,034
                                                    ========   ========   =========   ========

   The accompanying notes are an integral part of these financial statements.

                           HERMES EUROPE RAILTEL B.V.

             NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL PRESENTATION

     The financial statements of Hermes Europe Railtel B.V. (the "Company") included herein are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Material intercompany account transactions have been eliminated. In the opinion of management, the financial statements reflect all adjustments of a normal and recurring nature necessary to present fairly the Company's financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction with the Company's 1998 audited consolidated financial statements and the notes related thereto. The results of operations for the three and nine months ended September 30, 1999 may not be indicative of the operating results for the full year.

     The Company is one of the leading European providers of managed bandwidth services and related telecommunications services to telecommunications carriers, Internet service providers and other bandwidth-intensive customers. As of September 30, 1999, the Company operates a centrally managed fiber optic network (the "Network") in Europe over approximately 15,300 kilometers connecting 24 cities in 10 European countries, with service to the United States provided through capacity leased on transatlantic cables. In addition, the Company operates a Tier 1 Internet backbone network that connects European service providers to the Internet.

     The Company was formed on July 6, 1993 and as of September 30, 1999 was 95.4% owned by GTS Carrier Services, Inc., a wholly owned subsidiary of Global TeleSystems Group, Inc. ("GTS"), a leading independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers in Europe, Russia and the Commonwealth of Independent States.

     For financial reporting purposes, the Company has reflected the accounting acquisition effect of the incremental purchases, by GTS Carrier Services, Inc., from 1993 through 1999, of the Company's common shares, that were held by nonaffiliated entities of GTS. Accordingly, the Company's consolidated financial statements have been retroactively restated for all periods presented to reflect the acquisition accounting effect, a process generally referred to as "push down" accounting. The cumulative effect, through September 30, 1999, of the allocation of the purchase price paid by GTS Carrier Services, Inc. has resulted in goodwill of approximately $95.8 million, which is being amortized on a straight line basis. Goodwill resulting from transactions occurring prior to December 31, 1998, of $24.9 million, is being amortized over five years. Goodwill resulting from transactions occurring in 1999, of $70.9 million, is being amortized over twenty years.

2. POLICIES AND PROCEDURES

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", comprehensive income was $16.6 million and $19.8 million for the three and nine months ended September 30, 1999, respectively, and was comprised of net income of $16.4 million and $22.1 million and a foreign currency translation gain and loss of $0.2 million and $2.3 million, respectively, for the three and nine months ended September 30, 1999, respectively. Comprehensive loss was $10.7 million and $36.7 million for the three and nine months ended September 30, 1998, respectively, and was comprised of net losses of $12.5 million and $37.9 million and foreign currency translation income of $1.8 million and $1.2 million for the three and nine months ended September 30, 1998, respectively.

     The Company's net income (loss) per share calculation (basic and diluted) is based upon the weighted average common shares issued. There are no reconciling items in the numerator of the Company's net income

                           HERMES EUROPE RAILTEL B.V.

(loss) per share calculation. The following is a reconciliation of the denominator of the Company's net income (loss) per share calculation:

                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                     -------------------   -------------------
                                                       1999       1998       1999       1998
                                                     --------   --------   --------   --------
Weighted Average Shares Outstanding................   199,683    190,468    197,911    190,468
Common Stock Equivalents...........................       747         --      2,436         --
                                                     --------   --------   --------   --------
Diluted Shares Outstanding.........................   200,430    190,468    200,347    190,468
                                                     ========   ========   ========   ========

     As of January 1, 1999, the Company adopted the Euro as its functional currency.

     Certain reclassifications have been made to the September 1998 condensed, consolidated financial statements in order to conform to the 1999 presentation.

3. ACQUISITION OF MINORITY INTEREST IN SUBSIDIARY

     On May 25, 1999, the Company purchased the remaining 25% minority interest in Ebone A/S ("Ebone") from the Ebone Holding Association ("EHA") for a purchase price of Euro 35 million. The purchase price was comprised of cash of Euro 15 million and the issuance to EHA of capacity rights on the Network valued at Euro 20 million (the "Rights"). Rights may be applied by members of EHA, in lieu of cash, to the payment of future invoices related to services provided by the Company or Ebone on contracts for services entered into through May 31, 2003. EHA assigned these Rights among its members by October 1, 1999 and once assigned, the Rights are non-transferable.

     The excess of the purchase price over the fair value of the assets acquired of $9.2 million was allocated to goodwill and is being amortized over twenty years.

4. DEBT OBLIGATIONS

     In January, 1999 the Company issued, through a private placement, aggregate principal amount $200 million of senior notes due January 15, 2009 (the "Dollar Notes") and Euro 85 million (approximately $100 million) of senior notes due January 15, 2006 (the "Euro Notes" and together with the Dollar Notes, the "New Senior Notes"). The New Senior Notes are general unsecured obligations of the Company, with interest payable semiannually at a rate of 10.375%. The Company may redeem the Dollar Notes in whole or in part, any time on or after January 15, 2004 at specific redemption prices. The Company may redeem the Euro Notes, in whole or in part, any time on or after January 15, 2003 at specific redemption prices. The Company may also redeem the Dollar Notes and the Euro Notes at a price equal to 110.375% of the principal amounts prior to January 15, 2002 with net cash proceeds of a public equity offering with gross proceeds of at least $75 million or in certain other circumstances specified in the indentures for the Dollar Notes and the Euro Notes provided, however that at least two-thirds of the principal amount of the Dollar Notes and the Euro Notes originally issued remain outstanding after each such redemption. Net proceeds from the issuance of the New Senior Notes was approximately $289.3 million. The Company filed an S-4 registration statement with the Securities and Exchange Commission to exchange registered senior notes, with the same terms and conditions as the New Senior Notes, for the New Senior Notes, which registration statement became effective in February 1999. The exchange of registered notes for the New Senior Notes was completed on March 24, 1999.

5. CAPITAL LEASE OBLIGATIONS

     During the nine months ended September 30, 1999, in order to expand the Network, the Company entered into contractual commitments to lease fiber pairs, including facilities and maintenance. Based on the

                           HERMES EUROPE RAILTEL B.V.

contract provisions, these commitments are currently estimated to aggregate approximately $51.1 million. The commitments have expected lease terms of ten to eighteen years.

6. RELATED PARTY TRANSACTIONS

     Included in revenues for the three and nine months ended September 30, 1999, respectively, is $12.9 million and $15.4 million of revenue from GTS affiliates. Included in revenues for the three and nine months ended September 30, 1998, respectively, is $0.2 million and $0.5 million of revenue from GTS affiliates.

7. SUBSEQUENT EVENTS

     On October 15, 1999, GTS entered into an exchange agreement with all of the minority interest holders of the Company's common shares and grantees of stock options to purchase common shares of the Company that provides for the acquisition by GTS of their equity interest in the Company. Specifically, the agreement provides that GTS will acquire the respective minority interest holders' common shares in the Company that have been held by them for a period greater than six months based on the current fair market value of the Company on the date of the exchange, as determined by a globally-recognized investment banking firm that is mutually acceptable to the parties to the agreement. The agreement also provides that GTS would issue its common shares to the Company's minority interest holders based on the fair market value, as defined in the exchange agreement, of GTS common shares on the date of the exchange.

     Pursuant to this agreement and effective October 15, 1999, GTS exchanged 5,985,930 of its common shares for 6,565 of the Company's common shares. This transaction resulted in aggregate purchase consideration of approximately $134.2 million and as a result the Company will reflect incremental goodwill of approximately $133.0 million in the fourth quarter of 1999.

     Further, minority interest holders of the Company have additional beneficial ownership rights in the Company's common shares and stock options to purchase common shares, totaling 3,601 common shares. As stated previously, GTS intends to acquire these Company common shares in the future; however, future acquisitions will be based on future market values of the Company and GTS.

     The Company is currently negotiating a Euro 35 million credit facility with a bank (the "Facility"). The Facility would be structured in three tranches with varying maturities of up to five years. Advances under the Facility would be used to finance the purchase of network assets and equipment and for the issuance of performance or payment guarantees in the ordinary course of business.

     The Company is engaged in an offering to issue approximately Euro 300 million of general unsecured senior notes pursuant to Rule 144A and Regulation S of the Securities Act of 1933. GTS is making a $50.0 million capital contribution to the Company in connection with this offering. The net proceeds of this offering, together with the $50.0 million capital contribution from GTS and existing cash balances, will be applied to purchase a dedicated fiber pair on the FLAG Atlantic-1 transatlantic cable system and related equipment to upgrade its transmission capacity, build intracity fiber networks and data- and Web-hosting centers, expand our network, pursue business development opportunities and for other general corporate purposes.

     A notarial deed amending the Company's articles of association to change the Company's name to Global TeleSystems Europe B.V. was executed on October 22, 1999. The change in the Company's legal name will become effective upon the issuance by the Dutch Ministry of Justice of a declaration of non-objection, which is expected on or about November 18, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [GLOBAL TELESYSTEMS EUROPE LOGO]

                           GLOBAL TELESYSTEMS EUROPE

                               Offer To Exchange
                         10 1/2% Senior Notes due 2006
                              for all Outstanding
                         10 1/2% Senior Notes due 2006

                                      and

                           11% Senior Notes due 2009
                              for all Outstanding
                           11% Senior Notes due 2009

                              --------------------

                                   PROSPECTUS
                              --------------------

No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this Exchange Offer other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                                FEBRUARY 7, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Netherlands law, there are no statutory provisions or case law with regard to the validity and enforceability of indemnities by a corporation, whether contained in the articles or in a contract between the corporation and the director. Indemnity clauses are rare because of their limited effectiveness.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


          3.1            -- Deed of Incorporation and Articles of Association of the
                            Company (incorporated by reference to Exhibit 3.1 to our
                            Registration Statement on Form S-4 (File No. 333-37719),
                            filed on October 10, 1997)
          3.2*           -- Amendment to Articles of Association executed on October
                            22, 1999
          4.1*           -- Form of Outstanding Note for the Registrant's 10 1/2%
                            Senior Notes due 2006 (contained in Indenture filed as
                            Exhibit 4.5)
          4.2*           -- Form of Outstanding Note for the Registrant's 11% Senior
                            Notes due 2009 (contained in Indenture filed as Exhibit
                            4.6)
          4.3*           -- Form of Exchange Note for the Registrant's 10 1/2% Senior
                            Notes due 2006 (contained in Indenture filed as Exhibit
                            4.5)
          4.4*           -- Form of Exchange Note for the Registrant's 11% Senior
                            Notes due 2009 (contained in Indenture filed as Exhibit
                            4.6)
          4.5*           -- Indenture relating to the 10 1/2% Senior Notes due 2006, dated as of November 24, 1999, between the Company and
                            United States Trust Company of New York, as Trustee
          4.6*           -- Indenture relating to the 11% Senior Notes due 2009,
                            dated as of November 24, 1999, between the Company and
                            United States Trust Company of New York, as Trustee
          4.7*           -- Registration Rights Agreement, dated as of November 24,
                            1999, between the Company and Initial Purchasers
          5.1**          -- Opinion of Shearman & Sterling regarding the legality of the securities being registered
          5.2**          -- Opinion of Allen & Overy regarding the legality of the
                            securities being registered
          8.1**          -- Opinion of Shearman & Sterling regarding tax matters
         10.1            -- Indenture, dated August 19, 1997, among Hermes Europe
                            Railtel B.V., as Issuer, Global TeleSystems Group, Inc.
                            and The Bank of New York, as Trustee (incorporated by
                            reference to Exhibit 4.3 to our Registration Statement on
                            Form S-4 (File No. 333-37719), filed on October 10, 1997)
         10.2            -- Dollar Indenture, dated as of January 4, 1999, between
                            Hermes Europe Railtel B.V., as Issuer, and The Bank of
                            New York, as Trustee, relating to the 10 3/8% Senior
                            Notes due 2009 (incorporated by reference to Exhibit 4.5
                            to our Registration Statement on Form S-4 (File No.
                            333-70723), filed on January 15, 1999)
         10.3            -- Euro Indenture, dated as of January 4, 1999, between
                            Hermes Europe Railtel B.V., as Issuer, and The Bank of
                            New York, as Trustee, relating to the 10 3/8% Senior
                            Notes due 2006 (incorporated by reference to Exhibit 4.6
                            to our Registration Statement on Form S-4 (File No.
                            333-70723), filed on January 15, 1999)
         10.4            -- Employment Agreement, dated as of September 26, 1995,
                            between the Company and J.A. Shearing (incorporated by
                            reference to Exhibit 10.6 to our Registration Statement
                            on Form S-4 (File No. 333-77719), filed on October 10,
                            1997)

         10.5*           -- Employment Agreement, dated as of February 10, 1998,
                            between the Company and Jan De Wispelaere
         10.6            -- Agreement relating to purchase of fiber pairs, dated
                            April 1, 1997, between Eastern Group Telecoms Limited and
                            the Company (incorporated by reference to Exhibit 10.11
                            to our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.7            -- Fiber Agreement, dated January 16, 1997, between
                            SNCB/NMBS and the Company (incorporated by reference to
                            Exhibit 10.12 to our Registration Statement on Form S-4
                            (File No. 333-37719), filed on October 10, 1997)
         10.8            -- Agreement relating to purchase of black optical fibers, dated February 3, 1997, between SANEF and the Company
                            (incorporated by reference to Exhibit 10.13 to our
                            Registration Statement on Form S-4 (File No. 333-37719),
                            filed on October 10, 1997)
         10.9            -- Agreement, dated November 24, 1997, between COLT and the
                            Company (incorporated by reference to Exhibit 10.15 to
                            our Registration Statement on Form S-4 (File No.
                            333-70723), filed on January 15, 1999)
         10.10           -- Agreement, dated November 3, 1998, between Cable &
                            Wireless and the Company (incorporated by reference to
                            Exhibit 10.18 to our Registration Statement on Form S-4
                            (File No. 333-70723), filed on January 15, 1999)
         10.11           -- License, dated December 18, 1996, granted by the
                            Secretary of State for Trade and Industry relating to the
                            United Kingdom (incorporated by reference to Exhibit 10.7
                            to our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.12           -- Registration, dated July 26, 1996, granted by IBPT
                            relating to Belgium (incorporated by reference to Exhibit
                            10.8 to our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.13           -- Authorization Letter, dated August 1, 1996, granted by
                            Hoofdirectie Telecommunicate & Post relating to the
                            Netherlands (incorporated by reference to Exhibit 10.9 to
                            our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.14           -- License, dated May 28, 1997, granted by BMPT relating to
                            Germany (incorporated by reference to Exhibit 10.10 to
                            our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.15           -- License, dated October 22, 1997, granted by Secretary of
                            State of Industry relating to France (incorporated by
                            reference to Exhibit 10.13 to our Registration Statement
                            on Form S-4 (File No. 333-70723), filed on January 15,
                            1999)
         10.16           -- Authorization Letter, dated March 16, 1998, granted by
                            the Deputy Director of Federal Communication Office
                            relating to Switzerland (incorporated by reference to
                            Exhibit 10.16 to our Registration Statement on Form S-4
                            (File No. 333-70723), filed on January 15, 1999)
         10.17           -- Global 214 License to provide global facilities-based and global resale reservices, granted on October 23, 1998 by
                            the U.S. Federal Communications Commission
         10.18           -- 214 authorization by public notice to operate as a
                            facilities-based carrier and to provide service between
                            the United States and Hungary, Poland, Czech Republic,
                            Romania, Monaco, Ukraine, Kazakhstan, Uzbekistan,
                            Azerbaijan, China and India, granted on October 13, 1999
                            by the U.S. Federal Communications Commission
         12.1*           -- Statements re Computation of Deficiency of Earnings to
                            Fixed Charges
         21.1*           -- List of subsidiaries
         23.1**          -- Consent of Shearman & Sterling (included as part of
                            Exhibit 5.1)
         23.2**          -- Consent of Ernst & Young Reviseurs d'Entreprises S.C.C.,
                            Independent Auditors
         23.3**          -- Consent of Allen & Overy (included as part of Exhibit
                            5.2)
         24.1            -- Power of Attorney (included on the signature pages of
                            this Registration Statement)

         25.1*           -- Statement of Eligibility of United States Trust Company
                            of New York, Trustee
         27.1            -- Financial Data Schedule for the fiscal year ended
                            December 31, 1998 (incorporated by reference to Exhibit
                            27.1 to our annual report on Form 10-K (File No. 333-
                            37719), filed on March 31, 1999)
         27.2            -- Financial Data Schedule for the nine months ended
                            September 30, 1999 (incorporated by reference to Exhibit
                            27.1 to our quarterly report on Form 10-Q (File No.
                            333-37719), filed on November 3, 1999)


---------------


  * Previously filed.



** Filed herewith.


     The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

     (2) Schedules

     The financial statement schedules of the Company have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statement required by sec. 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or sec. 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirement of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, The Netherlands, on the 1st day of February, 2000.


                                            GLOBAL TELESYSTEMS EUROPE B.V.

                                            By:      /s/ JIM REYNOLDS
                                              ----------------------------------
                                                         Jim Reynolds
                                                      Managing Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on the 1st day of February, 2000. Each person whose signature appears below hereby authorizes Jim Reynolds and Mikel Williams, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Jim Reynolds and Mikel Williams, and each of them, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith.


                      SIGNATURE                                              TITLE
                      ---------                                              -----


                  /s/ JIM REYNOLDS                       President and Managing Director (principal
-----------------------------------------------------      executive officer)
                    Jim Reynolds

                 /s/ MIKEL WILLIAMS                      Acting Vice President -- Chief Financial
-----------------------------------------------------      Officer (principal financial and accounting
                   Mikel Williams                          officer) and Supervisory Director

                  /s/ ROBERT AMMAN                       Supervisory Director
-----------------------------------------------------
                    Robert Amman

              /s/ GERARD J. CACCAPPOLO                   Managing Director
-----------------------------------------------------
                Gerard J. Caccappolo

                               INDEX TO EXHIBITS


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          3.1            -- Deed of Incorporation and Articles of Association of the
                            Company (incorporated by reference to Exhibit 3.1 to our
                            Registration Statement on Form S-4 (File No. 333-37719),
                            filed on October 10, 1997)
          3.2*           -- Amendment to Articles of Association executed on October
                            22, 1999
          4.1*           -- Form of Outstanding Note for the Registrant's 10 1/2%
                            Senior Notes due 2006 (contained in Indenture filed as
                            Exhibit 4.5)
          4.2*           -- Form of Outstanding Note for the Registrant's 11% Senior
                            Notes due 2009 (contained in Indenture filed as Exhibit
                            4.6)
          4.3*           -- Form of Exchange Note for the Registrant's 10 1/2% Senior
                            Notes due 2006 (contained in Indenture filed as Exhibit
                            4.5)
          4.4*           -- Form of Exchange Note for the Registrant's 11% Senior
                            Notes due 2009 (contained in Indenture filed as Exhibit
                            4.6)
          4.5*           -- Indenture relating to the 10 1/2% Senior Notes due 2006, dated as of November 24, 1999, between the Company and
                            United States Trust Company of New York, as Trustee
          4.6*           -- Indenture relating to the 11% Senior Notes due 2009,
                            dated as of November 24, 1999, between the Company and
                            United States Trust Company of New York, as Trustee
          4.7*           -- Registration Rights Agreement, dated as of November 24,
                            1999, between the Company and Initial Purchasers
          5.1**          -- Opinion of Shearman & Sterling regarding the legality of the securities being registered
          5.2**          -- Opinion of Allen & Overy regarding the legality of the
                            securities being registered
          8.1**          -- Opinion of Shearman & Sterling regarding tax matters
         10.1            -- Indenture, dated August 19, 1997, among Hermes Europe
                            Railtel B.V., as Issuer, Global TeleSystems Group, Inc.
                            and The Bank of New York, as Trustee (incorporated by
                            reference to Exhibit 4.3 to our Registration Statement on
                            Form S-4 (File No. 333-37719), filed on October 10, 1997)
         10.2            -- Dollar Indenture, dated as of January 4, 1999, between
                            Hermes Europe Railtel B.V., as Issuer, and The Bank of
                            New York, as Trustee, relating to the 10 3/8% Senior
                            Notes due 2009 (incorporated by reference to Exhibit 4.5
                            to our Registration Statement on Form S-4 (File No.
                            333-70723), filed on January 15, 1999)
         10.3            -- Euro Indenture, dated as of January 4, 1999, between
                            Hermes Europe Railtel B.V., as Issuer, and The Bank of
                            New York, as Trustee, relating to the 10 3/8% Senior
                            Notes due 2006 (incorporated by reference to Exhibit 4.6
                            to our Registration Statement on Form S-4 (File No.
                            333-70723), filed on January 15, 1999)
         10.4            -- Employment Agreement, dated as of September 26, 1995,
                            between the Company and J.A. Shearing (incorporated by
                            reference to Exhibit 10.6 to our Registration Statement
                            on Form S-4 (File No. 333-77719), filed on October 10,
                            1997)
         10.5*           -- Employment Agreement, dated as of February 10, 1998,
                            between the Company and Jan De Wispelaere

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.6            -- Agreement relating to purchase of fiber pairs, dated
                            April 1, 1997, between Eastern Group Telecoms Limited and
                            the Company (incorporated by reference to Exhibit 10.11
                            to our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.7            -- Fiber Agreement, dated January 16, 1997, between
                            SNCB/NMBS and the Company (incorporated by reference to
                            Exhibit 10.12 to our Registration Statement on Form S-4
                            (File No. 333-37719), filed on October 10, 1997)
         10.8            -- Agreement relating to purchase of black optical fibers, dated February 3, 1997, between SANEF and the Company
                            (incorporated by reference to Exhibit 10.13 to our
                            Registration Statement on Form S-4 (File No. 333-37719),
                            filed on October 10, 1997)
         10.9            -- Agreement, dated November 24, 1997, between COLT and the
                            Company (incorporated by reference to Exhibit 10.15 to
                            our Registration Statement on Form S-4 (File No.
                            333-70723), filed on January 15, 1999)
         10.10           -- Agreement, dated November 3, 1998, between Cable &
                            Wireless and the Company (incorporated by reference to
                            Exhibit 10.18 to our Registration Statement on Form S-4
                            (File No. 333-70723), filed on January 15, 1999)
         10.11           -- License, dated December 18, 1996, granted by the
                            Secretary of State for Trade and Industry relating to the
                            United Kingdom (incorporated by reference to Exhibit 10.7
                            to our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.12           -- Registration, dated July 26, 1996, granted by IBPT
                            relating to Belgium (incorporated by reference to Exhibit
                            10.8 to our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.13           -- Authorization Letter, dated August 1, 1996, granted by
                            Hoofdirectie Telecommunicate & Post relating to the
                            Netherlands (incorporated by reference to Exhibit 10.9 to
                            our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.14           -- License, dated May 28, 1997, granted by BMPT relating to
                            Germany (incorporated by reference to Exhibit 10.10 to
                            our Registration Statement on Form S-4 (File No.
                            333-37719), filed on October 10, 1997)
         10.15           -- License, dated October 22, 1997, granted by Secretary of
                            State of Industry relating to France (incorporated by
                            reference to Exhibit 10.13 to our Registration Statement
                            on Form S-4 (File No. 333-70723), filed on January 15,
                            1999)
         10.16           -- Authorization Letter, dated March 16, 1998, granted by
                            the Deputy Director of Federal Communication Office
                            relating to Switzerland (incorporated by reference to
                            Exhibit 10.16 to our Registration Statement on Form S-4
                            (File No. 333-70723), filed on January 15, 1999)
         10.17           -- Global 214 License to provide global facilities-based and global resale reservices, granted on October 23, 1998 by
                            the U.S. Federal Communications Commission
         10.18           -- 214 authorization by public notice to operate as a
                            facilities-based carrier and to provide service between
                            the United States and Hungary, Poland, Czech Republic,
                            Romania, Monaco, Ukraine, Kazakhstan, Uzbekistan,
                            Azerbaijan, China and India, granted on October 13, 1999
                            by the U.S. Federal Communications Commission
         12.1*           -- Statements re Computation of Deficiency of Earnings to
                            Fixed Charges
         21.1*           -- List of subsidiaries
         23.1**          -- Consent of Shearman & Sterling (included as part of
                            Exhibit 5.1)

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         23.2**          -- Consent of Ernst & Young Reviseurs d'Entreprises S.C.C.,
                            Independent Auditors
         23.3**          -- Consent of Allen & Overy (included as part of Exhibit
                            5.2)
         24.1            -- Power of Attorney (included on the signature pages of
                            this Registration Statement)
         25.1*           -- Statement of Eligibility of United States Trust Company
                            of New York, Trustee
         27.1            -- Financial Data Schedule for the fiscal year ended
                            December 31, 1998 (incorporated by reference to Exhibit
                            27.1 to our annual report on Form 10-K (File No. 333-
                            37719), filed on March 31, 1999)
         27.2            -- Financial Data Schedule for the nine months ended
                            September 30, 1999 (incorporated by reference to Exhibit
                            27.1 to our quarterly report on Form 10-Q (File No.
                            333-37719), filed on November 3, 1999)


---------------


 * Previously filed.



** Filed herewith.